OFFERING CIRCULAR

FIRST colebrook BANCORP, inc.

132 Main Street

Colebrook, New Hampshire 03576

(603) 237-7016

The date of this Offering Circular is April 14, 2016.

238,095 SHARES OF COMMON STOCK

First Colebrook Bancorp, Inc. (the “Company”, “we”, “us” or “our”) is a Delaware corporation and the sole shareholder of Granite Bank (the “Bank”), a New Hampshire banking corporation. Our common stock is quoted on the OTCQX U.S. (under the symbol “FCNH”). Quotes may be obtained at www.otcmarkets.com/home. Our website address is www.firstcolebrookbancorp.com. We are offering, on the terms stated in this Offering Circular (the “Offering”), to sell up to 238,095 shares of our common stock, par value $1.50 per share (the “Shares”) at the price of $21.00 per share. See “Securities Being Offered” on page 50 for a description of the Shares. The Shares are being offered by the Company on a best efforts basis. FIG Partners, LLC (the “Placement Agent”) has agreed to act as our selling agent and we have agreed to pay our Placement Agent certain fees and commissions for its services. Our Placement Agent has agreed to use its best efforts to procure potential purchasers for our Shares offered by this Offering Circular, but neither the Placement Agent nor any other person has agreed to purchase any Shares.

Our Offering will commence on the date of this Offering Circular and will continue until the earlier of the date on which we have accepted subscriptions for all the Shares offered or September 30, 2016 (the “Termination Date”), but we reserve the right to extend the Termination Date to December 31, 2016. There is no minimum number of Shares that must be sold. We will retain all net proceeds from the sale of the Shares sold in this Offering. Prior to the time we accept your offer to purchase our Shares, your funds will be deposited in a non-interest bearing account at the Bank. If we accept your offer to purchase our Shares and issue you certificates for the Shares you purchase in our Offering as of the Termination Date, your funds will be immediately available to us for the purposes described in “Use of Proceeds”. If we reject your subscription in whole or in part, your funds will be returned to you promptly after the Termination Date without interest. Your offer to purchase Shares will not be accepted unless you agree to purchase at least 1,191 shares ($25,011), but we reserve the right, in our sole discretion, to accept smaller investments.

See “Risk Factors” starting on page 7 for information about risks you should consider before buying Shares.

	Price to Public	Underwriting discount and commissions(1)	Proceeds to issuer (2)	Proceeds to other persons
Per Share:	$21.00	$0.63	$20.37	n/a
Total:	$4,999,995.00	$150,000.00	$4,849,995.00	n/a

(1) Assumes sale of all offered Shares with $3 Million placed at a 1% commission and $2 Million placed at a 6% commission. Depending on the manner in which the Shares are placed, the maximum commission is 6% or $300,000, which would result in proceeds of $4,699,995 before payment of Offering expenses, and the minimum commission is 1% or $50,000, which would result in proceeds of $4,949,995 before payment of Offering expenses. See “Plan of Distribution”.

(2) Assumes sale of all offered Shares. Proceeds are prior to payment of expenses of the Offering, estimated to be $128,250 (including reimbursement of Placement Agent’s costs of up to $25,000).

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular follows the “Offering Circular” format pursuant to the general instructions of Part II(a)(1)(i) of Form 1-A.

The Shares are not deposits or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental entity and are subject to investment risk, including the possible loss of principal.

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The Shares have not been approved or disapproved by the New Hampshire Banking Department, the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Securities and Exchange Commission or any state securities regulator, nor have such entities passed upon the adequacy or accuracy of this Offering Circular. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this Offering Circular. We have not, and the Placement Agent has not, authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the Placement Agent is not, making an offer to sell the Shares in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

It is important for you to read and consider all of the information contained in this Offering Circular before making your investment decision to purchase shares of our common stock in this Offering.

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OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this Offering Circular and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire Offering Circular, including our consolidated financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included elsewhere in this Offering Circular. For convenience, references in this Offering Circular to “we,” “us,” “our,” or the “Company” mean First Colebrook Bancorp, Inc. and its consolidated subsidiary, Granite Bank, except where the context indicates otherwise. References to “Bank” mean Granite Bank.

Our Company and Bank

First Colebrook Bancorp, Inc. is a single bank holding company formed in 1984 and is headquartered in Colebrook, New Hampshire. Its wholly-owned subsidiary, Granite Bank, is a New Hampshire banking corporation. The Bank was established in 1889 and for many years was known as The First Colebrook Bank. The Bank operates four branches located in Colebrook, Concord, Amherst and Portsmouth, New Hampshire. The directors and management of our Company and Bank are focused on providing traditional community banking services, emphasizing the establishment of personalized long-term financial relationships with individuals and small businesses who value the availability of working with experienced, local decision makers. The President and Chief Executive Officer of the Company and Bank is Loyd W. Dollins.

Our services and products consist primarily of taking deposits from, and making loans to, our target customers within our target markets. We provide a broad selection of commercial and retail banking products, including commercial and industrial loans, commercial and residential real estate loans, and a broad range of consumer loans. We also offer a wide range of checking, savings and other banking products and services to our customers, including debit cards, 24-hour ATM access, Internet banking and bill payment services, as well as mobile banking with the ability to make remote deposits. In addition to our traditional banking activities our Bank offers payroll solutions for small businesses, including payroll processing, direct deposit, time tracking and payroll tax filings.

As of December 31, 2015, we had total assets of $262,714,216, total loans of $197,962,652, net of our allowance for loan losses, total deposits of $223,441,715 and stockholders’ equity of $29,292,848. For the years ended December 31, 2014 and December 31, 2015, we reported net income available to common stockholders of $1,495,680 and $1,036,279, respectively, resulting in earnings per common share of $2.00 and $1.38, respectively.

Our Opportunity

The consolidation of banks and other financial institutions in New Hampshire in the 1990s and 2000s resulted in several large national and super-regional banks entering or expanding into our target markets through the acquisition of local banks. We believe this consolidation has left a void in our target markets for banks focused on small business and individual customers.

Our Business Strategy

Our overall business strategy is to become New Hampshire’s community bank of choice for our target customers. We intend to capitalize on our competitive strengths to distinguish us from other banking alternatives in New Hampshire. Through this business strategy, we intend to achieve profitability and build shareholder value. Our specific business strategies are as follows:

•	Focus on Small Businesses and Individuals. Bank consolidation in New Hampshire has resulted in several large national and super-regional banks entering or expanding into New Hampshire through the acquisition of local banks. We believe this consolidation has left a void for community banks focused on small businesses and individuals. We intend to focus on this specific group of customers. We believe that these targeted customers seek a relationship-oriented banking experience that is increasingly difficult to find in large banks. We believe that the personal attention from our local staff, combined with our use of technology, will allow us to offer our customers tailored solutions that fit their evolving needs.
•	Retain and Recruit Highly Competent Personnel. To complement our experienced management team, we have recruited, and expect to continue to recruit, skilled bankers with extensive credit and relationship management capabilities and knowledge of our target markets. With full recognition that we operate in a highly regulated industry, we seek to foster an entrepreneurial and non-bureaucratic culture that promotes a high energy environment for all employees. Additionally, we believe we provide competitive short and long-term compensation opportunities, including stock options for our key employees and outside directors, and an Employee Stock Ownership Plan for our Bank’s employees (“ESOP”). These compensation plans are aligned with shareholder expectations and are subject to senior management and board oversight.

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•	Maintain Local Decision-Making and Accountability. We believe that we have a competitive advantage over large national and super-regional banks to win business by providing superior credit services with experienced, knowledgeable bankers, local decision making capabilities and prompt decisions. Our operating model allows for clear lines of internal communication and local decision making such that we are able to give our customers and prospects insightful solutions to their banking needs and prompt responses to their requests for advice and assistance.
•	Grow Organically. We will focus on continued organic growth through our existing footprint and business lines. The market regions in which we currently operate provide abundant opportunities to grow our customer base and expand our current market share. We plan to follow our community-focused, relationship-driven customer strategy to increase loans and deposits through our existing locations. Additionally, we intend to add experienced bankers to grow in our current markets and expand into new markets.
•	Selectively Pursue Acquisitions. In addition to our primary strategy to grow organically, we may seek to acquire other financial institutions or branches or assets of those institutions in our target markets, although we recognize, given our size and the limited market for our Shares, it may be difficult to compete for acquisitions. We believe that more promising opportunities may involve expanding into new lines of business related to our core banking business. We have already expanded into payroll services and, subject to anticipated regulatory approvals, expect to acquire a residential mortgage origination business in 2016. We believe that with our enhanced capital position following the completion of this offering, we will be well-positioned to take advantage of acquisition opportunities as they may arise that we believe will create value for our shareholders consistent with our strategies. However, acquisitions are ancillary to our organic growth strategy, and our success is not dependent on making acquisitions.

Our Competition

We face strong competition in the attraction of deposits, commercial loans, and retail loans. Our most direct competition for deposits, commercial loans, and retail loans comes from other commercial banks and thrifts as well as credit unions located in our primary market areas. We compete for deposits principally by offering depositors a wide variety of savings programs, a market rate of return, and other related services. We do not rely upon any individual, group or entity for a material portion of our deposits. Our competition for commercial and other real estate loans comes from mortgage banking companies, thrift institutions and commercial banks. We compete for loan originations primarily through the interest rates and loan fees we charge and the efficiency and quality of services we provide borrowers, real estate brokers and builders. Our competition for loans varies from time to time depending upon the general availability of lendable funds and credit, general and local economic conditions, current interest rate levels, volatility in the mortgage markets and other factors which are not readily predictable. We currently have eight (8) commercial lenders on staff who call on current and potential business customers and are available on business days and by appointment to service the commercial lending market. Currently, we also have two (2) loan originators on staff who call on real estate agents, follow leads, and are available on business days and by appointment to service the mortgage loan market; and upon completion of our pending acquisition of a residential mortgage origination business, we will have additional residential loan originators on staff.

Our Offering

The following summary contains basic information about our Offering and our Shares and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our Shares, please see the section of this Offering Circular entitled “Securities Being Offered.”

Shares Offered by Us:	238,095 shares of our common stock, $1.50 par value per share.

Shares to be outstanding after this Offering:	987,338 shares if all Shares offered are sold.

Use of Proceeds:	We plan to use the net proceeds from our Offering to redeem the outstanding portion of our Series C Preferred Stock and to use any remainder for general corporate purposes.

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Dividend Policy:	We have historically paid regular cash dividends on our common stock, and the Board of Directors presently intends to continue the payment of regular cash dividends, subject to the need for those funds for debt service and other purposes. Substantially all of the funds available for the payment of dividends are derived from the Bank, so our ability to pay future dividends will depend upon the earnings of the Bank, its financial condition, and its need for funds. Federal banking policies and regulations restrict our ability to pay dividends; and our ability to pay dividends on our common stock is also restricted by the provisions of the Series C Preferred Stock we issued under the Small Business Lending Fund or SBLF program; and is restricted by the terms of a $5 Million subordinated promissory note we issued on March 22, 2016. See “Description of Subordinated Note” on page 55 for additional information. We intend to redeem all issued and outstanding Series C Preferred Stock after our Offering ends, but our ability to redeem all issued and outstanding Series C Preferred Stock depends on the success of our Offering and the consent of federal banking regulators.

Minimum Investment:	1,191 shares ($25,011), subject to our right to permit smaller investments.

Maximum Investment:	5% of our total number of shares outstanding following the completion of the Offering, subject to our right to permit larger investments. The filing of certain information or applications with bank regulatory agencies may be a prerequisite to the purchase of 5% or more of our Shares if other regulatory control factors are present. We may exercise our right to reduce, or reject, in whole or in part, any subscription which would require prior regulatory application or approval if such application or approval is not obtained prior to the Termination Date. See “Minimum and Maximum Investment Amounts” on page 22 for additional information regarding the 5% investment limitation.

How to Invest:	Send us your executed Subscription Agreement and IRS Form W-9, along with your payment of the aggregate subscription price for the Shares prior to the Offering Termination Date, which is expected to be no later than September 30, 2016, but could be sooner if all Shares have been purchased prior to that date. We reserve the right to extend the Termination Date to December 31, 2016 in our sole discretion. Once we receive your subscription, it is irrevocable. Prior to the Termination Date, your funds will be deposited in a non-interest bearing account at the Bank. No interest will be paid from the time we receive your subscription payment until the time we accept your subscription or reduce or reject your subscription, and return your funds promptly after the Termination Date. See “How to submit Subscription Payments” starting on page 22 for additional information on how to invest, where to send completed Subscription Agreements, and how to submit subscription payments.

Risk Factors:	Investing in our Shares involves risks. You should carefully consider the information under “Risk Factors” starting on the next page before making a decision to invest in our common stock.

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Risk Factors

There are risks inherent to our business. The material risks and uncertainties that management believes affect us are described below. You should carefully consider the risks described below along with all of the other information contained in this Offering Circular, including our financial statements and the related notes, before deciding whether to purchase our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that management is not aware of or focused on or that management currently deems immaterial may also impair our business operations. This Offering Circular is qualified in its entirety by these risk factors. If any of the following risks actually occur, our financial condition and results of operations could be materially and adversely affected. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Caution Regarding Forward Looking Statements

Some of the information in this Offering Circular, including the risk factors listed below, contains or incorporates by reference certain forward-looking statements about our financial condition, results of operations and business that are based on our current and future expectations. You can find many of these statements by looking for words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Such statements reflect our current views with respect to future events and are subject to risks and uncertainties, including the risk factors summarized below that could cause actual results to differ materially from those contemplated in such forward-looking statements. See “Special Note Regarding Forward-Looking Statements” on page 20 for a more thorough discussion regarding forward-looking statements.

Risks Related to Our Business

Our success depends significantly on our management team, and the loss of our senior executive officers or other key employees and our inability to recruit or retain suitable replacements could adversely affect our business, results of operations and growth prospects.

Our success depends significantly on the continued service and skills of our existing senior executive management team. Our President and CEO, Loyd W. Dollins, plans to retire on December 31, 2016. We have hired Scott A. Cooper to serve as our Chief Operating Officer commencing on March 28, 2016, and expect that Mr. Cooper will become our President and CEO when Mr. Dollins retires. From 2011 to 2016, Mr. Cooper served as Executive Vice President and Chief Risk Management Officer for United Prairie Bank, a community bank located in Mankato, Minnesota. From 2008 to 2011, he served as Chief Operating Officer of North American State Bank, a community bank located in West Central, Minnesota. From 1997 until its acquisition in 2007, he served as President and CEO of First Brandon Financial Corporation and First Brandon National Bank, a community bank located in Brandon, Vermont, after which he served as a director of their acquirers, New Hampshire Thrift Bancshares, Inc. (n/k/a Lake Sunapee Bank Group) and Lake Sunapee Bank, respectively, and as Regional President of the First Brandon Division of Lake Sunapee Bank. Mr. Cooper has also served in various other capacities in the banking industry. Consequently, we believe Mr. Cooper has the experience and skills necessary to succeed Mr. Dollins as our President and CEO. The implementation of our business and growth strategies also depends significantly on our ability to retain employees with experience and business relationships within their respective market areas. Our officers may terminate their employment with us at any time, and we could have difficulty replacing such officers with persons who are experienced in the specialized aspects of our business or who have ties to the communities within our market areas. The loss of any of our key personnel could therefore have an adverse impact on our business and growth.

Our business concentration in New Hampshire imposes risks and may magnify the adverse effects and consequences to us resulting from any regional or local economic downturn affecting New Hampshire and its border-states.

There are several distinct regions within our market area. Our market areas include the greater Portsmouth, New Hampshire area; the greater Amherst, New Hampshire area; the greater Concord, New Hampshire area; Coös County; and certain limited areas in Vermont, Maine, and Massachusetts that are adjacent to our bank branches, all of which are located in New Hampshire. The loans in our real estate loan portfolio are secured primarily by properties and collateral located in New Hampshire, and also by some properties and collateral located in the portions of Vermont, Maine, and Massachusetts in which we conduct business. Likewise, the loans in our loan portfolio were made primarily to borrowers who live and/or conduct business in New Hampshire, with the remainder made to borrowers located in the portions of Vermont, Maine, and Massachusetts in which we conduct business. This geographic concentration imposes risks from lack of geographic diversification. The economic conditions in New Hampshire and its bordering states affect our business, financial condition, results of operations, and future prospects, where adverse economic developments, among other things, could affect the volume of loan originations, increase the level of nonperforming assets, increase the rate of foreclosure losses on loans and reduce the value of our loans and loan servicing portfolio. Any regional or local economic downturn that affects New Hampshire, its bordering states, or existing or prospective borrowers or property values in such areas, may affect us and our profitability more significantly and more adversely than our competitors whose operations are less geographically concentrated.

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Our small to medium-sized business customers may have fewer financial resources than larger entities to weather a downturn in the economy, which may impair a borrower’s ability to repay a loan, and such impairment could adversely affect our results of operations and financial condition.

We focus our business development and marketing strategy primarily to serve the banking and financial services needs of small to medium-sized businesses. These small to medium-sized businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact any of our existing market areas, small to medium-sized businesses may be adversely affected, and our results of operations and financial condition may be negatively affected.

Implementation of our strategic goal of pursuing acquisitions will expose us to financial, execution and operational risks that could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

We plan to pursue a growth strategy that may include the acquisition of other financial institutions in target markets. We recognize that it may be difficult for us to succeed with such a strategy given our size and the limited market for our shares. If we were successful, such an acquisition strategy, involves significant risks, including the following:

•	finding suitable markets for expansion;
•	finding suitable candidates for acquisition;
•	attracting funding to support additional growth;
•	maintaining asset quality;
•	attracting and retaining qualified management; and
•	maintaining adequate regulatory capital.

Acquisitions of financial institutions also involve operational risks and uncertainties, and acquired companies may have unknown or contingent liabilities with no available manner of recourse, exposure to unexpected asset quality problems, key employee and customer retention problems and other problems that could negatively affect our organization. We may not be able to complete future acquisitions or, if completed, we may not be able to successfully integrate the operations, management, products and services of the entities that we acquire and eliminate redundancies. The integration process may also require significant time and attention from our management that they would otherwise direct toward servicing existing business and developing new business. Acquisitions typically involve the payment of a premium over book and market values and, therefore, some dilution of our tangible book value and net income per common share may occur in connection with any future transaction. Failure to successfully integrate the entities we acquire into our existing operations may increase our operating costs significantly and adversely affect our business and earnings. If we do not manage our growth effectively, our business, financial condition, results of operations and future prospects could be negatively affected, and we may not be able to continue to implement our business strategy and successfully conduct our operations.

New lines of business or new products and services may subject us to additional risks. A failure to successfully manage these risks may have a material adverse effect on our business.

From time to time, we may implement new lines of business, offer new products and services within existing lines of business or shift focus on our asset mix. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services and/or shifting focus of asset mix, we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on our business, results of operations and financial condition.

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If we do not effectively manage our asset quality and credit risk, we would experience loan losses which could have a material adverse effect on our financial condition and results of operation.

Making any loan involves risk, including risks inherent in dealing with individual borrowers, risks of nonpayment, risks resulting from uncertainties as to the future value of collateral and cash flows available to service debt, and risks resulting from changes in economic and market conditions. Our credit risk approval and monitoring procedures may fail to identify or reduce these credit risks, and they cannot completely eliminate all credit risks related to our loan portfolio. If the overall economic climate in the United States, generally, or our market areas, specifically, experience material disruption, our borrowers may experience difficulties in repaying their loans, the collateral we hold may decrease in value or become illiquid, and the level of nonperforming loans, charge-offs and delinquencies could rise and require additional provisions for loan losses, which would cause our net income and return on equity to decrease.

Because a significant portion of our loan portfolio is comprised of real estate loans, negative changes in the economy affecting real estate values and liquidity could impair the value of collateral securing our real estate loans and result in loan losses.

As of December 31, 2015, approximately 75% of our loan portfolio was comprised of loans with real estate as a primary or secondary component of collateral, excluding manufactured housing. As a result, adverse developments affecting real estate values in our market areas could increase the credit risk associated with our real estate loan portfolio. There are several distinct regions within our market area. Our market areas include the greater Portsmouth, New Hampshire area; the greater Amherst, New Hampshire area; the greater Concord, New Hampshire area; Coös County; and certain limited areas in Vermont, Maine and Massachusetts that are adjacent to our bank branches, all of which are located in New Hampshire. Even though these real estate markets have been more stable than real estate markets in other parts of the country, the market value of real estate can fluctuate significantly in a short period of time as a result of market conditions in the area in which the real estate is located. Adverse changes affecting real estate values and the liquidity of real estate in one or more of our markets could increase the credit risk associated with our loan portfolio, and could result in losses that would adversely affect credit quality, financial condition, and results of operation. Negative changes in the economy affecting real estate values and liquidity in our market areas could significantly impair the value of property pledged as collateral on loans and affect our ability to sell the collateral upon foreclosure without a loss or additional losses. Collateral may have to be sold for less than the outstanding balance of the loan, which could result in additional expenses being charged against such loans. Such declines, additional expenses, and losses could have a material adverse impact on our business, results of operations and growth prospects. If real estate values decline in any of our markets, it is also more likely that we would be required to increase our allowance for loan losses, which could adversely affect our financial condition, results of operations and cash flows.

Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio, which may adversely affect our business, financial condition and results of operations.

We establish our allowance for loan losses and maintain it at a level considered adequate by management to absorb probable loan losses based on our analysis of our portfolio and market environment. The allowance for loan losses represents our estimate of probable losses in the portfolio at each balance sheet date and is based upon relevant information available to us. The allowance contains provisions for probable losses that have been identified relating to specific borrowing relationships, as well as probable losses inherent in the loan portfolio and credit undertakings that are not specifically identified. Additions to the allowance for loan losses, which are charged to earnings through the provision for loan losses, are determined based on a variety of factors, including an analysis of the loan portfolio, historical loss experience and an evaluation of current economic conditions in our market areas. The actual amount of loan losses is affected by changes in economic, operating and other conditions within our markets, as well as changes in the financial condition, cash flows, and operations of our borrowers, all of which are beyond our control, and such losses may exceed current estimates.

As of December 31, 2015, our allowance for loan losses as a percentage of total loans was approximately 0.81% and equaled 1.18 times our total nonperforming loans. Additional loan losses will likely occur in the future and may occur at a rate greater than we have previously experienced. We may be required to take additional provisions for loan losses in the future to further supplement the allowance for loan losses, either due to management’s decision to do so or requirements by our banking regulators. In addition, bank regulatory agencies will periodically review our allowance for loan losses and the value attributed to nonaccrual loans or to real estate acquired through foreclosure. Such regulatory agencies may require us to recognize future charge-offs. These adjustments may adversely affect our business, financial condition and results of operations.

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A lack of liquidity could adversely affect our operations and jeopardize our business, financial condition, and results of operations.

Liquidity is essential to our business. We rely on our ability to generate deposits and effectively manage the repayment and maturity schedules of our loans and investment securities, respectively, to ensure that we have adequate liquidity to fund our operations. An inability to raise funds through deposits, borrowings, the sale of our investment securities, Federal Home Loan Bank advances, the sale of loans, and other sources could have a substantial negative effect on our liquidity. Our most important source of funds consists of deposits. Deposit balances can decrease when customers perceive alternative investments as providing a better risk/return tradeoff. If customers move money out of bank deposits and into other investments, we would lose a relatively low-cost source of funds, increasing our funding costs and reducing our net interest income and net income.

Other primary sources of funds consist of cash flows from operations, investment maturities and sales of investment securities, and proceeds from the issuance and sale of our equity and debt securities to investors. Additional liquidity is provided by the ability to borrow from the Federal Reserve Bank of Boston and the Federal Home Loan Bank of Boston. We also may borrow funds from third-party lenders, such as other financial institutions. Our access to funding sources in amounts adequate to finance or capitalize our activities, or on terms that are acceptable to us, could be impaired by factors that affect us directly or the financial services industry or economy in general, such as disruptions in the financial markets or negative views and expectations about the prospects for the financial services industry.

Any decline in available funding could adversely impact our ability to originate loans, invest in securities, meet our expenses, pay dividends to our shareholders, or to fulfill obligations such as repaying our borrowings or meeting deposit withdrawal demands, any of which could have a material adverse impact on our liquidity, business, financial condition and results of operations.

We may need to raise additional capital in the future, and if we fail to maintain sufficient capital, whether due to losses, an inability to raise additional capital or otherwise, our financial condition, liquidity and results of operations, as well as our ability to maintain regulatory compliance, would be adversely affected.

We face significant capital and other regulatory requirements as a financial institution. We may need to raise additional capital in the future to provide us with sufficient capital resources and liquidity to meet our commitments and business needs, which could include the possibility of financing acquisitions. In addition, the Company, on a consolidated basis, and the Bank, on a stand-alone basis, must meet certain regulatory capital requirements and maintain sufficient liquidity. Our ability to raise additional capital depends on conditions in the capital markets, economic conditions and a number of other factors, including investor perceptions regarding the banking industry, market conditions and governmental activities, and on our financial condition and performance. Accordingly, we cannot assure you that we will be able to raise additional capital if needed or on terms acceptable to us. If we fail to maintain capital to meet regulatory requirements, our financial condition, liquidity and results of operations would be materially and adversely affected.

Interest rate shifts may reduce net interest income and otherwise negatively impact our financial condition and results of operations.

The majority of our banking assets are monetary in nature and subject to risk from changes in interest rates. Like most financial institutions, our earnings are significantly dependent on our net interest income, the principal component of our earnings, which is the difference between interest earned by us from our interest-earning assets, such as loans and investment securities, and interest paid by us on our interest-bearing liabilities, such as deposits and borrowings. We expect that we will periodically experience “gaps” in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this “gap” will negatively impact our earnings. The impact on earnings is more adverse when the slope of the yield curve flattens, that is, when short-term interest rates increase more than long-term interest rates or when long-term interest rates decrease more than short-term interest rates. Many factors impact interest rates, including governmental monetary policies, inflation, recession, changes in unemployment, the money supply, and international disorder and instability in domestic and foreign financial markets.

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Interest rate increases often result in larger payment requirements for our borrowers, which increases the potential for default. At the same time, the marketability of the property securing a loan may be adversely affected by any reduced demand resulting from higher interest rates. In a declining interest rate environment, there may be an increase in prepayments on loans as borrowers refinance their loans at lower rates.

Changes in interest rates also can affect the value of loans, securities and other assets. An increase in interest rates that adversely affects the ability of borrowers to pay the principal or interest on loans may lead to an increase in nonperforming assets and a reduction of income recognized, which could have a material adverse effect on our results of operations and cash flows. Further, when we place a loan in nonaccrual status, we reverse any accrued but unpaid interest receivable, which decreases interest income. At the same time, we continue to have a cost to service the loan, which is reflected as interest expense, without any interest income to offset the associated funding expense. Thus, an increase in the amount of nonperforming assets would have an adverse impact on net interest income.

If short-term interest rates remain at their historically low levels for a prolonged period, and assuming longer term interest rates fall further, we could experience net interest margin compression as our interest earning assets would continue to reprice downward while our interest-bearing liability rates could fail to decline in tandem. Such an occurrence would have a material adverse effect on our net interest income and our results of operations.

We could recognize losses on securities held in our securities portfolio, particularly if interest rates increase or economic and market conditions deteriorate.

While we attempt to invest a significant percentage of our assets in loans (our loan to deposit ratio was approximately 89.1% as of December 31, 2015), we invest a percentage of our total assets (approximately 14.5 % as of December 31, 2015) in investment securities as part of our overall liquidity strategy. As of December 31, 2015, the fair value of our securities portfolio was approximately $38 Million. Factors beyond our control can significantly influence the fair value of securities in our portfolio and can cause potential adverse changes to the fair value of these securities. For example, fixed-rate securities are generally subject to decreases in market value when interest rates rise. Additional factors include, but are not limited to, rating agency downgrades of the securities, defaults by the issuer or individual borrowers with respect to the underlying securities, and continued instability in the credit markets. Any of the foregoing factors could cause an other-than-temporary impairment in future periods and result in realized losses. The process for determining whether impairment is other-than-temporary usually requires difficult, subjective judgments about the future financial performance of the issuer and any collateral underlying the security in order to assess the probability of receiving all contractual principal and interest payments on the security. Because of changing economic and market conditions affecting interest rates, the financial condition of issuers of the securities and the performance of the underlying collateral, we may recognize realized and/or unrealized losses in future periods, which could have an adverse effect on our financial condition and results of operations.

We face strong competition from financial services companies and other companies that offer banking services, which could harm our business.

We conduct our operations primarily in New Hampshire, and do a limited amount of cross-border business in certain limited areas of Vermont, Maine and Massachusetts that are adjacent to our bank branches, all of which are located in New Hampshire. Many of our competitors offer the same services or a wider variety of services within our market areas. These competitors include banks with nationwide operations, regional banks and other community banks. We also face competition from many other types of financial institutions, including savings and loan institutions, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In addition, a number of out-of-state financial intermediaries have opened production offices, or otherwise solicit deposits, in our market areas. Increased competition in our markets may result in reduced loans and deposits, as well as reduced net interest margin and profitability. Ultimately, we may not be able to compete successfully against current and future competitors. If we are unable to attract and retain banking customers, we may be unable to continue to grow our loan and deposit portfolios, and our business, financial condition and results of operations may be adversely affected.

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We have a continuing need for technological change, and we may not have the resources to effectively implement new technology, or we may experience operational challenges when implementing new technology.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend in part upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in our operations as we continue to grow and expand our market area. We may experience operational challenges as we implement these new technology enhancements or products, which could result in us not fully realizing the anticipated benefits from such new technology or require us to incur significant costs to remedy any such challenges in a timely manner.

Many of our larger competitors have substantially greater resources to invest in technological improvements. As a result, they may be able to offer additional or superior products to those that we will be able to provide, which would put us at a competitive disadvantage. Accordingly, we may not be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to our customers.

System failure or breaches of our network security could subject us to increased operating costs as well as litigation and other liabilities.

The computer systems and network infrastructure we use could be vulnerable to unforeseen problems. Our operations are dependent upon our ability to protect our computer equipment against damage from physical theft, fire, power loss, telecommunications failure or a similar catastrophic event, as well as from security breaches, denial of service attacks, viruses, worms and other disruptive problems caused by hackers. Any damage or failure that causes breakdowns or disruptions in our customer relationship management, general ledger, deposit, loan and other systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on us. Computer break-ins, phishing and other disruptions could also jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability to us and may cause existing and potential customers to refrain from doing business with us. In addition, advances in computer capabilities could result in a compromise or breach of the systems we and our third-party service providers use to encrypt and protect customer transaction data. A failure of such security measures could have a material adverse effect on our financial condition and results of operations.

Our operations could be interrupted if our third-party service providers experience difficulty, terminate their services or fail to comply with banking regulations.

We depend on a number of relationships with third-party service providers. Specifically, we receive core systems processing, essential web hosting and other Internet systems, deposit processing and other processing services from third-party service providers. If these third-party service providers experience difficulties, or terminate their services, and we are unable to replace them with other service providers, particularly on a timely basis, our operations could be interrupted. If an interruption were to continue for a significant period of time, our business, financial condition and results of operations could be adversely affected, perhaps materially. Even if we are able to replace third party service providers, it may be at a higher cost to us, which could adversely affect our business, financial condition and results of operations.

We are subject to certain operational risks, including, but not limited to, customer or employee fraud and data processing system failures and errors.

Employee errors and employee and customer misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. Misconduct by our employees could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of our customers or improper use of confidential information. It is not always possible to prevent employee errors and misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Employee errors could also subject us to financial claims for negligence.

We maintain a system of internal controls and insurance coverage to mitigate against operational risks, including data processing system failures and errors and customer or employee fraud. If our internal controls fail to prevent or detect an occurrence, or if any resulting loss is not insured or exceeds applicable insurance limits, it could have a material adverse effect on our business, financial condition and results of operations.

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In addition, we rely heavily upon information supplied by third parties, including the information contained in credit bureau reports, property appraisals, title information, equipment pricing and valuation and employment and income documentation, in deciding which loans we will originate, as well as the terms of those loans. If any of the information upon which we rely is misrepresented, either fraudulently or inadvertently, and the misrepresentation is not detected prior to asset funding, the value of the asset may be significantly lower than expected, or we may fund a loan that we would not have funded or on terms we would not have extended. Whether a misrepresentation is made by the applicant or another third party, we generally bear the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsellable or subject to repurchase if it is sold prior to detection of the misrepresentation. The sources of the misrepresentations are often difficult to locate, and it is often difficult to recover any of the monetary losses we may suffer.

We could be subject to environmental risks and associated costs on our foreclosed real estate assets, which could materially and adversely affect us.

A significant portion of our loan portfolio is comprised of loans collateralized by real estate. There is a risk that hazardous or toxic waste could be discovered on the properties that secure our loans. If we acquire such properties as a result of foreclosure, we could be held responsible for the cost of cleaning up or removing this waste, and this cost could exceed the value of the underlying properties and materially and adversely affect us.

Risks Related to this Offering and an Investment in our Common Stock

There may be a significant delay between the time you send us your subscription funds and the time that your subscription is accepted and our Shares are issued, or the time that your funds are returned to you without interest if your subscription is not accepted in whole or in part.

We may not issue our Shares to you until the Termination Date of this Offering, which is presently scheduled to be September 30, 2016, but could be delayed until December 31, 2016 if the Offering is extended, or accelerated if we terminate the Offering prior to September 30, 2016 because we have accepted subscriptions for all Shares offered. During that time, you will not have use of subscription funds you have delivered to us, and no interest will be paid on such funds under any circumstances, regardless of whether we accept your subscription in whole or in part and issue Shares to you, or reject your subscription in whole or in part, and return any such rejected subscription funds to you after the Termination Date. During the time we hold subscription funds that you deliver to us, such funds will not be held in a third-party escrow account, and will be deposited in an account at the Bank and remain at risk to the same extent as all other funds held in deposit accounts at the Bank, and any deposit funds in excess of $250,000 will not be FDIC insured. Also, if Shares are issued to you on September 30, 2016 or subsequent to any other dividend record date, you will not receive the dividends, if any, payable on such dividend payment date because the Shares will not have been issued on the record date for such dividends.

The Offer Price of $21.00 per share was determined in the sole discretion of the Board of Directors.

The offering price for our Shares was determined by our Board of Directors, in consultation with our Placement Agent, based upon various factors, including the per share book value of our common stock as of December 31, 2015, the trading history of our common stock, our operating history and our prospects for further earnings, our current performance, and the prices of equity securities of comparable companies. No fairness opinion was issued to us or to our Board of Directors by the Placement Agent or any other person in connection with the pricing of our Shares for this Offering. The price reflects the level at which the Board of Directors believes the Company will be able to raise $5 Million while minimizing the dilutive effect of this Offering on the pro forma tangible book value of the Company’s outstanding shares of common stock.

An active trading market for our common stock may not develop, and you may not be able to sell your common stock at or above the initial offering price.

Prior to this Offering there has been a limited market for our common stock in the over-the-counter marketplace. An active trading market for shares of our common stock may never develop or be sustained following this Offering. If an active trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. The initial offering price for our common stock was determined by our Board of Directors in consultation with our Placement Agent and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell your common stock at or above the initial public offering price or at any other price or at the time that you would like to sell. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to expand our business by using our common stock as consideration. See “Market Price of Our Common Stock” on page 52 for additional information.

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We are dependent upon the Bank for cash flow, and the Bank’s ability to make cash distributions is subject to limitations.

Our primary tangible asset is the Bank. As such, we depend upon the Bank for cash distributions (through dividends on the Bank’s stock) that we use to pay our operating expenses, satisfy our obligations, including the $5 Million subordinated promissory note that we issued on March 22, 2016 (see “Description of Subordinated Note” starting on page 55 for additional information), and to pay dividends on the Company’s common stock. There are numerous laws and banking regulations that limit the Bank’s ability to pay dividends to the Company. If the Bank is unable to pay dividends to the Company, we will not be able to satisfy our obligations or pay dividends on the Company common stock. Federal and state statutes and regulations restrict the Bank’s ability to make cash distributions to the Company. These statutes and regulations require, among other things, that the Bank maintain certain levels of capital in order to pay a dividend. Further, state and federal banking authorities have the ability to restrict the payment of dividends by supervisory action.

The securities purchase agreement between us and the U.S. Department of Treasury in connection with our participation in the Small Business Lending Fund program limits our ability to pay dividends on and repurchase our common stock.

Under the terms of our Non-Cumulative Perpetual Preferred Stock, Series C, par value $0.01 per preferred share (the “Series C Preferred Stock”) issued under the Small Business Lending Fund (“SBLF”) program, our ability to declare or pay dividends or distributions on, or purchase, redeem or otherwise acquire for consideration, shares of common stock is subject to restrictions. No repurchases of common stock may be effected, and no dividends may be declared or paid on the common stock during the current quarter and for the next three quarters following the failure to declare and pay dividends on the Series C Preferred Stock.

Under the terms of the Series C Preferred Stock, we may only declare and pay a dividend on the common stock, or repurchase shares of any such class or series of stock, if, after payment of such dividend, the dollar amount of our Tier 1 capital would be at least 90% of the Signing Date Tier 1 Capital, as set forth in the Certificate of Designation relating to the Series C Preferred Stock, excluding any subsequent net charge-offs and any redemption of the Series C Preferred Stock (the “Tier 1 Dividend Threshold”). The Tier 1 Dividend Threshold is subject to reduction, beginning on the second anniversary of issuance and ending on the 10th anniversary, by 10% for each one percent increase in small business lending that qualifies over the baseline level.

As of December 31, 2015, we had 8,623 shares of Series C Preferred Stock outstanding under the SBLF program. On March 22, 2016, we redeemed 5,000 shares of Series C Preferred Stock by payment to the U.S. Treasury of the redemption price of $1,000 per share, plus accrued but unpaid dividends of $11,250. We used the net proceeds of a private placement of a $5 Million subordinated promissory note that closed on the same date to fund substantially all of the redemption price. We now have 3,623 shares of Series C Preferred Stock outstanding under the SBLF program which can be redeemed by our payment to the U.S. Treasury of the redemption price of $1,000 per share (i.e. the aggregate sum of $3.623 Million), plus accrued but unpaid dividends. We plan to redeem all remaining issued and outstanding shares of Series C Preferred Stock as promptly as reasonably possible after our Offering ends, but our ability to redeem the issued and outstanding Series C Preferred Stock depends on the success of our Offering and the consent of federal banking regulators.

Our dividend policy may change without notice, and our future ability to pay dividends is subject to restrictions.

Although we have historically paid dividends to our shareholders, we have no obligation to continue doing so and may change our dividend policy at any time without notice to our shareholders. Holders of our common stock are entitled to receive only such dividends as our Board of Directors may declare out of funds legally available for such payments. Any declaration and payment of dividends on common stock will depend upon the Company’s earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, the Company’s ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the Board of Directors. Furthermore, consistent with our strategic plans, growth initiatives, capital availability, projected liquidity needs, and other factors, we have made, and will continue to make, capital management decisions and policies that could adversely impact the amount of dividends, if any, paid to our common shareholders.

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Until fully redeemed by us, our ability to pay dividends on our common stock is restricted by the provisions of the Series C Preferred Stock we issued under the SBLF program; and is also restricted by the terms of the Subordinated Loan Agreement governing the $5 Million subordinated promissory note that we issued on March 22, 2016. In addition, the Board of Governors of the Federal Reserve System (“FRB”) has indicated that bank holding companies should carefully review their dividend policy in relation to the organization’s overall asset quality, level of current and prospective earnings and level, composition and quality of capital. The guidance provides that the Company inform and consult with the FRB prior to declaring and paying a dividend that exceeds earnings for the period for which the dividend is being paid or that could result in an adverse change to the Company’s capital structure, including interest on the $5 Million subordinated promissory note which the Company issued on March 22, 2016. If required payments on the Company’s $5 Million subordinated promissory note are not made or are suspended, the Company will be prohibited from paying dividends on its common stock. See “Dividend Policy” starting on page 51.

Although our management presently intends to use the proceeds of this offering for the purposes identified in this Offering Circular, our management is not required to use such proceeds for those purposes.

While we anticipate using approximately $3.6 Million of the Offering proceeds to retire the remaining outstanding portion of our Series C Preferred Stock, we have not formally designated the amount of net proceeds that we will use for that or any other particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds of this Offering and could use the net proceeds for purposes other than those contemplated at the time of this Offering. There can be no guaranty that the net proceeds from this Offering will serve to increase our profitability or market value, or to yield a favorable return to investors.

The holders of our debt obligations and any shares of our preferred stock that may be outstanding in the future will have priority over our common stock with respect to payment in the event of liquidation, dissolution or winding up and with respect to the payment of interest and preferred dividends.

In the event of any liquidation, dissolution or winding up of the Company, our common stock would rank below all claims of debt holders against us, including the $5 Million subordinated promissory note that we issued on March 22, 2016 in order to fund substantially all of the cost of redeeming 5,000 shares of Series C Preferred Stock. As of the date of this Offering Circular we also have outstanding 3,623 shares of Series C Preferred Stock which we plan to redeem using approximately $3,623,000 of the anticipated proceeds of this Offering. Although we plan to use the proceeds of this Offering to redeem all of our Series C Preferred Stock that remains issued and outstanding upon the closing of this Offering, we may elect not to do so or we may in the future issue additional preferred stock or incur additional indebtedness without shareholder approval which would have priority over our common stock in the event of a liquidation.

Upon the liquidation, dissolution, or winding up of the Company, holders of our common stock will not be entitled to receive any payment or other distribution of assets until after all of our obligations to our preferred stockholders and debt holders have been satisfied. In addition, before we pay any dividends on our common stock we are required to pay any accrued but unpaid dividends on the Series C Preferred Stock that remains issued and outstanding, and we will also be required to pay interest on the $5 Million subordinated promissory note which the Company issued on March 22, 2016. Furthermore, even if we redeem all of our issued and outstanding Series C Preferred Stock as planned, our Board of Directors may also, in its sole discretion, designate and issue one or more series of preferred stock from our authorized and unissued preferred stock, which may have preferences with respect to common stock in dissolution, dividends, liquidation or otherwise.

The price of our common stock could be volatile following this offering and our stock price may fall below the initial offering price at the time you desire to sell your shares of our common stock, in which case, you would incur a loss on your investment.

The market price of our common stock following this offering may be volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include, among other things:

•	actual or anticipated variations in our quarterly and annual results of operations;
•	recommendations or lack thereof by securities analysts;
•	failure to meet market predictions of our earnings;
•	operating and stock price performance of other companies that investors deem comparable to us;
•	news reports relating to trends, concerns and other issues in the financial services industry, including the failures of other financial institutions in the recent economic downturn;
•	perceptions in the marketplace regarding us and/or our competitors;
•	new technology used, or services offered, by competitors; and
•	changes in government regulations.

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In addition, if the market for stocks in our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

We will not be required to file ongoing reports with the Securities and Exchange Commission after the end of this Offering. If equity research analysts do not publish research or reports about our business, or if they do publish such reports but issue unfavorable commentary, the price and trading volume of our common stock could decline.

We will not be required to file ongoing reports with the Securities and Exchange Commission (the “SEC”) after the termination of this Offering. Consequently, after this Offering we will have no obligation to provide investors with reports about our business and publicly available information concerning our business will be limited to the information that is made public by the Bank’s regulators, such as quarterly call reports; and the information we voluntarily publish on the investor’s relations page of our website, or as a condition of having our shares quoted on the OTCQX U.S. marketplace, which is operated by OTC Markets Group. While we intend to continue furnishing the information and reports that we currently make available through these means, there can be no assurance that we will continue to do so. The trading market for our common stock could be affected by whether and to what extent equity research analysts publish research or reports about us and our business. As of the date of this Offering Circular, we are not aware of any equity research analysts who publish such research or reports. We cannot predict at this time whether any research analysts will elect, at any point in the future, to cover us and our common stock or whether they will elect to publish research and reports on us. If one or more equity analysts elects to cover us and publish research reports about our common stock, the price of our stock could decline if one or more securities analysts issue unfavorable commentary or cease publishing reports about us.

If any of the analysts who may elect to cover us issue unfavorable commentary, our stock price could decline rapidly. If any of these analysts ceases coverage of us after the date, if any, on which they elect to commence such coverage, we could lose visibility in the market, which in turn could cause our common stock price or trading volume to decline and our common stock to be less liquid.

Future equity issuances could result in dilution, which could cause our common stock price to decline.

We are generally not restricted from issuing additional shares of our common stock up to the 2,000,000 shares authorized in our Certificate of Incorporation. We may issue additional shares of our common stock in the future pursuant to current or future employee stock option plans or in connection with future acquisitions or financings. If we choose to raise capital by selling shares of our common stock or securities convertible into common stock for any reason, the issuance would have a dilutive effect on the holders of our common stock and could have a material negative effect on the market price of our common stock.

Future sales of our common stock could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public market following this Offering, or the perception that large sales could occur, could cause the market price of our common stock to decline or limit our future ability to raise capital through an offering of equity securities. After completion of the sale of all Shares offered by this Offering, there will be 987,338 shares of our common stock outstanding. All of the shares of common stock sold in this offering will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our “affiliates” within the meaning of Rule 144 under the Securities Act, which shares will be subject to the resale limitations of Rule 144. Our directors, executive officers, employees, and their respective family members and other affiliates, are required, under our “blackout policy,” not to offer to sell, or otherwise dispose of any shares of our common stock during the term of this Offering and a period of 90 days following the termination of this Offering.

An investment in our common stock is not an insured deposit and is not guaranteed by the Federal Deposit Insurance Corporation (“FDIC”), so you could lose some or all of your investment.

An investment in our common stock is not a bank deposit and, therefore, is not insured against loss or guaranteed by the FDIC, any other deposit insurance fund or by any other public or private entity. An investment in our common stock is inherently risky for the reasons described herein. As a result, if you acquire our common stock, you could lose some or all of your investment.

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Risks Related to the Business Environment and Our Industry

Legislative and regulatory actions taken now or in the future may increase our costs and impact our business, governance structure, financial condition or results of operations.

We and our Bank are subject to extensive regulation by multiple federal financial regulatory bodies and the New Hampshire Banking Department. These regulations may affect the manner and terms of delivery of our services. If we do not comply with governmental regulations, we may be subject to fines, penalties, lawsuits or material restrictions on our businesses in the jurisdiction where the violation occurred, which may adversely affect our business operations. Changes in these regulations can significantly affect the services that we provide as well as our costs of compliance with such regulations. In addition, adverse publicity and damage to our reputation arising from the failure or perceived failure to comply with legal, regulatory or contractual requirements could affect our ability to attract and retain customers.

Recent adverse economic conditions, particularly in the financial markets, resulted in government regulatory agencies and political bodies placing increased focus and scrutiny on the financial services industry. In particular, the U.S. Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) that significantly changed the regulation of financial institutions and the financial services industry. The Dodd-Frank Act and the regulations thereunder affect large and small financial institutions alike, including several provisions that will affect how community banks, thrifts and small bank and thrift holding companies are regulated.

The Dodd-Frank Act, among other things, imposed new capital requirements on bank holding companies; changed the base for FDIC insurance assessments to a bank’s average consolidated total assets minus average tangible equity, rather than upon its deposit base, and permanently raised the current standard deposit insurance limit to $250,000 and expanded the FDIC’s authority to raise insurance premiums. The legislation also required the FDIC to raise the ratio of reserves to deposits from 1.15% to 1.35% for deposit insurance purposes by September 30, 2020 and to “offset the effect” of increased assessments on insured depository institutions with assets of less than $10.0 billion. The Dodd-Frank Act established the Bureau of Consumer Financial Protection as an independent entity within the Federal Reserve System, which has broad rulemaking, supervisory and enforcement authority over consumer financial products and services, including deposit products, residential mortgages, home-equity loans and credit cards, and contains provisions on mortgage-related matters, such as steering incentives, determinations as to a borrower’s ability to repay and prepayment penalties. The Dodd-Frank Act also included provisions that affect corporate governance and executive compensation at all publicly traded companies and allowed financial institutions to pay interest on business checking accounts.

New proposals for legislation continue to be introduced in Congress that could further affect regulation of the financial services industry, impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices, including in the areas of compensation, interest rates, financial product offerings and disclosures, and have an effect on bankruptcy proceedings with respect to consumer residential real estate mortgages, among other things. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied. Certain aspects of current or proposed regulatory or legislative changes to laws applicable to the financial industry, if enacted or adopted, may impact the profitability of our business activities, require more oversight or change certain of our business practices, including the ability to offer new products, obtain financing, attract deposits, make loans, and achieve satisfactory interest spreads, and could expose us to additional costs, including increased compliance costs. These changes also may require us to invest significant management attention and resources to make any necessary changes to operations in order to comply, and could therefore also materially and adversely affect our business, financial condition and results of operations.

The Basel Committee on Banking Supervision, on which the United States serves as a participating member, developed a comprehensive set of reform measures known as Basel III in order to strengthen the regulation, supervision, and risk management of the banking sector. The measures include both liquidity and capital reforms. Effective January 1, 2015 (with a phase-in period through 2019), the Company and the Bank became subject to new capital regulations adopted by the FRB and the FDIC, which implement the Basel III regulatory capital reforms and the changes required by the Dodd-Frank Act. The new regulations implemented changes to what constitutes regulatory capital. Certain instruments will no longer constitute qualifying capital, subject to phase-out periods. The Company and the Bank have elected to permanently opt out of the inclusion of accumulated other comprehensive income in capital calculations, as permitted by the regulations. This opt-out will reduce the impact of market volatility on our regulatory capital ratios. The new regulations also changed the risk weights of certain assets. The Bank has met the regulatory requirements and continues to be well-capitalized.

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Monetary policies and regulations of the FRB could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the FRB. An important function of the FRB is to regulate the money supply and credit conditions. Among the instruments used by the FRB to implement these objectives are open market operations in U.S. government securities, adjustments of the discount rate and changes in reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the FRB have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

The FRB may require us to commit capital resources to support the Bank.

The FRB, which examines us, requires a bank holding company to act as a source of financial and managerial strength to a subsidiary bank and to commit resources to support such subsidiary bank. Under the “source of strength” doctrine, the FRB may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. In addition, the Dodd-Frank Act directs the federal bank regulators to require that all companies that directly or indirectly control an insured depository institution serve as a source of strength for the institution. Under these requirements, in the future, we could be required to provide financial assistance to the Bank if it experiences financial distress.

A capital injection may be required at times when we do not have the resources to provide it, and therefore we may be required to borrow the funds. In the event of a bank holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the holding company’s general unsecured creditors, including the holder of the $5 Million subordinated promissory note issued on March 22, 2016. Thus, any borrowing that must be done by the holding company in order to make the required capital injection becomes more difficult and expensive and will adversely impact the holding company’s cash flows, financial condition, results of operations and prospects.

Banking agencies periodically conduct examinations of our business, including compliance with laws and regulations, and our failure to comply with any supervisory actions to which we become subject as a result of such examinations could materially and adversely affect us.

New Hampshire and federal banking agencies periodically conduct examinations of our business, including compliance with laws and regulations. If, as a result of an examination, a New Hampshire or federal banking agency were to determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of our operations had become unsatisfactory, or that the Company or its management was in violation of any law or regulation, such banking agencies may take a number of different remedial actions as they deem appropriate. These actions include the power to enjoin “unsafe or unsound” practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to restrict our growth, to assess civil monetary penalties against the Bank, our officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate our deposit insurance. If we become subject to such regulatory actions, we could be materially and adversely affected.

We may be required to pay higher FDIC deposit insurance assessments in the future, which could materially and adversely affect us.

The deposits of banks are insured by the FDIC through the Deposit Insurance Fund to a maximum of $250,000 per account title. For this protection, a bank must pay quarterly assessments. The FDIC has adopted a risk-based assessment system. Under this system, banks pay insurance premiums at rates based on their risk classification. Banks assigned to higher risk classifications (that is, banks that pose a higher risk of loss to the deposit insurance fund) pay assessments at higher rates than do banks that pose a lower risk. A bank’s risk classification is assigned based on its capital levels and the level of supervisory concern the bank poses to the regulators. In addition, the FDIC can impose special assessments in certain instances. The FDIC may terminate its insurance of deposits if it finds that a bank has engaged in unsafe and unsound practices, is in an unsafe or unsound condition, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC. An increase in the assessment rates could materially and adversely affect us.

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We may be materially and adversely affected by the creditworthiness and liquidity of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional customers. Many of these transactions expose us to credit risk in the event of a default by a counterparty or customer. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to us. Any such losses could have a material adverse effect on us.

We face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The federal Bank Secrecy Act, the USA PATRIOT Act of 2001 (“USA Patriot Act”), and other laws and regulations require financial institutions, among other duties, to institute and maintain effective anti-money laundering programs and file suspicious activity and currency transaction reports as appropriate. The federal Financial Crimes Enforcement Network, established by the Treasury to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration and Internal Revenue Service. There is also increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control. If our policies, procedures and systems are deemed deficient or the policies, procedures and systems of the financial institutions that we have already acquired or may acquire in the future are deficient, we would be subject to liability, including fines and regulatory actions such as restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plan, including our acquisition plans, which would negatively impact our business, financial condition and results of operations. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us.

There are substantial regulatory limitations on changes of control of bank holding companies.

With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring more than 10% (5% if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our company without prior notice or application to and the approval of the FRB. Accordingly, prospective investors need to be aware of and comply with these requirements, if applicable, in connection with any purchase of shares of our common stock. These provisions could adversely affect the market price of our common stock.

Provisions of our Certificate of Incorporation and Bylaws, as well as Delaware law and certain banking laws, could delay or prevent a takeover of us by a third party.

Provisions of our Certificate of Incorporation and Bylaws, the corporate law of the State of Delaware and state and federal banking laws, including regulatory approval requirements, could delay, defer or prevent a third party from acquiring us, despite the possible benefit to our stockholders, or otherwise adversely affect the market price of our common stock. These provisions include: supermajority voting requirements for certain business combinations; the election of directors to staggered terms of three years; and advance notice requirements for nominations for election to our Board of Directors and for proposing matters that stockholders may act on at stockholder meetings. In addition, we are subject to Delaware law, which among other things prohibits us from engaging in a business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met. These provisions may discourage potential takeover attempts, discouraging bids for our common stock at a premium over market price or adversely affect the market price of, and the voting and other rights of the holders of our common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors other than candidates nominated by our Board of Directors.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this Offering Circular, including the risk factors set forth above, contains or incorporates by reference certain forward-looking projections, goals, assumptions and statements about the Company’s and the Bank’s financial condition, results of operations and business that are based on its current and future expectations. You can find many of these statements by looking for words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Such statements reflect the Company’s and the Bank’s current views with respect to future events and are subject to risks and uncertainties, including those discussed under “Risk Factors” and elsewhere in this Offering Circular that could cause actual results to differ materially from those contemplated in such forward-looking statements. Factors that could cause the Company’s and the Bank’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include:

•	legislative or regulatory changes that affect the Company’s or the Bank’s business including the Dodd-Frank Act and its impact on the Company’s or the Bank’s compliance costs;
•	deterioration of the credit quality of the Bank’s loan portfolio, increased default rates and loan losses or adverse changes in the industry concentrations of the Bank’s loan portfolio;
•	the Bank’s ability to manage the impact of changes in interest rates, spreads on interest earning assets and interest-bearing liabilities, and interest rate sensitivity;
•	the financial health of certain entities, including government sponsored enterprises, the securities of which the Bank owns or acquires;
•	increased competitive pressures among financial services companies;
•	failures of counterparties or third party vendors to perform their obligations;
•	prepayment speeds, loan originations, credit losses and market values, collateral securing loans and other assets;
•	adverse changes in the securities market;
•	the economic impact of past and any future terrorist attacks, acts of war, or threats thereof and the response of the United States to any such threats and attacks;
•	the amount of assessments and premiums the Bank is required to pay for FDIC deposit insurance;
•	the costs, effects, and outcomes of existing or future litigation;
•	the failure to successfully implement the Company’s business plan in the New Hampshire market or those limited areas in the border regions of Vermont, Maine and Massachusetts in which it does business;
•	the ability of the Company and the Bank to manage the risks associated with the foregoing factors as well as anticipated risk factors; and
•	such other factors discussed throughout the “Risk Factors” section of this Offering Circular.

You are cautioned that no forward-looking statement is a guarantee of future performance, and you should not place undue reliance on these forward-looking statements, which speak only as of the date of this Offering Circular. There may be events in the future that the Company or Bank has little control or is unable to accurately predict. These statements are representative only as of the date this Offering Circular. Before you invest in the Shares, you should be aware that the occurrence of the events described in these risk factors, and elsewhere in this Offering Circular, could have a material adverse effect on the Company’s and Bank’s business, operating results and financial condition.

DILUTION

Based on our consolidated, financial results for the year ended December 31, 2015, our actual net tangible book value per common share as of December 31, 2015 is $27.35 per share, which was determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of such date (749,243 shares). If you invest in our common stock in this Offering, there will be no immediate dilution in your investment as a result of this Offering. Dilution with respect to net tangible book value per share to purchasers of Shares in this Offering would only result if the amount per share paid by such is greater than the net tangible book value per share of our common stock immediately after this Offering.

On a pro forma basis as of December 31, 2015, and after taking into account our private placement of a $5 Million subordinated promissory note on March 22, 2016, the redemption of all Series C Preferred Stock, and the sale of all 238,095 Shares in this Offering, our net tangible book value per share of common stock will be is $25.38 per share, resulting in a dilution of $1.97 per share to each share of common stock outstanding on December 31, 2015. The Company expects this dilution to be temporary and considers it to be necessary for the Company to complete this Offering and the planned redemption of all Series C Preferred Stock that remains outstanding upon the Closing of this Offering.

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We may choose to raise additional capital due to market conditions or strategic considerations even if we believe that we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of our common stock, including through the sale of securities convertible into or exchangeable or exercisable for common stock, the issuance of these securities could result in dilution to our stockholders, including investors purchasing our common stock in this Offering.

Plan of Distribution

We are offering our Shares on a best efforts basis. Our Placement Agent, FIG Partners, LLC, has agreed to act as our selling agent. We have agreed to pay our Placement Agent certain fees and commissions for its services, as described below. Our Placement Agent has agreed to use its best efforts to procure potential purchasers for our Shares offered by this Offering Circular, but neither the Placement Agent nor any other person has agreed to purchase any Shares.

We may sell the Shares in a number of different ways or in a combination of ways, which may include the following (or any combination thereof):

•	directly to our existing stockholders residing in those jurisdictions in which we qualify the Offering; We intend to qualify the Offering in Connecticut, Florida, Illinois, Massachusetts, Maine, New Hampshire, New Jersey, New York, Virginia, and Vermont, which, on a collective basis, we believe represent the states in which approximately 90% of our shareholders of record reside;
•	directly to our employees and/or individual investors who reside or operate businesses within our current or prospective market area;
•	directly to a limited number of other purchasers or to a single purchaser; or
•	through our Placement Agent, FIG Partners, LLC.

Our Offering will commence on the date of this Offering Circular and will continue until the earlier of the date on which we have accepted subscriptions for all the Shares offered or September 30, 2016 (the “Termination Date”), but we reserve the right to extend the Termination Date to December 31, 2016 in our sole discretion. There is no minimum number of Shares that must be sold. We will retain all net proceeds from the sale of the Shares sold in this Offering. There will be no third-party escrow of your funds prior to the time we accept your offer to purchase our Shares, but your funds may be deposited in an account at the Bank immediately upon receipt. When we accept your offer to purchase our Shares and issue your certificates as of the Termination Date, your funds will be immediately available to us for the purposes described in “Use of Proceeds”. Your offer to purchase Shares will not be accepted unless you agree to purchase at least 1,191 shares ($25,011), but we reserve the right, in our sole discretion, to accept smaller investments. We also reserve the right to limit or reject investments, as described below.

Fees and Commissions to Placement Agent

We have agreed to pay our Placement Agent a commission equal to 6% of the aggregate gross proceeds received from investors introduced to us by our Placement Agent who purchase Shares in our Offering; and a commission equal to 1% of the aggregate gross proceeds received from all other investors who purchase Shares in our Offering. We have also agreed to reimburse the reasonable, out-of-pocket expenses and disbursements incurred by the Placement Agent in the course of its engagement with respect to our Offering, including, without limitation, legal fees and expenses, marketing, and travel expenses. The Placement Agent may not incur more than $25,000 of reimbursable expenses, in the aggregate, unless we give our consent, which may not be unreasonably withheld. We have also agreed to indemnify our Placement Agent, certain of its affiliates, and their respective controlling parties, for claims made against them as a result of the services provided to us by the Placement Agent in the course of our Offering, subject to certain limitations set forth in our indemnification agreement (for example, material misstatement, bad faith, willful misconduct or gross negligence on the part of the Placement Agent). We estimate that the total expenses of this Offering, exclusive of the fees and commissions to the Placement Agent, will be approximately $128,250.00. This sum is payable by us and includes the Placement Agent’s reimbursable costs of up to $25,000.

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Minimum and Maximum Investment Amounts

Your offer to purchase Shares will not be accepted unless you agree to purchase at least 1,191 shares ($25,011), but we reserve the right, in our sole discretion, to accept smaller investments. The filing of certain information or applications with bank regulatory agencies may be a prerequisite to the purchase of our Shares in this Offering if you will own more than 5% of our issued and outstanding shares of common stock after the completion of this Offering and if other regulatory control factors are present. If you already own shares of our common stock, you must include the shares you already own for purposes of calculating this 5% ownership limitation. For example, if you already own shares of our common stock that equal 2% of our issued and outstanding common stock, then you may not purchase through this Offering more than that number of Shares representing approximately 3% of the number of our shares of common stock that will be issued and outstanding upon completion of this Offering unless we agree to authorize a larger investment. We may exercise our right to reduce, or reject, in whole or in part, any subscription which would require prior regulatory application or approval if such application or approval is not obtained prior to your offer to subscribe for our Shares. However, we reserve the right to accept larger subscriptions for our Shares.

How to Subscribe for our Shares

We must receive your executed Subscription Agreement and IRS Form W-9, along with your payment of the aggregate subscription price for the Shares prior to the Termination Date, which is expected to be no later than September 30, 2016. However, if we receive subscriptions for $5 Million of Shares before then, we may terminate the Offering and accept the subscriptions received at that time and this will be the Termination Date. Also, we may extend the Termination Date to December 31, 2016. Your subscription is not binding on us unless we accept it and issue your certificates as of the Termination Date. Once we receive your subscription, it is irrevocable. We reserve the right to reject any subscription for any reason or to allot to you less than the number of Shares subscribed. For example we may elect, in our discretion, to accept subscriptions primarily from investors in our market area or who subscribe for larger amounts. If our Offering is oversubscribed, you may receive fewer Shares than for which you subscribed because we will allocate the Shares among subscribers in our discretion.

How to submit Subscription Payments

If you submit your subscription payment by check, your check should be made payable to “First Colebrook Bancorp, Inc.” and sent to the Bank at the following address:

First Colebrook Bancorp, Inc.

132 Main Street

Colebrook, New Hampshire, 03576

Attention: Avis E. Brosseau, Chief Financial Officer

Please note on the check that it is a “Subscription for Regulation A Common Stock Offering”

If you wish to submit your subscription payment by wire transfer, please have your financial institution wire your funds using the following instructions:

Receiving Bank:	Granite Bank 132 Main Street Colebrook, New Hampshire, 03576

Receiving Bank ABA Number:	011701314

Beneficiary Name: & Address:	First Colebrook Bancorp, Inc. 132 Main Street Colebrook, New Hampshire, 03576

Beneficiary Account Number:	205338

Transaction Identifier:	Subscription for Regulation A Common Stock Offering

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Treatment of Subscription Payments; Issuance of Shares

We may not issue our Shares to you until the Termination Date of this Offering, which is presently scheduled to be September 30, 2016, but could be delayed until December 31, 2016 if the Offering is extended, or accelerated if we terminate the Offering prior to September 30, 2016 because we have accepted subscriptions for all Shares offered. During that time, you will not have use of the subscription funds you have delivered to us, and no interest will be paid on such funds under any circumstances, regardless of whether we accept your subscription in whole or in part and issue Shares to you, or reject your subscription in whole or in part, and return any such rejected subscription funds to you after the Termination Date. During the time we hold subscription funds that you deliver to us, such funds will not be held in a third-party escrow account, and will be deposited in an account at the Bank and remain at risk to the same extent as all other funds held in deposit accounts at the Bank, and any deposit funds in excess of $250,000 will not be FDIC insured. Also, if Shares are issued to you on September 30, 2016 or subsequent to any dividend record date, you will not receive the dividends, if any, payable on such dividend payment date because the Shares will not have been issued on the record date for such dividends.

Our Restrictions on Share purchases and sales by Our Directors, Executive Officers and Employees

We have adopted a policy which prohibits our directors, executive officers and other employees from purchasing or selling our stock during certain time periods. Under this policy, we may impose “blackout periods” during which our directors, executive officers and other employees are prohibited by us from directly or indirectly purchasing, selling or otherwise transferring our Shares. As permitted by this policy, we have notified our directors, executive officers and other employees that they are permitted to participate in the Offering and purchase Shares on the same terms and conditions offered to other potential investors by means of this Offering Circular and are prohibited from selling our stock during the Offering and for a period of 90 days following the Termination Date of our Offering.

Use of Proceeds

We plan to use approximately $3.623 Million of the anticipated net proceeds from our Offering to redeem all remaining issued and outstanding shares of Series C Preferred Stock as promptly as reasonably possible after our Offering ends, but our ability to redeem the issued and outstanding Series C Preferred Stock depends on the success of our Offering and the consent of federal banking regulators. We plan to use any remaining net proceeds from our Offering for general corporate purposes and working capital requirements, including:

•	expansion of our business;
•	investments in the Bank as regulatory capital to fund growth;
•	financing of possible acquisitions; and
•	investments at the holding company level.

Description of Business

Our Company and Bank – General Overview

First Colebrook Bancorp, Inc. is a single bank holding company formed in 1984 and is headquartered in Colebrook, New Hampshire. Its wholly-owned subsidiary, Granite Bank, is a New Hampshire chartered bank. Our primary function is and will be to own all of the stock of the Bank. Our profitability is primarily dependent on the financial results of the Bank.

The Bank was established in 1889 and for many years was known as The First Colebrook Bank. The Bank operates four branches located in Colebrook, Concord, Amherst and Portsmouth, New Hampshire. The Bank is a locally managed community bank that seeks to provide personal attention and professional assistance to its customer base, which consists principally of small to medium size businesses, professionals, and individuals. The Bank’s philosophy includes offering direct access to its officers and personnel, providing friendly, informed and courteous service, local and timely decision making, flexible and reasonable operating procedures, and consistently applied credit policies.

The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”). The Company is regulated by the Board of Governors of the Federal Reserve System (“FRB”), and the Bank is regulated by the New Hampshire Banking Department and the FDIC. The Company is a member of the Federal Home Loan Bank of Boston (“FHLB”).

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Our services and products consist primarily of taking deposits from, and making loans to, our target customers within our target markets. We provide a broad selection of commercial and retail banking products, including commercial and industrial loans, commercial and residential real estate loans, and a broad range of consumer loans. We also offer a wide range of checking, savings and other banking products and services to our customers, including debit cards, 24-hour ATM access, Internet banking and bill payment services, as well as mobile banking with the ability to make remote deposits. In addition to our traditional banking activities our Bank offers payroll solutions for small businesses, including payroll processing, direct deposit, time tracking and payroll tax filings.

As of December 31, 2015, we had total assets of $262,714,216, total loans of $197,962,652, net of our allowance for loan losses, total deposits of $223,441,715 and stockholders’ equity of $29,292,848. For the years ended December 31, 2014 and December 31, 2015, we reported net income available to common stockholders of $1,495,680 and $1,036,279, respectively, resulting in earnings per common share of $2.00 and $1.38, respectively.

Our Employees

As of March 31, 2016, we had a total of 62 full-time employees and 10 part-time employees. These employees are not represented by collective bargaining agents. We believe that our relationship with our employees is good.

Our Market Areas

There are several distinct regions within our market area. Our market areas include the greater Portsmouth, New Hampshire area; the greater Amherst, New Hampshire area; the greater Concord, New Hampshire area; Coös County; and certain limited areas in Vermont, Maine and Massachusetts that are adjacent to our bank branches, all of which are located in New Hampshire.

•	The greater Portsmouth, New Hampshire market area includes the cosmopolitan sea coast city of Portsmouth, which is located in Rockingham County, New Hampshire’s second most populous county, and covers New Hampshire’s sea coast communities, which run from the Maine border to the North Shore of Massachusetts.
•	The greater Amherst, New Hampshire area is located in New Hampshire’s most populous county, Hillsborough County, and Amherst is located about halfway between New Hampshire’s two most populous cities, Manchester and Nashua.
•	The greater Concord, New Hampshire area is centered around New Hampshire’s state capital which is located in Concord, and covers significant portions of south-central New Hampshire.
•	Coös County is New Hampshire’s northern-most county and covers a large area bordered by Vermont on the west, Maine on the east, and Canada to the north.

Our Business Strategy

Our overall business strategy is to become New Hampshire’s community bank of choice for our target customers. We intend to capitalize on our competitive strengths to distinguish us from other banking alternatives in New Hampshire. Through this business strategy, we intend to achieve profitability and build shareholder value. Our specific business strategies are as follows:

•	Focus on Small Businesses and Individuals. Bank consolidation in New Hampshire has resulted in several large national and super-regional banks entering or expanding into New Hampshire through the acquisition of local banks. We believe this consolidation has left a void for community banks focused on small businesses and individuals. We intend to focus on this specific group of customers. We believe that these targeted customers seek a relationship-oriented banking experience that is increasingly difficult to find in large banks. We believe that the personal attention from our local staff, in combination with our use of technology, will allow us to offer to our customers tailored solutions that fit their evolving needs.
•	Retain and Recruit Highly Competent Personnel. To complement our experienced management team, we have recruited, and expect to continue to recruit, skilled bankers with extensive credit and relationship management capabilities and knowledge of our target markets. With full recognition that we operate in a highly regulated industry, we seek to foster an entrepreneurial and non-bureaucratic culture that promotes a high energy environment for all employees. Additionally, we believe we provide competitive short and long-term compensation opportunities, including stock options for our key employees and outside directors, and an Employee Stock Ownership Plan for our Bank’s employees (“ESOP”). These compensation plans are aligned with shareholder expectations and are subject to senior management and board oversight.

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•	Maintain Local Decision-Making and Accountability. We believe that we have a competitive advantage over large national and super-regional banks to win business by providing superior credit services with experienced, knowledgeable bankers, local decision making capabilities and prompt decisions. Our operating model allows for clear lines of internal communication and local decision making such that we are able to give our customers and prospects insightful solutions to their banking needs and prompt responses to their requests for advice and assistance.
•	Grow Organically. We will focus on continued organic growth through our existing footprint and business lines. The market regions in which we currently operate provide abundant opportunities to grow our customer base and expand our current market share throughout New Hampshire. We plan to follow our community-focused, relationship-driven customer strategy to increase loans and deposits through our existing locations. Additionally, we intend to add experienced bankers to grow in our current markets and expand into new markets.
•	Selectively Pursue Acquisitions. In addition to our primary strategy to grow organically, we may seek to acquire other financial institutions or branches or assets of those institutions in our target markets, although we recognize, given our size and limited market for our shares, it may be difficult to compete for acquisitions. We believe that more promising opportunities may involve expanding into new lines of business related to our core banking business. We have already expanded into payroll services and, subject to anticipated regulatory approvals, expect to acquire a residential mortgage origination business in 2016. We believe that with our enhanced capital position following the completion of this offering we will be well-positioned to take advantage of acquisition opportunities as they may arise that we believe will create value for our shareholders consistent with our strategies. However, acquisitions are ancillary to our organic growth strategy, and our success is not dependent on making acquisitions.

Our Competitive Strengths

We believe the following competitive strengths support our strategy:

•	Experienced Senior Management Team. Our senior management team has a long and successful history of managing community banking organizations. Our team has a demonstrated track record of managing profitable growth, maintaining a strong credit culture, and implementing a relationship-based and community service-focused approach to banking.
•	Well Positioned in Attractive Markets. We have branches in three of the most attractive markets in New Hampshire. Hillsborough County, where our Amherst branch is located, and Rockingham County, where our Portsmouth branch is located, rank among the fastest growing markets in New Hampshire. Our Concord office is located in New Hampshire’s state capital near the center of Merrimack County, which is the third most populous county in New Hampshire after Hillsborough and Rockingham counties and is in the geographic center of New Hampshire’s population. We have focused our operations in the most economically vibrant portions of these regions. We believe our demonstrated ability to operate successfully within these markets will facilitate our continued organic growth as the economies in our markets expand.
•	History of Sustained Profitability. We focus on long-term financial performance and have a history of profitability despite the recent economic headwinds and turmoil in the banking industry. For the years ended December 31, 2014 to December 31, 2015, our net income available to common stockholders decreased from approximately $1.5 Million to approximately $1.0 Million; and our earnings per share decreased from $2.00 to $1.38 per share over the same period.
•	Strong Credit Culture. Our disciplined implementation of comprehensive policies and procedures for credit underwriting and administration has enabled us to maintain strong asset quality during our growth and the challenges recently posed by the national economy. While loans secured by commercial real estate constitute a significant portion of our loan portfolio, we manage the risk in the portfolio with prudent underwriting and proactive credit administration. We mitigate the risk in our portfolio by diversifying industry type and the geographic location of our collateral within the State of New Hampshire and those limited areas that we serve in Vermont, Maine and Massachusetts.

Our Community Banking Services

Lending Strategy and Types of Loans. Through the Bank, we offer a broad range of commercial and retail lending products to businesses, professionals and individuals. Commercial lending products include owner-occupied commercial real estate loans, interim construction loans, commercial loans (such as SBA guaranteed loans, business term loans, equipment financing and lines of credit) to a diversified mix of small and midsized businesses, and loans to professionals. Retail lending products include residential first and second mortgage loans, and consumer installment loans such as loans to purchase cars, boats and other recreational vehicles.

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The following is a discussion of our major types of lending:

Commercial Real Estate Loans. We are primarily a real estate secured lender. We originate real estate loans to finance commercial property that is owner-occupied as well as commercial property owned by real estate investors. The total amount of commercial real estate loans outstanding as of December 31, 2015 was approximately $114.4 Million, or approximately 57.5% of total loans. The real estate securing our existing commercial real estate loans includes a wide variety of property types, such as owner-occupied offices/warehouses/production facilities, office buildings, hotels, retail centers, and restaurants.

Commercial real estate loans are often larger and involve greater risks than other types of lending. Adverse developments affecting commercial real estate values in our market areas could increase the credit risk associated with these loans, impair the value of property pledged as collateral for these loans, and affect our ability to sell the collateral upon foreclosure without a loss. Due to the larger average size of commercial real estate loans, we face the risk that losses incurred on a small number of commercial real estate loans could have a material adverse impact on our financial condition and results of operations. In addition, commercial real estate loans have the risk that repayment is subject to the ongoing business operations of the borrower.

Residential Real Estate Loans. We offer first and second mortgage loans to our individual customers for the purchase of primary residences. As of December 31, 2015, the outstanding balance of one-to-four family real estate secured loans, including home equity loans, represented approximately $28.2 Million, or approximately 14.2%, of our total loans.

Like our commercial real estate loans, our residential real estate loans are secured by real estate, the value of which may fluctuate significantly over a short period of time as a result of market conditions in the area in which the real estate is located. Adverse developments affecting real estate values in our market areas could therefore increase the credit risk associated with these loans, impair the value of property pledged as collateral on loans and affect our ability to sell the collateral upon foreclosure without a loss or additional losses.

Single-Family Interim Construction Loans. Our construction loans include single-family interim construction loans to home builders to fund the construction of single family residences with the understanding that such loans will be repaid from the proceeds of the sale of the homes by builders. Such loans are secured by the real property being built and are made based on our assessment of the value of the property on an as-completed basis.

Like our commercial and residential real estate loans, our single-family interim construction loans are secured by real estate, the value of which may fluctuate significantly over a short period of time as a result of market conditions in the area in which the real estate is located. Adverse developments affecting real estate values in our market areas could therefore increase the credit risk associated with these loans, impair the value of property pledged as collateral on loans, and affect our ability to sell the collateral upon foreclosure without a loss or additional losses. Further, like our commercial construction and land development loans, the repayment of single-family interim construction loans is dependent upon the ability of the builders who are the borrowers to sell the properties to customers rather than the builders’ ability to repay the loans.

Commercial Loans. We originate commercial, industrial and municipal loans to small and medium sized businesses and municipalities located in our market areas. These loans include term loans to purchase capital equipment, and term loans and lines of credit for working capital and operational purposes. Because we are a community bank with long standing close ties to the businesses and professionals operating in our market areas, we are able to tailor our commercial loan programs to meet the needs of our customers. As of December 31, 2015, we had outstanding commercial industrial and municipal loans, of approximately $44.1 Million, or approximately 22.2% of total loans.

Like our commercial real estate loans, commercial loans have the risk that repayment is subject to the ongoing business operations of the borrower. Any interruption or discontinuance of operating cash flows from the business, which may be influenced by events not under the control of the borrower such as economic events and changes in governmental regulations, could materially affect the ability of the borrower to repay the loan. Further, commercial loans are often secured by personal property, such as inventory, and intangible property, such as accounts receivable, which if the business is unsuccessful, typically have values insufficient to satisfy the loan without a loss.

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Consumer Loans. We offer a variety of consumer loans, such as installment loans to purchase cars, boats and other recreational vehicles. Our consumer loans typically are part of an overall customer relationship designed to support the individual consumer borrowing needs of our commercial loan and deposit customers. As of December 31, 2015, we had outstanding approximately $1.1 Million of consumer loans, or approximately 0.5% of our total loan portfolio. Consumer loans typically have shorter terms, lower balances, higher yields and higher risks of default than residential real estate mortgage loans. Consumer loan collections are dependent on the borrower’s continuing financial stability and are therefore more likely to be affected by adverse personal circumstances. Consumer loan collections are dependent on the borrower’s financial stability and therefore involve greater risk of being affected by adverse individual circumstances, such as the loss of employment or unexpected medical costs.

Underwriting. Prudent underwriting is the foundation of our strong credit culture. We seek to maintain a broadly diversified loan portfolio in terms of type of customer, type of loan product, geographic area and industries in which our business customers are engaged. We adhere to disciplined underwriting standards and offer creative loan solutions in a responsive and timely manner.

In considering a loan, we follow the conservative underwriting principles in our loan policy which include the following:

•	having a relationship with our customers to ensure a complete understanding of their financial condition and ability to repay the loan;
•	verifying that the primary and secondary sources of repayment are adequate in relation to the amount of the loan;
•	observing appropriate loan to value guidelines for real estate secured loans;
•	maintaining our targeted levels of diversification for the loan portfolio, both as to type of borrower and geographic location of collateral; and
•	ensuring that each loan is properly documented with perfected liens on collateral.

We implement our underwriting policy through a tiered system of individual loan authority for our loan officers and a loan committee approval structure. Lending officers are assigned various levels of authority based upon their respective levels of experience and expertise. Loans with relationships over the lending authority of the loan officer must be approved by our Officer Loan Committee. Loans exceeding the authority of the Officer Loan Committee must be approved by the Bank’s Director Loan Committee.

We employ appropriate limits on our overall loan portfolio and requirements with respect to certain types of lending. As a general practice, we operate with an internal guideline limiting loans to any single borrowing relationship to $250,000 less than the Bank’s legal lending limit. The Bank’s legal lending limit was $4,062,600 as of December 31, 2015.

We require our nonowner occupied commercial real estate loans to be secured by well-managed income producing property with adequate margins, supported by a history of profitable operations and cash flows, and proven operating stability in the case of commercial loans. Except in very limited circumstances, our commercial real estate loans and commercial loans are supported by personal guarantees from the principals of the borrower.

As part of the underwriting process, we seek to minimize risk in a variety of ways, including the following:

•	careful analysis of the borrower’s financial condition, cash flow, liquidity, and leverage;
•	assessment of the project’s operating history, operating projections, location and condition;
•	review of appraisals, title commitment and environmental reports;
•	consideration of the management experience and financial strength of the principals of the borrower; and
•	understanding economic trends and industry conditions.

We are a relationship-oriented, rather than transaction-oriented, lender. Accordingly, our loans are made primarily to borrowers located or operating in our primary market areas.

Credit Risk Management

Managing credit risk is a company-wide process. Our strategy for credit risk management includes the conservative underwriting process described above, and ongoing risk monitoring and review processes for all credit exposures. Our Credit Administration Department provides bank-wide credit oversight and periodically reviews the loan portfolio to ensure that the risk identification processes are functioning properly and that our credit standards are followed. In addition, a third party biannually performs a commercial loan review which includes a review of our loan policy and a sampling of our loans to determine compliance with the requirements of our loan policy, including credit standards and the risk rating and risk management procedures contained in our loan policy. We strive to identify potential problem loans early in an effort to aggressively seek resolution of these situations before the loans become a loss, record any necessary charge-offs promptly and maintain adequate allowance levels for probable loan losses inherent in the loan portfolio.

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Credit risk management involves a partnership between our lenders and our credit administration group. The manager of this group has significant prior experience working in credit administration. The members of our credit administration group primarily focus their efforts on credit analysis, underwriting and monitoring new credits and providing management reporting to executive management and the board of directors. In general, whenever a particular loan or overall borrower relationship is downgraded to special mention or substandard based on one or more standard loan grading factors, our Credit Administration Manager will make a determination with the loan officer on how best to manage the relationship going forward.

Deposits

Deposits are our principal source of funds for use in lending and other general banking purposes. We provide a full range of deposit products and services, including a variety of checking and savings accounts, debit cards, online banking, mobile banking, remote deposit capture, electronic statements, bank-by-mail and direct deposit services. We also offer business accounts, including business checking and business savings. We solicit deposits through our relationship-driven team of dedicated and accessible bankers. Given the diverse nature of our branch network and our relationship-driven approach to our customers, we believe our deposit base is less sensitive to our competitor’s interest rates. Nevertheless, we attempt to price our deposit products to promote core deposit growth.

Our ability to gather deposits is an important aspect of our business franchise, and we believe this is a significant driver of franchise value. As of December 31, 2015, we held $223,441,715 of total deposits. At the request of our customers, we place a small percentage of our total deposits with other financial institutions and receive reciprocal deposits using the services of the Promontory Interfinancial Network, LLC. Such deposits are classified as brokered deposits. Other than deposits obtained through this program, we do not have brokered deposits.

Our Competition

We face strong competition in the attraction of deposits, commercial loans and retail loans. Our most direct competition for deposits, commercial loans and retail loans comes from other commercial banks and thrifts as well as credit unions located in our primary market areas. We compete for deposits principally by offering depositors a wide variety of savings programs, a market rate of return, and other related services. We do not rely upon any individual, group or entity for a material portion of our deposits. Our competition for commercial and other real estate loans comes from mortgage banking companies, thrift institutions and commercial banks. We compete for loan originations primarily through the interest rates and loan fees we charge and the efficiency and quality of services we provide borrowers, real estate brokers and builders. Our competition for loans varies from time to time depending upon the general availability of lendable funds and credit, general and local economic conditions, current interest rate levels, volatility in the mortgage markets and other factors which are not readily predictable. We currently have eight (8) commercial lenders on staff who call on current and potential business customers and are available on business days and by appointment to service the commercial lending market. Currently, we also have two (2) loan originators on staff who call on real estate agents, follow leads, and are available on business days and by appointment to service the mortgage loan market; and upon completion of our pending acquisition of a residential mortgage origination business, we will have additional residential loan originators on staff.

Litigation

There is no material litigation pending in which the Company or the Bank is a party or of which any of their property is subject, other than ordinary routine litigation incidental to the Bank’s business.

Regulation and Supervision

The U.S. banking industry is highly regulated under federal and state law. Consequently, the growth and earnings performance of the Company and the Bank will be affected not only by management decisions and general and local economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. These authorities include the FRB, the FDIC, the New Hampshire Banking Department (“NH Banking Department”), the Internal Revenue Service (“IRS”), and state taxing authorities. The effect of these statutes, regulations and policies, and any changes to such statutes, regulations and policies, can be significant and cannot be predicted.

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The primary goals of the bank regulatory scheme are to maintain a safe and sound banking system and to facilitate the conduct of sound monetary policy. The system of supervision and regulation applicable to the Company and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC’s deposit insurance fund, the Bank’s depositors and the public, rather than the Company’s shareholders or creditors. The description below summarizes certain elements of the applicable bank regulatory framework. This description is not intended to describe all laws and regulations applicable to the Company and the Bank, and the description is qualified in its entirety by reference to the full text of the statutes, regulations, policies, interpretive letters and other written guidance that are described herein.

The Company as a Bank Holding Company

As a bank holding company, the Company is subject to regulation under the Bank Holding Company Act of 1956, (“BHC Act”), and to supervision, examination and enforcement by the FRB. The BHC Act and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations. The FRB’s jurisdiction also extends to any company that the Company directly or indirectly controls, such as the Company’s nonbank subsidiaries and other companies in which the Company owns a controlling investment.

Regulatory Restrictions on Dividends; Source of Strength. The Company is regarded as a legal entity separate and distinct from the Bank. The principal source of the Company’s revenues is dividends received from the Bank. As described in more detail below, New Hampshire state law places limitations on the amount that state banks may pay in dividends, which the Bank must adhere to when paying dividends to the Company. The FRB has issued a policy statement that provides that a bank holding company should not pay dividends unless (a) its net income over the last four quarters (net of dividends paid) has been sufficient to fully fund the dividends, (b) the prospective rate of earnings retention appears to be consistent with the capital needs, asset quality and overall financial condition of the bank holding company and its subsidiaries, and (c) the bank holding company will continue to meet minimum required capital adequacy ratios. Accordingly, the Company should not pay cash dividends that exceed its net income in any year or that can only be funded in ways that weaken its financial strength, including by borrowing money to pay dividends.

Under FRB’s policy, bank holding companies have historically been required to act as a source of financial and managerial strength to each of its banking subsidiaries, and the Dodd–Frank Act codified this policy as a statutory requirement. Under this requirement, the Company is expected to commit resources to support the Bank, including at times when the Company may not be in a financial position to provide such resources. Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. As discussed below, a bank holding company, in certain circumstances, could be required to guarantee the capital restoration plan of an undercapitalized banking subsidiary. If the capital of the Bank were to become impaired, the FRB could assess the Company for the deficiency. If the Company failed to pay the assessment within three months, the FRB could order the sale of the Company’s stock in the Bank to cover the deficiency.

In the event of a bank holding company’s bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and will be required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

Scope of Permissible Activities. Under the BHC Act, the Company is prohibited from acquiring a direct or indirect interest in or control of more than 5% of the voting shares of any company that is not a bank or financial holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to or performing services for its subsidiary banks, except that the Company may engage in, directly or indirectly, and may own shares of companies engaged in certain activities found by the FRB to be so closely related to banking or managing and controlling banks as to be a proper incident thereto. These activities include, among others, operating a mortgage, finance, credit card or factoring company; performing certain data processing operations; providing investment and financial advice; acting as an insurance agent for certain types of credit-related insurance; leasing personal property on a full-payout, nonoperating basis; and providing certain stock brokerage and investment advisory services. In approving acquisitions or the addition of activities, the FRB considers, among other things, whether the acquisition or the additional activities can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh such possible adverse effects as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

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Safe and Sound Banking Practices. Bank holding companies are not permitted to engage in unsafe and unsound banking practices. The FRB’s Regulation Y, for example, generally requires a bank holding company to provide the FRB with prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of the bank holding company’s consolidated net worth. The FRB may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. In certain circumstances, the FRB could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

The FRB has broad authority to prohibit activities of bank holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations, and can assess civil money penalties for certain activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as one Million dollars ($1,000,000) for each day the activity continues.

Anti-Tying Restrictions. Bank holding companies and their affiliates are prohibited from tying the provision of certain services, such as extensions of credit, to other nonbanking services offered by a bank holding company or its affiliates.

Minimum Capital Requirements. As a small bank holding company, the Company is exempt from the capital requirements of the FRB applicable to bank holding companies with assets greater than $1 Billion. The FRB has a small bank holding company capital policy which allows qualified small bank holding companies, such as the Company, to make greater use of leverage in their consolidated capital structure.

Acquisitions by Bank Holding Companies. The BHC Act requires every bank holding company to obtain the prior approval of the FRB before it acquires all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by bank holding companies, the FRB is required to consider, among other things, the effect of the acquisition on competition, the financial condition, managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served, including the record of performance under the Community Reinvestment Act (“CRA”), the effectiveness of the applicant in combating money laundering activities, and the extent to which the proposed acquisition would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. Our ability to make future acquisitions will depend on our ability to obtain approval for such acquisitions from the FRB. The FRB could deny our application based on the above criteria or other considerations. For example, we could be required to sell banking centers as a condition to receiving regulatory approval, which condition may not be acceptable to us or, if acceptable to us, may reduce the benefit of a proposed acquisition.

Control Acquisitions. Federal and state laws, including the BHC Act and the Change in Bank Control Act (“CBCA”), impose additional prior notice or approval requirements and ongoing regulatory requirements on any investor that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution or bank holding company. Whether an investor “controls” a depository institution is based on all of the facts and circumstances surrounding the investment. As a general matter, an investor is deemed to control a depository institution or other company if the investor owns or controls 25% or more of any class of voting securities. Subject to rebuttal, an investor is presumed to control a depository institution or other company if the investor owns or controls 10% or more of any class of voting securities and either the depository institution or company is a public company or no other person will hold a greater percentage of that class of voting securities after the acquisition. If an investor’s ownership of the Company’s voting securities were to exceed certain thresholds, the investor could be deemed to “control” the Company for regulatory purposes, which could subject such investor to regulatory filings or other regulatory consequences.

Regulation of the Bank

Regulatory Authorities. The Bank is a New Hampshire-chartered bank, the deposits of which are insured by the deposit insurance fund of the FDIC. The Bank is not a member of the Federal Reserve System; therefore, the Bank is subject to supervision and regulation by the FDIC and the NH Banking Department. Such supervision and regulation subject the Bank to special restrictions, requirements, potential enforcement actions and periodic examination by the FDIC and the NH Banking Department.

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General Regulatory Powers and Duties of NH Banking Department. The New Hampshire Bank Commissioner (“Bank Commissioner”) is required to supervise and examine each New Hampshire-chartered depository bank. The approval of the Bank Commissioner is required to establish or close branches, to merge with another bank, to form a holding company, to issue Bank stock or to undertake many other activities. Any bank that does not operate in accordance with the regulations, policies and directives of the Bank Commissioner may be sanctioned. The Bank Commissioner may suspend or remove directors, trustees or officers of a bank who have violated the law, conducted a bank’s business in a manner which is unsafe, unsound or contrary to the depositors’ interests, or been negligent in the performance of their duties.

Equivalence to National Bank Powers. The New Hampshire banking statutes presently in effect provide that a New Hampshire-chartered bank has the same rights and privileges that are or may be granted to national banks domiciled in New Hampshire. To the extent that the New Hampshire laws and regulations may have allowed state-chartered banks to engage in a broader range of activities than national banks, the Federal Deposit Insurance Corporation Improvement Act of 1991, or the FDICIA, has operated to limit this authority. The FDICIA provides that no state bank or subsidiary thereof may engage as a principal in any activity not permitted for national banks, unless the institution complies with applicable capital requirements and the FDIC determines that the activity poses no significant risk to the deposit insurance fund of the FDIC. In general, statutory restrictions on the activities of banks are aimed at protecting the safety and soundness of depository institutions.

Branching. New Hampshire law provides that a New Hampshire-chartered bank can establish a branch anywhere in New Hampshire or any other state provided that the branch is approved in advance by the Bank Commissioner and other applicable state authorities. The branch must also be approved by the FDIC, which considers a number of factors, including financial history, capital adequacy, earnings prospects, character of management, needs of the community and consistency with corporate powers. The Dodd-Frank Act permits insured state banks to engage in de novo interstate branching if the laws of the state where the new branch is to be established would permit the establishment of the branch if it were chartered by such state. New Hampshire has no restrictions on out-of-state banks establishing branch offices in the state other than requiring the approval of the Bank Commissioner.

Restrictions on Transactions with Affiliates and Insiders. Transactions between the Bank and its nonbanking subsidiaries and/or affiliates, including the Company, are subject to Section 23A of the Federal Reserve Act. In general, Section 23A of the Federal Reserve Act imposes limits on the amount of such transactions, and also requires certain levels of collateral for loans to affiliated parties. It also limits the amount of advances to third parties which are collateralized by the securities or obligations of the Company or the Bank. Covered transactions with any single affiliate may not exceed 10% of the capital stock and surplus of the Bank, and covered transactions with all affiliates may not exceed, in the aggregate, 20% of the Bank’s capital and surplus. For a bank, capital stock and surplus refers to the bank’s tier 1 and tier 2 capital, as calculated under the risk-based capital guidelines, plus the balance of the allowance for credit losses excluded from tier 2 capital. The Bank’s transactions with all of its affiliates in the aggregate are limited to 20% of the foregoing capital. “Covered transactions” are defined by statute to include a loan or extension of credit to an affiliate, as well as a purchase of securities issued by an affiliate, a purchase of assets (unless otherwise exempted by the FRB) from the affiliate, the acceptance of securities issued by the affiliate as collateral for a loan, and the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate. In addition, in connection with covered transactions that are extensions of credit, the Bank may be required to hold collateral to provide added security to the Bank, and the types of permissible collateral may be limited. The Dodd-Frank Act generally enhances the restrictions on transactions with affiliates, including an expansion of what types of transactions are covered transactions to include credit exposures related to derivatives, repurchase agreement and securities lending arrangements and an increase in the amount of time for which collateral requirements regarding covered transactions must be satisfied.

Affiliate transactions are also subject to Section 23B of the Federal Reserve Act which generally requires that certain transactions between the Bank and its affiliates be on terms substantially the same, or at least as favorable to the Bank, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons. The FRB has also issued Regulation W which codifies prior regulations under Sections 23A and 23B of the Federal Reserve Act and interpretive guidance with respect to affiliate transactions.

The restrictions on loans to directors, executive officers, principal shareholders and their related interests (collectively referred to herein as “insiders”) contained in the Federal Reserve Act and in Regulation O promulgated by the FRB apply to all insured institutions and their subsidiaries and bank holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. Generally, these loans cannot exceed the institution’s total unimpaired capital and surplus, and the FDIC may determine that a lesser amount is appropriate. Loans to senior executive officers of a bank are even further restricted, generally limited to $100,000 per senior executive officer. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

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Restrictions on Distribution of Subsidiary Bank Dividends and Assets. Dividends paid by the Bank have provided a substantial part of the Company’s operating funds, and for the foreseeable future, it is anticipated that dividends paid by the Bank to the Company will continue to be the Company’s principal source of operating funds. However, capital adequacy requirements serve to limit the amount of dividends that may be paid by the Bank. Under federal law, the Bank cannot pay a dividend if, after paying the dividend, the Bank would be undercapitalized or does not maintain an appropriate amount of a capital conservation buffer. The FDIC may declare a dividend payment to be unsafe and unsound even though the Bank would continue to meet its capital requirements after payment of the dividend.

Because the Company is a legal entity separate and distinct from the Bank, its right to participate in the distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors. The Federal Deposit Insurance Act, or the FDI Act, provides that, in the event of a “liquidation or other resolution” of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If the Bank fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including the Company, with respect to any extensions of credit we have made to the Bank.

Examinations. The FDIC periodically examines and evaluates state nonmember banks. Based on such an evaluation, the FDIC may revalue the assets of the institution and require that it establish specific reserves to compensate for the difference between the FDIC determined value and the book value of such assets. The NH Banking Department also conducts examinations of state banks. The FDIC and the NH Banking Department have worked out arrangements to alternate examinations.

Audit Reports. New Hampshire insured institutions must submit annual audit reports prepared by independent auditors to federal and state regulators. In some instances, the audit report of the institution’s holding company can be used to satisfy this requirement. Auditors must receive examination reports, supervisory agreements and reports of enforcement actions.

Capital Adequacy Requirements. The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the agencies that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Effective January 1, 2015 (with a phase-in period through 2019), the Bank became subject to new capital regulations adopted by the FRB and the FDIC, which implement the Basel III regulatory capital reforms and the changes required by the Dodd-Frank Act. The new regulations require a new common equity Tier 1 (“CETI”) capital ratio of 4.5%, increase the minimum Tier 1 capital to risk-weighted assets ratio to 6.0% from 4.0%, require a minimum total capital to risk-weighted assets ratio of 8.0% and require a minimum Tier 1 leverage ratio of 4.0%. CETI generally consists of common stock and retained earnings, subject to applicable adjustments and deductions. Under new prompt corrective action regulations, in order to be considered “well capitalized,” the Bank must maintain a CETI capital ratio of 6.5% (new) and a Tier 1 ratio of 8.0% (increased from 6.0%), a total risk based capital ratio of 10.0% (unchanged) and a Tier 1 leverage ratio of 5.0% (unchanged). In addition, the regulations establish a capital conservation buffer above the required capital ratios that phases in beginning January 1, 2016, at 0.625% of risk-weighted assets and increases each year by 0.625% until it is fully phased in at 2.5% effective January 1, 2019. Beginning January 1, 2016, failure to maintain the capital conservation buffer will limit the ability of the Bank to pay dividends, repurchase shares or pay discretionary bonuses to executive officers and similar employees.

The new regulations implemented changes to what constitutes regulatory capital. Certain instruments will no longer constitute qualifying capital, subject to phase-out periods. In addition, Tier 2 capital is no longer limited to the amount of Tier 1 capital included in total capital. Mortgage servicing rights, certain deferred tax assets and investments in unconsolidated subsidiaries over designated percentages of CETI will be deducted from capital. The Bank has elected to permanently opt out of the inclusion of accumulated other comprehensive income in capital calculations, as permitted by the regulations. This opt-out will reduce the impact of market volatility on our regulatory capital ratios.

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The new regulations also changed the risk weights of certain assets, including an increase in the risk weight of certain high volatility commercial real estate acquisition, development and construction loans and non-residential mortgage loans that are 90 days past due or on non-accrual status to 150% from 100%, a credit conversion factor for the unused portion of commitments with maturities of less than one year that are not cancellable to 20% from 0%, an increase in the risk weight for mortgage servicing and deferred tax assets that are not deducted from capital to 250% from 100%, and an increase in the risk weight for equity exposures to 600% from 0%.

Payout Restrictions and Capital Conservation Buffer: In addition to the minimum capital requirements, a bank must hold common equity tier 1 capital in an amount greater than 2.5% of total risk-weighted assets to avoid being subject to limits on capital distributions, such as dividend payments, discretionary payments on tier 1 instruments, share buybacks and certain discretionary bonus payments to executive officers. This is known as the capital conservation buffer. This capital conservation buffer also will be phased in over a transition period.

Capital Conservation Buffer (as a percentage of risk-weighted assets)	Maximum payout (as a percentage of eligible retained income)

Greater than 2.5 percent	No payout limitation applies

Less than or equal to 2.5 percent and greater than 1.875 percent	60 percent

Less than or equal to 1.875 percent and greater than 1.25 percent	40 percent

Less than or equal to 1.25 percent and greater than 0.625 percent	20 percent

Less than or equal to 0.625 percent	0 percent

Imposition of Liability for Undercapitalized Subsidiaries. Federal law provides the federal banking regulators with broad power to take prompt corrective action to resolve the problems of undercapitalized banks. The extent of the regulators’ powers depends on whether the bank in question is “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized. Federal regulations define these capital categories as follows:

	Threshold Ratios
PCA Capital Category	Total Risk-based Capital Ratio	Tier 1 Risk- based Capital ratio	Common Equity Tier 1 Risk-based Capital ratio	Tier 1 Leverage ratio
Well Capitalized	10%	8%	6.5%	5%
Adequately capitalized	8%	6%	4.5%	4%
Undercapitalized	< 8%	< 6%	< 4.5%	< 4%
Significantly undercapitalized	< 6%	< 4%	< 3%	< 3%
Critically undercapitalized	Tangible Equity/Total Assets ≤ 2%

Depending upon the capital category to which a bank is assigned, the regulators’ corrective powers include requiring the submission of a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the bank to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rates the bank may pay on deposits; ordering a new election of directors; requiring that senior executive officers or directors be dismissed; prohibiting the bank from accepting deposits from correspondent banks; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver for the bank.

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The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary’s compliance with the capital restoration plan up to a certain specified amount. Any such guarantee from a depository institution’s holding company is entitled to a priority of payment in bankruptcy. The aggregate liability of the holding company of an undercapitalized bank is limited to the lesser of 5.0% of the institution’s assets at the time it became undercapitalized or the amount necessary to cause the institution to be adequately capitalized.

Deposit Insurance Assessments. The deposits of banks are insured by the FDIC through the Deposit Insurance Fund to a maximum of $250,000 per account title. For this protection, a bank must pay quarterly assessments. The FDIC has adopted a risk-based assessment system. Under this system, banks pay insurance premiums at rates based on their risk classification. Banks assigned to higher risk classifications (that is, banks that pose a higher risk of loss to the deposit insurance fund) pay assessments at higher rates than do banks that pose a lower risk. A bank’s risk classification is assigned based on its capital levels and the level of supervisory concern the bank poses to the regulators. In addition, the FDIC can impose special assessments in certain instances. The FDIC may terminate its insurance of deposits if it finds that a bank has engaged in unsafe and unsound practices, is in an unsafe or unsound condition, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC. An increase in the assessment rates could materially and adversely affect us.

Brokered Deposit Restrictions. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits, without receiving a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on any deposits. Undercapitalized institutions may not accept, renew, or roll over brokered deposits.

Concentrated Commercial Real Estate Lending Regulations. The federal banking agencies, have promulgated guidance governing financial institutions with concentrations in commercial real estate lending. The guidance provides that a bank has a concentration in commercial real estate lending if (i) total reported loans for construction, land development, and other land represent 100% or more of total capital or (ii) total reported loans secured by multifamily and nonfarm residential properties and loans for construction, land development, and other land represent 300% or more of total capital and the bank’s commercial real estate loan portfolio has increased 50% or more during the prior 36 months. Owner occupied loans are excluded from this second category. If a concentration is present, management must employ heightened risk management practices that address the following key elements: including board and management oversight and strategic planning, portfolio management, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, and maintenance of increased capital levels as needed to support the level of commercial real estate lending.

Cross-Guarantee Provisions. The Financial Institutions Reform, Recovery and Enforcement Act of 1989, (“FIRREA”), contains a “cross-guarantee” provision which generally makes commonly controlled insured depository institutions liable to the FDIC for any losses incurred in connection with the failure of a commonly controlled depository institution.

Community Reinvestment Act. The CRA and the regulations issued thereunder are intended to encourage banks to help meet the credit needs of their entire service area, including low and moderate income neighborhoods, consistent with the safe and sound operations of such banks. These regulations also provide for regulatory assessment of a bank’s record in meeting the needs of its service area when considering applications to establish branches, merger applications and applications to acquire the assets and assume the liabilities of another bank. The FIRREA requires federal banking agencies to make public a rating of a bank’s performance under the CRA. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory CRA record could substantially delay approval or result in denial of an application.

Consumer Laws and Regulations. In addition to the laws and regulations discussed herein, the Bank is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, and the Fair Housing Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. The Bank must comply with the applicable provisions of these consumer protection laws and regulations as part of their ongoing customer relations. The Dodd-Frank Act created a new independent Consumer Financial Protection Bureau, which has broad authority to regulate and supervise retail financial services activities of banks, such as the Bank, and will have the authority to promulgate regulations, issue orders, guidance and policy statements, conduct examinations and bring enforcement actions with regard to consumer financial products and services. In general, however, banks with assets of $10 billion or less, such as the Bank, will continue to be examined for consumer compliance by their primary bank regulator.

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The USA Patriot Act. The USA Patriot Act is intended to strengthen U.S. law enforcement’s and the intelligence community’s ability to work cohesively to combat terrorism on a variety of fronts. The potential impact of the USA Patriot Act on financial institutions of all kinds is significant and wide ranging. The USA Patriot Act requires financial institutions to prohibit correspondent accounts with foreign shell banks, establish an anti-money laundering program that includes employee training and an independent audit, follow minimum standards for identifying customers and maintaining records of the identification information and make regular comparisons of customers against agency lists of suspected terrorists, their organizations and money launderers.

Anti-Money Laundering and Anti-Terrorism Legislation. A major focus of governmental policy on financial institutions in recent years has been aimed at combating money laundering and terrorist financing. The USA Patriot Act, substantially broadened the scope of U.S. anti-money laundering laws and regulations by imposing significant new compliance and due diligence obligations, creating new crimes and penalties and expanding the extra-territorial jurisdiction of the United States. The U.S. Treasury Department has issued and, in some cases, proposed a number of regulations that apply various requirements of the USA Patriot Act to financial institutions. These regulations impose obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing and to verify the identity of their customers. Certain of those regulations impose specific due diligence requirements on financial institutions that maintain correspondent or private banking relationships with non-U.S. financial institutions or persons. Failure of a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing, or to comply with all of the relevant laws or regulations, could have serious legal and reputational consequences for the institution.

Office of Foreign Assets Control Regulation. The United States has imposed economic sanctions that affect transactions with designated foreign countries, nationals and others. These are typically known as the “OFAC” rules based on their administration by the U.S. Treasury Department Office of Foreign Assets Control, or OFAC. The OFAC-administered sanctions targeting certain countries take many different forms. Generally, however, they contain one or more of the following elements: (i) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country and prohibitions on “U.S. persons” engaging in financial transactions relating to making investments in, or providing investment-related advice or assistance to, a sanctioned country; and (ii) a blocking of assets in which the government or specially designated nationals of the sanctioned country have an interest, by prohibiting transfers of property subject to a U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (e.g., property and bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. Failure to comply with these sanctions could have serious legal and reputational consequences.

Privacy and Data Security Requirements. The Gramm-Leach-Bliley Act of 1999, among other provisions, places limitations on the sharing of consumer financial information with unaffiliated third parties. This Act requires a bank to provide customers with the bank’s privacy policy and allows such customers the opportunity to ‘opt out’ of the sharing of personal financial information with unaffiliated third parties under certain circumstances. The Fair and Accurate Credit Transactions Act of 2003 permits consumers to opt out of information sharing for marketing purposes among affiliated companies. This Act also requires a bank to notify its customers if it reports negative information about them to a credit bureau or if they are granted credit on terms less favorable than those generally available.

The Gramm-Leach-Bliley Act also establishes standards for banks relating to administrative, technical and physical safeguards for customer records and information. The Standards for Safeguarding Customer Information, known as the “Safeguards Rule” requires a bank to develop a written information security program that is appropriate to its size and complexity, the nature and scope of its activities, and the sensitivity of the customer information at issue. Financial institutions, however, are required to comply with state law if it is more protective of customer privacy than the GLB Act.

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Dodd-Frank Act. In July 2010, Congress enacted the Dodd-Frank Act regulatory reform legislation, which President Obama signed into law on July 21, 2010. This new law broadly affects the financial services industry by implementing changes to the financial regulatory landscape aimed at strengthening the sound operation of the financial services sector, including provisions that, among other things, created a new agency, the Consumer Financial Protection Bureau (as discussed above). More specifically, it:

•	applied the same leverage and risk–based capital requirements that apply to insured depository institutions to most bank holding companies;

•	broadened the base for FDIC insurance assessments from the amount of insured deposits to average total consolidated assets less average tangible equity during the assessment period (subject to risk-based adjustments that would further reduce the assessment base for custodial banks) rather than domestic deposits;

•	permanently increased FDIC deposit insurance maximum to $250,000;

•	eliminated the upper limit for the reserve ratio designated by the FDIC each year, increase the minimum designated reserve ratio of the deposit insurance fund from 1.15% to 1.35% of the estimated amount of total insured deposits by September 30, 2020 and eliminated the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds;

•	permitted banks to engage in de novo interstate branching if the laws of the state where the new branch is to be established would permit the establishment of the branch if it were chartered by such state;

•	repealed the federal prohibitions on the payment of interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts;

•	eliminated the ceiling and increased the floor on the size of the FDIC’s deposit insurance fund;

•	implemented corporate governance revisions, including with regard to executive compensation and proxy access by shareholders, that apply to all public companies, not just financial institutions; and

•	increased the authority of the FRB to examine the Company and any nonbank subsidiaries.

In addition, the Dodd-Frank Act addressed many investor protection, corporate governance and executive compensation matters that has affected publicly traded companies. However, under the JOBS Act there are certain exceptions to these requirements for so long as a publicly traded qualifies as an emerging growth company.

Provisions in the Dodd-Frank Act that affect deposit insurance assessments and payment of interest on demand deposits could increase the costs associated with deposits as well as place limitations on certain revenues those deposits may generate. Many aspects of the Dodd-Frank Act are subject to rulemaking and will take effect over a number of years, making it difficult to anticipate the overall financial impact on the Company, its customers or the financial industry more generally.

Incentive Compensation. In June 2010, the federal banking agencies issued comprehensive final guidance on incentive compensation policies intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of such organizations by encouraging excessive risk-taking. The guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon the key principles that a banking organization’s incentive compensation arrangements should (i) provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors. Subsequently the FDIC issued an interagency rule to implement certain incentive compensation requirements of the Dodd-Frank Act. Under the rule, financial institutions must prohibit incentive-based compensation arrangements that encourage inappropriate risk taking that are deemed excessive or that may lead to material losses. The FRB will review, as part of the regular, risk-focused examination process, the incentive compensation arrangements of banking organizations, such as the Company, that are not “large, complex banking organizations.” These reviews will be tailored to each organization based on the scope and complexity of the organization’s activities and the prevalence of incentive compensation arrangements. The findings of the supervisory initiatives will be included in reports of examination. Deficiencies will be incorporated into the organization’s supervisory ratings, which can affect the organization’s ability to make acquisitions and take other actions. Enforcement actions may be taken against a banking organization if its incentive compensation arrangements, or related risk-management control or governance processes, pose a risk to the organization’s safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

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Changes in Laws, Regulations or Policies

From time to time, various legislative and regulatory initiatives are introduced in Congress and state legislatures. Such initiatives may change banking statutes and the operating environment of the Company and the Bank in substantial and unpredictable ways. The Company cannot determine the ultimate effect that any potential legislation, if enacted, or implementing regulations with respect thereto, would have, upon the financial condition or results of operations of the Company or the Bank. A change in statutes, regulations or regulatory policies applicable to the Company or the Bank could have a material effect on the financial condition, results of operations or business of the Company and the Bank.

Enforcement Powers of Federal and State Banking Agencies

The federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties, and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject the Company or the Bank and their subsidiaries, as well as their respective officers, directors, and other institution-affiliated parties, to administrative sanctions and potentially substantial civil money penalties. In addition to the grounds discussed above under “Corrective Measures for Capital Deficiencies,” the appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized, fails to become adequately capitalized when required to do so, fails to submit a timely and acceptable capital restoration plan or materially fails to implement an accepted capital restoration plan. The NH Banking Department also has broad enforcement powers over the Bank, including the power to impose orders, remove officers and directors, impose fines and appoint supervisors and conservators.

Effect on Economic Environment

The policies of regulatory authorities, including the monetary policy of the FRB, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the FRB to affect the money supply are open market operations in U.S. government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid for deposits.

The FRB’s monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of such policies on the business and earnings of the Company and the Bank cannot be predicted.

Description of Property

The principal executive office of the Company and our Bank is located in Colebrook, New Hampshire, at 132 Main Street. Our Bank owns this property. Our Bank operates the three additional branch offices at the following locations:

•	The Bank owns a branch office located at 69 Route 101A, Amherst, New Hampshire;
•	The Bank leases a branch office located at 100 Loudon Road, Concord, New Hampshire; and
•	The Bank owns a branch office located at 2400 Lafayette Road, Portsmouth, New Hampshire.

The Concord, New Hampshire branch lease expires at the beginning of 2017, but the Bank is currently negotiating the terms of a lease extension and expects to be able to renew the Concord lease prior to its expiration on terms acceptable to the Bank. We believe that our existing facilities are sufficient for our current needs.

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Management’s Discussion and Analysis of Financial Condition and Results of Operation

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the accompanying notes included as exhibits to this Offering Circular. This discussion and analysis contains forward-looking statements that are subject to certain risks and uncertainties and are based on certain assumptions that we believe are reasonable but may prove to be inaccurate. Certain risks, uncertainties and other factors, including those set forth under “CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS,” “RISK FACTORS” and elsewhere in this Offering Circular, may cause actual results to differ materially from those projected results discussed in the forward-looking statements appearing in this discussion and analysis. We assume no obligation to update any of these forward-looking statements, except as required by law.

Overview

Our profitability is derived from the Bank. The Bank’s earnings are primarily generated from the difference between the yield on its loans and investments and the cost of its deposit accounts and borrowings. Loan origination fees, retail-banking service fees, and gains on security and loan transactions supplement these core earnings. The following discussion is intended to assist in understanding our financial condition and results of operations. This discussion should be read in conjunction with our Consolidated Financial Statements and accompanying notes included as exhibits to this Offering Circular.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles (“GAAP”) and practices within the banking industry. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Actual results could differ from those estimates.

Critical accounting estimates are necessary in the application of certain accounting policies and procedures, and are particularly susceptible to significant change. Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. For additional information on our critical accounting policies, please refer to the information contained in Note 1 of our Consolidated Financial Statements included as exhibits to this Offering Circular.

Single Operating Segment – Banking

The Company’s primary activity is to act as the holding company for the Bank. Our Bank’s operations consists of a single reportable segment that represent our Company’s core business: Banking. The Banking segment provides a wide array of lending and depository-related products and services as well as related fee-based services to individuals, businesses and municipal enterprises.

Results of Operations – Comparison of Audited Operating Results for Fiscal Year-Ended December 31, 2015 to Audited Operating Results for Fiscal Year-Ended December 31, 2014

Highlights. For the year ended December 31, 2015, the Company recorded a modest increase in assets and deposits, experienced continued pressure on interest margins and earnings, and experienced trends of increased lending activity and asset quality. Net income available to common stockholders and earnings per share of common stock at December 31, 2015 decreased from December 31, 2014. For the year ended December 31, 2015, our:

•	net income available to common stockholders decreased by 30.7% to $1,036,279 from $1,495,680 for the year ended December 31, 2014;
•	earnings per common share decreased by 31.0% to $1.38 per share from $2.00 per share for the year ended December 31, 2014;
•	net tangible book value per common share increased by 2.9% to $27.35 per share from $26.59 per share at December 31, 2014;
•	total assets increased by 1.5% to $262,714,216 from $258,766,102 at December 31, 2014;

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•	the net loan portfolio increased by 4.4% to $197,962,652 from $189,597,872 at December 31, 2014; and
•	deposits increased by 1.6% to $223,441,715 from $219,943,253 at December 31, 2014.

Total Assets; Loans and Investments. The increase in our total assets at December 31, 2015, as compared to December 31, 2014, resulted primarily from the growth in our loan portfolio described above. Commercial loan originations were principally responsible for the increase in total assets during this time period. During the year ended December 31, 2015, the volume of secondary market residential loans was reduced, as compared to the year ended December 31, 2014. For the year ended December 31, 2015, investments in available-for-sale securities (at fair value) decreased 4.6% to $38,145,458 from $40,003,324 at December 31, 2014. The Bank used investment cash flows to fund loan growth.

Deposits. The increase in deposits at December 31, 2015, as compared to December 31, 2014, resulted from growth in noninterest-bearing deposits, partially offset by a decrease in interest-bearing deposits. At December 31, 2015, as compared to December 31, 2014, noninterest-bearing deposits grew 16.5% and represented 21.3% of total deposits. At December 31, 2015, the remaining 78.7% of total deposits were interest-bearing deposits, and were comprised of a mixture of transaction accounts, savings accounts and certificates of deposit (“CDs”). We believe that the decrease in interest-bearing deposits is due in part to the low interest rate environment we have experienced for several years. The continued historically low interest rate environment gives traditional bank depositors almost no yield on interest-bearing accounts and we believe that this has caused a significant number of depositors to invest funds elsewhere in search of higher returns. On December 16, 2015, the Federal Open Market Committee of the Federal Reserve Board increased its target for Federal funds interest rates by one-quarter of one percent (0.25%). However, given subsequent economic data, the implementation of quantitative easing by the European Union, the government of Japan and others, we are not confident that the Federal Reserve Board will make additional increases in its target for Federal funds interest rates during 2016, and remain concerned that our interest rate margins will continue to be adversely impacted by government policies in the U.S. and abroad.

Stockholder’s Equity. At December 31, 2015, stockholder’s equity increased by 2.6% to $29,292,848 from $28,542,514 at December 31, 2014. The increase was achieved primarily through earnings in the form of net income.

Net Income. The decreases in net income and earnings per share for the year ended December 31, 2015, as compared to the year ended December 31, 2014, resulted primarily from our expenses associated with the rebranding of the Bank’s name and our decision not to liquidate securities in our portfolio and realize the appreciation in value that had occurred during this time period. For the year ended December 31, 2015, total interest and dividend income decreased marginally to $9,455,696 from $9,563,074, when compared to the same period during 2014; and noninterest income also decreased 25.9% to $1,094,315 from $1,476,671 during the same comparative time period due to fewer securities gains, as described above.

Asset Management. The methodology used is an outcome of regulatory guidance and the results are reviewed by federal regulators and independent loan review consultants. The risk rating of loans considered special mention or substandard increased to $15,982,637 at December 31, 2015, from $12,217,017 at December 31, 2014, an increase of approximately 30.8%. For the year ended December 31, 2015, the provision for loan losses increased by $30,000, compared to no provision for the year ended December 31, 2014. At December 31, 2015, the allowance for loan and lease losses increased to $1,598,346 as compared to a reserve of $1,579,437 at December 31, 2014.

Non-Interest Income and Expenses. For the year ended December 31, 2015, noninterest income decreased 25.9% to $1,094,315 from $1,476,671 for the year ended December 31, 2014 primarily due to the significant decrease in gains on sales of securities. For the year ended December 31, 2015, noninterest expense increased by 4.8% to $8,074,648 from $7,703,609 when compared to the same period during 2014. Expense increases during this period were related to rebranding, occupancy, equipment, data processing, and salaries and employee expenses.

Regulatory Capital. The Bank’s Tier 1 capital to average assets ratio at December 31, 2015, showed improvement from the year ended December 31, 2014, and was significantly above the regulatory minimum of 5% which is required in order for the Bank to be considered “Well Capitalized”. The Bank’s capital ratios at December 31, 2015 were all significantly above the regulatory minimums to be considered “Well Capitalized”.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

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Management believes that, as of December 31, 2015 and 2014, the Bank meets all capital adequacy requirements to which it is subject. See “Regulation and Supervision” starting on page 28.

As of December 31, 2015, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, Common Equity Tier 1 risk-based and Tier 1 leverage ratios. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s regulatory and capital requirements are also discussed under “Capital Adequacy Requirements” on page 32.

Liquidity and Capital Resources

At December 31, 2015, all of the Bank’s liquidity measures remained within policy guidelines. Operating liquidity stayed fairly consistent throughout 2015. The Core Deposit ratio at December 31, 2015 decreased slightly to 82.2% from 82.5% at December 31, 2014, and remained strong. Secondary liquidity ratios reflect ample sources of funds to meet liquidity needs.

Directors and Executive Officers

The following table sets forth the name, age and position with the Company of each of our directors and executive officers. All of the executive officers are full-time employees. The Company and Bank have no employees that would be classified as significant employees for purposes of Item 10(b) of Form 1-A. The business address for all of these individuals is 132 Main Street, Colebrook, New Hampshire 03576.

Name	Age	Position with the Company	Term of Office
Malcolm R. Washburn	73	Chairman of the Board	3 year term expiring at the 2018 annual meeting December 1984 to Present
David M. Atkinson	51	Vice Chairman of the Board	3 year term expiring at the 2016 annual meeting May 2001 to Present
George M. Bald	65	Director	3 year term expiring at the 2016 annual meeting January 2013 to Present
Warren E. Chase	53	Director	3 year term expiring at the 2017 annual meeting May 2009 to Present
Brendon I. Cote	71	Director	3 year term expiring at the 2016 annual meeting March 1995 to Present

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Name	Age	Position with the Company	Term of Office
Judith E. Dalton	74	Director	3 year term expiring at the 2017 annual meeting March 1994 to Present
Loyd W. Dollins	68	Director, Chief Executive Officer and President

3 year director term expiring at the 2017 annual meeting

Director from September 2010 to Present

Commenced employment with Bank in 1999 as a member of senior management; became President of the Bank in 2010 and of the Company in 2011; and Chief Executive Officer of the Bank and the Company in 2012. See paragraph following this table for a summary of Mr. Dollins’ term of employment under his employment agreement.

Jonathan S. Frizzell	46	Director	3 year term expiring at the 2017 annual meeting May 2009 to Present
Sharon B. Lane	68	Director	3 year term expiring at the 2018 annual meeting March 1995 to Present
Jon R. Lang	70	Director	3 year term expiring at the 2018 annual meeting May 2006 to Present
John E. Lyons, Jr.	60	Director	3 year term expiring at the 2016 annual meeting May 2011 to Present
James E. Tibbetts	71	Director

3 year term expiring at the 2017 annual meeting

Director from March 1999 to Present

Chief Executive Officer of the Bank and the Company from 1998 to 2012; President of the Bank from 2001 to 2010; and President of the Company from 1998 to 2011.

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Name	Age	Position with the Company	Term of Office
Avis E. Brosseau	50	Chief Financial Officer, Treasurer and Corporate Secretary

Annual appointment

Commenced employment with Bank in 1992 and joined senior management in 2001; served as Senior Vice President of Finance from 2014 until March 2016; and was promoted to her current position in March 2016.

Scott A. Cooper	56	Chief Operating Officer

Annual appointment

Hired on March 1, 2016 to serve as Chief Operating Officer, commencing March 28, 2016.

From 2011 to 2016, served as Executive Vice President and Chief Risk Management Officer for United Prairie Bank, a community bank located in Mankato, Minnesota.

From 2008 to 2011, served as Chief Operating Officer of North American State Bank, a community bank located in West Central, Minnesota.

Robert A. Davis	53	Senior Vice President and Senior Lender	Annual appointment Commenced employment with Bank in 2007; and joined senior management in his current position in 2014.
Susan K. Robidas	60	Senior Vice President of Operations and Security and Safety Officer	Annual appointment Commenced employment with Bank in 1974; and joined senior management in her current position in 2006.

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The following is a brief discussion of the business and banking background and experience of our Company’s directors and executive officers during at least the past five years. All of our Company’s directors and executive officers serve the Bank in the same capacities, except that Judith Dalton serves as Chairman of the Bank’s Board of Directors and James Tibbetts and Brendon Cote serve as Co-Vice Chairmen of the Bank’s Board of Directors. Except as noted below, none of our directors or executive officers has any family relationship, as defined in Item 10(b) of Form 1-A, with any other director or with any of our executive officers. Malcolm Washburn is Warren Chase’s uncle. None of our directors or executive officers has had involvement in any legal proceedings required to be disclosed pursuant to Item 10(d) of Form 1-A. Our President and CEO, Loyd W. Dollins, plans to retire on December 31, 2016. We have hired Scott A. Cooper to serve as our Chief Operating Officer commencing on March 28, 2016, and expect that Mr. Cooper will become our President and CEO when Mr. Dollins retires. From 2011 to 2016, Mr. Cooper served as Executive Vice President and Chief Risk Management Officer for United Prairie Bank, a community bank located in Mankato, Minnesota. From 2008 to 2011, he served as Chief Operating Officer of North American State Bank, a community bank located in West Central, Minnesota. From 1997 until its acquisition in 2007, he served as President and CEO of First Brandon Financial Corporation and First Brandon National Bank, a community bank located in Brandon, Vermont, after which he served as a director of their acquirers, New Hampshire Thrift Bancshares, Inc. (n/k/a Lake Sunapee Bank Group) and Lake Sunapee Bank, respectively, and as Regional President of the First Brandon Division of Lake Sunapee Bank. Mr. Cooper has also served in various other capacities in the banking industry. Consequently, we believe Mr. Cooper has the experience and skills necessary to succeed Mr. Dollins as our President and CEO.

Our Company’s Board of Directors:

Malcolm R. Washburn, Chairman of the Board

Malcolm R. Washburn is a resident of Colebrook, New Hampshire; is the Chairman of the First Colebrook Bancorp, Inc.; President of WeLog, Inc. and WeLog Trucking, Inc.; Washburn Lumber Company and BDM Timberlands. Past and Present affiliations are: Governor’s Highway Advisory Board, Connecticut River Bridge Advisory Commission; NH Timber Harvesting Council; American Loggers Council Delegate and American Pulpwood Association Logger Education & Training Committee; Director of North Eastern Logger’s Association and NH Timberland Owner’s Association. Named Outstanding Logger of the year in 1997.

David M. Atkinson, Vice Chairman of the Board

David M. Atkinson is a resident of Lancaster, New Hampshire; is the Vice Chairman of First Colebrook Bancorp, Inc.; Semi-retired engineer and currently teaching at a local school. Past and Present affiliations are: Director of NH Business Industry Association; Trustee of Weeks Memorial Hospital; Board of Managers for Northern NH Healthcare Collaborative; UNH Chemical Engineering Advisory Board; Member of Knights of Columbus; and Vice President of Operations at Wausau Paper Corporation of Groveton, NH.

George M. Bald

George M. Bald is a resident of Somersworth, New Hampshire. Past and Present affiliations are: former Commissioner for the Department of Resources and Economic Development responsible for the Division of Forests & Lands, the Division of Parks and Recreation, the Division of Travel and Tourism and the Economic Development for the State of New Hampshire. He served in such capacity under three Governors and later was appointed the Executive Director of the Pease Development Authority. He created the Economic Development Department for the City of Rochester and then became City Manager; Mayor for City of Somersworth; awarded Honorary Citizenship by Cities of Berlin and Gorham; and a veteran of the United States Navy.

Warren E. Chase

Warren E. Chase is a resident of Pittsburg, New Hampshire; is President/Co-Owner of the construction firm Warick Management. Past and present affiliations are: Cub and Boy Scout Leader; active coach at Pittsburg School; Trail Administrator of ATV Club; NH Hunter Education Instructor; NH Licensed Real Estate Broker; NH Septic System Designer and Installer; and NH Certified Logger.

Brendon I. Cote

Brendon I. Cote is a resident of Canaan, Vermont; is the Co-Vice Chairman of Granite Bank. Past and Present affiliations are: Member of Canaan Economic Development Committee; U.S. Air Force-4 years; Member of Associated Industries of Vermont Environmental Committees; Director of Border Riders Snowmobile Club; Member of VFW, Post 10202; American Legion, Post 47; and retired Plant Engineer for Ethan Allen, Inc. of Beecher Falls, Vermont. Owner of Canaan Mobile Home Park.

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Judith E. Dalton

Judith E. Dalton is a resident of Pittsburg, New Hampshire; is the Chairman of Granite Bank; is the principal owner of Mountain View Cabins & Campground and a partner of Happy Corner Café. Past and present affiliations are: Moose Festival Committee; Pittsburg Historical Society; Director of North Country Council Tourism Committee; North Country Chamber of Commerce Board; Pittsburg Economic Group; and Director and Coordinator of United Way Fund Drive.

Loyd W. Dollins

Loyd W. Dollins is a resident of Bedford, New Hampshire; is President and Chief Executive Officer of Granite Bank and First Colebrook Bancorp, Inc. Past and present affiliations are: Amoskeag Business Incubator, Advisory Board Member; New Hampshire Rural Development Council, Board Member; Town of Bedford – Former Trustee of the Trust Funds; Souhegan Valley Chamber of Commerce, Board Member; Souhegan Valley Resources, Board Member; Milford Industrial Development Corporation, Board Member; Bedford Babe Ruth Baseball, Board Member, Treasurer and Coach; and Concord Rotary Club, Former Member.

Jonathan S. Frizzell

Jonathan S. Frizzell is a resident of Colebrook, New Hampshire; is a lawyer and partner in the law firm of Waystack Frizzell. Past and present affiliations are: NH Bar Association; Coös County Bar Association; NH Trial Lawyers Association;  American Association for Justice; NH Supreme Court Access to Justice Commission; Board Member, NH Legal Assistance; NH Timberland Owners Association;  Dartmouth Outing Club; Member of Coös County Planning Board;  Moderator for the Town of Colebrook and Colebrook School District; Colebrook Junior High School Basketball and Soccer Coach; Colebrook School Board; and Director of Colebrook Bambino League.

Sharon B. Lane

Sharon B. Lane is a resident of Errol, New Hampshire; is a Teacher for the Errol School System. Past and present affiliations are: Upper Connecticut Valley Hospital Assembly of Overseers; Colebrook – District Education Improvement Plan, Teacher Evaluation, and Staff Development; Errol Staff Development; Member of - New England Reading Association, Granite State Reading Association; National Education Association of New Hampshire; Great North Woods Summit/Health Wellness Recreation Center Committee; School Board Member of Errol; Trustee of Errol Public Library; and a recipient of the Louise Tillotson Teaching Fellowship.

Jon R. Lang

Jon R. Lang is a resident of Penacook, New Hampshire; is a Certified Public Accountant, semi-retired. Owner of a family owned takeout Food and Ice Cream shop in Penacook, NH. Current Affiliations are: Finance Committee Five Rivers Conservation Trust, Board of Directors’ Treasurer of NH Gathering of the Scottish Clans; Current Trustee of Several Trusts. Past Affiliations: President of Mason + Rich P.A. (Accounting Firm, partially retired in 2011); President of NH Society of CPA’s; President of New Hampshire Gathering of the Scottish Clans (NH Highland Games); First Colebrook Bank Advisory Board; Director/Treasurer Friends Program; Director/Treasurer Concord Country Club; Director of Mental Health Facilities; Member of Bishop Brady School Board; and Chairperson of NH Society of CPA’s Legislation Task Force.

John E. Lyons, Jr.

John E. Lyons is a resident of Portsmouth, New Hampshire; is a lawyer and President of Lyons Law Offices. Past and present affiliations are: Chairman of the State Board of Education;  Trustee of the Foundation for  Seacoast Health; Chair of the Greater Portsmouth Chamber of Commerce; President of Portsmouth Rotary; a Paul Harris Fellow; Board Member of the Portsmouth Museum of Art; Portsmouth School Board Member/ Member of the Joint Budget Committee for the City of Portsmouth;  Member of the Joint Building Committee for the $40 million Portsmouth School;  Member of Joint Loss Committee for the Portsmouth Public Schools; Member of the Business Education Collaborative; Leadership Seacoast Graduate and Lecturer; Proprietor of Portsmouth Athenaeum; and is an Eagle Scout.

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James E. Tibbetts

James E. Tibbetts is a resident of Columbia, New Hampshire; is Co-Vice Chairman of Granite Bank. Past and present affiliations are: past President/CEO of First Colebrook Bank and First Colebrook Bancorp; Member of the Louise and Neil Tillotson Advised Fund; Director of the Northern New Hampshire Healthcare Collaborative; Board of Managers for the Northern New Hampshire Healthcare Management; Trustee for Finance for the Monadnock Congregational Church; Past President/CEO of Northern Community Investment Corporation; Senior Vice President of Fleet Bank of NH; CFO of Indian Head Bank North; Manager of the Littleton Office N.F. Bigelow & Co.; Chairman of NHSBDC Advisory Board; Board Member of Northern NH Charitable Foundation, Inc.; Director of NH Bankers; NH Representative and Member of ABA Community Bankers Council; Director/Treasurer of Borders Development Corporation; Vice Chairman of NH Municipal Bond Bank; Director for NH Center for Public Policy Studies; Member of the ER for Colebrook Downtown Development Association; Trustee/Treasurer of Upper Connecticut Valley Hospital; Member of White Mountain Community College Advisory Board; Member, Director and Treasurer for the Sustainable Forest Future; President/Director of Community Bankers Association of NH; and Director and Treasurer of Northern Forest Center.

Our Company’s Executive Officers:

Loyd W. Dollins, Chief Executive Officer and President

Mr. Dollins is also a Company director and his biography is included with the other directors listed above.

Scott A. Cooper, Chief Operating Officer

Scott A. Cooper began his banking career in Randolph, Vermont. He joined Granite Bank in 2016 in the position of Chief Operating Officer. Mr. Cooper’s prior experiences include serving as a Comptroller, Chief Financial Officer and then overseeing lending operations in a small hometown bank in Vermont. He later became President and CEO of First Brandon Financial Corporation and First Brandon National Bank for eleven years until its acquisition in 2007. He served as a director of their acquirers, New Hampshire Thrift Bancshares, Inc. (n/k/a Lake Sunapee Bank Group) and Lake Sunapee Bank, respectively, and as Regional President of the First Brandon Division of Lake Sunapee Bank. He then moved from his home state of Vermont to Minnesota as North American State Bank’s Chief Operating Officer. He most recently served as Executive Vice President and Chief Risk Management Officer for United Prairie Bank in Minnesota. Mr. Cooper holds a bachelor’s degree from Southern New Hampshire University in accounting. He is a graduate of the Graduate School of Banking at Colorado, Graduate School of Investment and Finance at University of South Carolina, Bank Marketing School at the University of Wisconsin, and Northern New England School of Banking at the University of New Hampshire. Mr. Cooper’s past civic and community involvement includes President of the Brandon, Vermont Rotary Club; President of the Randolph, Vermont Rotary Club; Vice Chairman of Porter Hospital in Middlebury, Vermont; Selectman for the Town of Randolph, Vermont; Moderator for the Brandon, Vermont Fire District; Volunteer Vermont Hunter Safety Instructor; Minnesota Hunter Safety Instructor; Vermont Snowmobile Safety Instructor; and, other community volunteer roles.

Avis E. Brosseau, Chief Financial Officer, Treasurer and Corporate Secretary

Avis E. Brosseau is a resident of Brunswick, Vermont. She began her banking career 30 years ago and joined First Colebrook Bank n/k/a Granite Bank in 1992. Mrs. Brosseau has held several positions within the bank to include VP Commercial Loan Officer, VP Compliance Officer, Senior Vice President – Northern Regional Manager, SVP Chief Credit Administration Officer, SVP Finance, and currently holds the position of Chief Financial Officer. Mrs. Brosseau also serves as Secretary/Clerk and Treasurer of Granite Bank and First Colebrook Bancorp, Inc. Mrs. Brosseau holds a bachelor’s degree from Lyndon State College in Business Administration and received her MBA from Plymouth State University. She attended Northern New England School of Banking as well as the New England School of Banking and is a graduate of Leadership North Country. Mrs. Brosseau’s civic and community involvement currently includes serving as an auditor for the Town of Brunswick, Vermont; a board seat on Coos Economic Development Corporation as well as being its Vice President and a member of its Finance/Loan and Grant Committees; New Hampshire Small Business Development Center Advisory Board Member; and a board seat on the Upper Connecticut Valley Hospital Association, Inc. Past affiliations include serving as Coos Economic Development Corporation’s Treasurer; as board member of the Upper Connecticut Valley Hospital Coalition; North Country Chamber of Commerce Committee Member; and Indian Stream Health Center Finance Committee Member.

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Robert A. Davis, Senior Vice President and Senior Lender

Robert A. Davis is a resident of Hebron, NH. He joined First Colebrook Bank n/k/a Granite Bank, in 2007 and has held the positions of VP Commercial Lender, SVP Commercial Lender and currently SVP Senior Loan Officer. His Banking career began in 1988. Initially starting his career as a Commercial Credit Analyst for a NH Bank and later moving to Florida taking a position as Senior Credit Analyst. Since returning to NH in 1995, he has been an active commercial lender in the greater Seacoast Region of NH. Mr. Davis holds a bachelor’s degree from Keene State College in Business Management. He is a graduate of RMA School of Commercial Lending, the New England School of Financial Studies and Leadership Seacoast. Mr. Davis’s civic and community involvement currently includes being an active member of the Portsmouth Rotary Club, serving six years as the Race Director for their 5K road race and 3 years as their golf tournament chairman, and serving on the Board of Directors for the Rockingham Nutrition & Meals on Wheels Program. Past affiliations include Women’s Business Center; Strafford County Community Action; United Way; and Boy Scouts.

Susan K. Robidas, Senior Vice President of Operations and Security and Safety Officer

Susan K. Robidas is a resident of Bloomfield, Vermont. She joined First Colebrook Bank n/k/a Granite Bank, in 1974 and has held several positions to include Teller, Deposit Operations Supervisor, VP/Information Technology, Treasurer, and is currently SVP/Operations/Security & Safety Officer. She is also responsible for the oversight of Compliance, Branch Administration and Facilities. Mrs. Robidas is a graduate of Colebrook Academy and was awarded a Certificate of Graduation from The New England School of Banking at Williams College. Mrs. Robidas’ previous community involvement includes the Boy Scouts; Lister for the Town of Bloomfield; North Country Chamber of Commerce Committee Member; and she is currently the Chairman of the NHBA Fraud Committee. Mrs. Robidas is also a co-owner of Ducret’s Sporting Goods in Colebrook, NH.

Election and Classification of Directors

The Bylaws of the Company provide that the number of directors of the Bank shall be fixed by vote of the stockholders of the Company. In accordance with the terms of our Certificate of Incorporation, as amended, and our Bylaws, our Board of Directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms as follows:

•	the Class I directors are Mr. Atkinson, Mr. Bald, Mr. Cote and Mr. Lyons, and their term will expire at the annual meeting of shareholders to be held in 2016;
•	the Class II directors are Mr. Chase, Ms. Dalton, Mr. Dollins, Mr. Frizzell and Mr. Tibbetts, and their term will expire at the annual meeting of shareholders to be held in 2017; and
•	the Class III directors are Ms. Lane, Mr. Lang and Mr. Washburn, and their term will expire at the annual meeting of shareholders to be held in 2018;

At each annual meeting of shareholders, or special meeting in lieu thereof, upon the expiration of the term of a class of directors, the successors to such directors will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and the election and qualification of his or her successor. Any additional directorships resulting from an increase in the number of directors (as discussed above) will be distributed by the Board of Directors among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2015, the aggregate annual compensation of the three highest paid persons who were executive officers or directors of our Company was $616,320. For the fiscal year ended December 31, 2015, the aggregate annual compensation of the eleven directors who received compensation from us was $220,000.

Base Salary. The base salaries of our executive officers have been historically reviewed and set annually by the Board of Directors as part of our performance review process as well as upon the promotion of an executive officer to a new position or another change in job responsibility. In establishing base salaries for our executive officers, our Board of Directors has relied on external market data obtained from outside sources, including banking industry trade groups. In addition to considering the information obtained from such sources, our Board of Directors has considered:

•	each executive officer’s scope of responsibility;
•	each executive officer’s years of experience;
•	the types and amount of the elements of compensation to be paid to each executive officer;

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•	our financial performance and performance with respect to other aspects of our operations, such as our growth, asset quality, profitability and other matters, including the status of our relationship with the banking regulatory agencies; and
•	each executive officer’s individual performance and contributions to our performance, including leadership, team work and community service.

Cash Bonuses. We typically have paid a cash bonus to executive officers. Annual incentive awards are intended to recognize and reward those executive officers who contribute meaningfully to our performance for the year. Our Board of Directors has, within its sole discretion, determined whether such bonuses will be paid for any year and the amount of any bonus paid. The Board of Directors has not relied on any pre-established formula or specific performance measures to determine the amount of the bonuses paid. In determining whether to pay cash bonuses to any executive officer for any year and the amount of any cash bonus to be paid, our Board of Directors has considered such factors, as:

•	the personal performance of the executive officer and contributions to our performance for the year, including leadership, team work and community service; and
•	our financial performance, including, our growth, asset quality and profitability.

Benefits and Perquisites. The executive officers are eligible to participate in the same benefit plans designed for all of our full-time employees, including health, dental, vision, disability and basic group life insurance coverage. We also provide our employees, including our executive officers, with a 401(k) plan to assist them in planning for retirement and securing appropriate levels of income during retirement. The purpose of our employee benefit plans is to help us attract and retain quality employees, including executives, by offering benefit plans similar to those typically offered by our competitors.

Health and Welfare Benefits. Our executive officers are eligible to participate in our standard health and welfare benefits program, which offers medical, dental, vision, life, accident, and disability coverage to all of our eligible employees. We do not provide the executive officers with any health and welfare benefits that are not generally available to our other employees.

Insurance Premiums. The Bank maintains bank-owned life insurance policies with respect to some of our executive officers and directors. Although the Bank is the named beneficiary of each of those policies, we have agreed with each of those executive officers that if the officer dies while employed by the Bank, we will pay such executive officer’s estate an amount that equals, or in some cases, exceeds, the amount of that officer’s salary for the year in which his or her death occurs, payable solely out of the benefits the Bank receives under such policy.

Perquisites. We have provided some of our executive officers with a limited number of perquisites that we believe have been reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Our Board of Directors has periodically reviewed the levels of perquisites and other personal benefits provided to executive officers. Based on this periodic review, perquisites are awarded or adjusted on an individual basis. The perquisites received by our executive officers in 2015 included automobile allowances that we value at approximately $5,500 annually.

401(k) Plan

The Company maintains a contributory 401(k) pension plan covering all employees who meet certain age and service requirements. Contributions to the plan are voluntary by the eligible participants up to certain limits. Employee contributions are matched up to 5% of the participant's salary.

Employee Stock Ownership Plan

In 2011, the Company adopted The First Colebrook Bank Employee Stock Ownership Plan (“ESOP”). To participate in the ESOP an employee must (a) be employed on the last day of the plan year unless the employee has died, retires at normal retirement age or becomes disabled during the plan year, and (b) have at least 1,000 hours of service during the plan year.

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2015 Stock Incentive Plan

In 2015, our Board and stockholders adopted the 2015 Stock Incentive Plan under which we may make equity-based awards to encourage and motivate selected key employees and our directors to contribute to the successful performance of the Company and to the growth in the value of our common stock and to help us attract, retain and reward key employees, directors and other service providers. Pursuant to the 2015 Stock Incentive Plan, the Board of Directors may grant awards to eligible persons in the form of qualified and nonqualified stock options or awards of restricted stock. We currently anticipate that in the foreseeable future we will grant only awards of qualified and nonqualified stock options. Up to 70,000 shares of common stock are available and reserved for issuance under the 2015 Stock Incentive Plan. The Plan requires that the per-share exercise price of each stock option granted under the Plan be not less than fair market value on the date of grant, as determined by our Board in accordance with the Plan. Awards granted under the 2015 Stock Incentive Plan will vest and, to the extent applicable, become exercisable on the terms set forth in the 2015 Stock Incentive Plan and the award agreements notifying award recipients of awards made under the 2015 Stock Incentive Plan will contain such other terms and conditions as determined by the Board of Directors and as are consistent with the 2015 Stock Incentive Plan’s provisions. The 2015 Stock Incentive Plan enables the Board of Directors to grant share-based awards containing terms that require us to meet specific performance criteria before the shares covered by the awards will vest or will be issued to, and vest in, the award recipient. In addition, the 2015 Stock Incentive Plan allows for acceleration of vesting and exercise of grants if a plan participant is terminated without cause or in the event of the participant’s death or disability or upon a change in control of our Company. If an award recipient’s employment is terminated for cause, all unvested awards held by that award recipient will expire at the date of termination unless agreed otherwise by the Board of Directors at its sole discretion. No awards have been made prior to the commencement of this Offering, and we do not expect to issue any awards under the 2015 Stock Incentive Plan in connection with the consummation of this Offering.

In connection with the issuance of awards under the 2015 Stock Incentive Plan, we will require that each recipient of an award enter into an award agreement that will include noncompetition and nonsolicitation covenants. Each such agreement will provide that the award recipient will not compete with us for a specified period following the termination of his or her employment with our Company or the Bank. Competition for such purposes will be defined to include such person acting as an officer, director, manager or employee of, or a consultant to, any bank holding company, bank or other financial institution conducting banking operations in our market areas in the State of New Hampshire. The periods for which such competition will be prohibited will be one year, unless otherwise expressly stated in the award. Award recipients will also agree not to solicit other employees or customers of our Company or the Bank for a one year period following the termination of their employment with our Company or the Bank, unless otherwise expressly stated in the award.

Change in Control Agreements

Four officers of the Bank have entered into change in control agreements with the Bank. These agreements provide that if a "change in control" has occurred, the Bank and/or its successor shall pay the officer a lump-sum payment equal to between one and three times the officer's base salary or final compensation, as defined in the agreements.

Deferred Compensation Plans

The Company has deferred compensation plans for some key employees providing for the payment of benefits upon retirement or death. Under the plans, these employees are entitled to receive specific retirement payments for a term of five years or until death with payments made to either the employee or to the employee’s beneficiary as specified in the plans. The plans also provide for reduced benefits upon early retirement or termination of employment. The Company has purchased whole life insurance policies on each of the participant's lives to assist in the administration of the plans. The participants and their beneficiaries have no ownership interest in such policies and have no greater interest in the benefits under the plans other than that of an unsecured creditor of the Company.

The Company has Director Fee Continuation Agreements with some of its directors which are unfunded arrangements maintained to provide supplemental retirement benefits for directors. Under the agreements, directors shall be 100% vested in their benefits after having served five years on the Company's Board starting with date of first service.

The total liability for the deferred compensation plans amounted to $591,505 and $725,253 at December 31, 2015 and 2014, respectively. Deferred compensation expense charged to operations for the plans during the years ended December 31, 2015 and 2014 was $28,261 and $39,528, respectively.

The Company recognizes a liability for the Company's future post-retirement benefit obligations under the endorsement split-dollar life insurance arrangements related to the above deferred compensation plans. The total liability for the arrangements included in other liabilities was $276,809 and $273,747 at December 31, 2015 and 2014, respectively.

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Security Ownership of Management and Certain Securityholders

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our common stock and Series C Preferred Stock as of March 31, 2016, by:

•	each person who is known by us to own beneficially more than 10% of our common stock;
•	each member of our Board of Directors who is known by us to own beneficially more than 10% of our common stock;
•	each of our executive officers who is known by us to own beneficially more than 10% of our common stock; and
•	all of our directors and executive officers as a group (15 persons).

We have determined beneficial ownership in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or have the right to acquire such powers within sixty days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own. The applicable percentage ownership is based on the 749,243 shares of our common stock outstanding as of March 31, 2016.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership		Amount and nature of beneficial ownership acquirable	Percent of class

Common stock	To our knowledge, no person beneficially owns more than 10% of our common stock	N/A		N/A	N/A

Common stock	To our knowledge, no member of our Board of Directors beneficially owns more than 10% of our common stock	N/A		N/A	N/A

Common stock	To our knowledge, none of our executive officers beneficially owns more than 10% of our common stock	N/A		N/A	N/A

Common stock	All of our directors and executive officers as a group (16 persons) c/o First Colebrook Bancorp, Inc. 132 Main Street Colebrook, New Hampshire 03576	46,012		N/A	6.14%

Series C Preferred Stock	U.S. Treasury Department (SBLF Program) The Secretary of the Treasury 1500 Pennsylvania Avenue, NW Washington, DC 20220 Att’n: Small Business Lending Fund, Office of Domestic Finance	3,623	*	N/A	100%

* We plan to redeem all remaining issued and outstanding shares of Series C Preferred Stock as promptly as reasonably possible after our Offering ends, but our ability to redeem the issued and outstanding Series C Preferred Stock depends on the success of our Offering, and the consent of federal banking regulators.

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Interests of Management and Others in Certain Transactions

The following is a summary of any transactions or currently proposed transactions during the period from January 1, 2014 to the date of this Offering Circular, to which the Company or Bank was or is to be a participant and the amount involved exceeds $50,000, and in which any of the following persons had or is to have a direct or indirect material interest:

•	each person who is an executive officer or director of the Company or Bank;
•	each nominee for election as a director of the Company or Bank;
•	each person who is known by us to own beneficially more than 10% of our common stock or Series C Preferred Stock; or
•	any immediate family member of the above persons (with the term “immediate family member” meaning such person’s child, stepchild, parent, step-parent, spouse, sibling, mother-in-law, father-in law, son-in law, daughter-in-law, brother-in-law, sister-in-law, or any other person other than a tenant or employee sharing such person’s household).

Transactions with the Company

There have been no transactions with the Company during such time period and there are none currently proposed, except as set forth above under the section of this Offering Circular entitled “Compensation of Directors and Executive Officers.”

Transactions with the Bank

Some of our directors and executive officers, and some members of their immediate families, have been customers of the Bank during such time period and had transactions with the Bank in the ordinary course of business. In addition, some of our directors and executive officers are officers, directors, or shareholders of corporations or members of partnerships, limited liability companies or other business ventures that have been customers of the Bank during such time period and had transactions with the Bank in the ordinary course of business. These transactions consisted exclusively of retail and commercial loan transactions with the Bank. The aggregate dollar amounts outstanding of the loans to such persons totaled approximately $1,391,230 as of March 31, 2016. In keeping with applicable banking law and regulations, the loans to such persons were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions between the Bank and others, and did not involve more than the normal risk of collectability or present other unfavorable terms.

Securities Being Offered

Capitalization

The Company’s authorized capital stock consists of 2,000,000 shares of common stock, $1.50 par value per share, of which 749,243 shares were issued and outstanding as of the date of this Offering Circular, and 15,000 shares of Preferred Stock, $0.01 par value per share, 8,623 shares of which were designated Senior Non-Cumulative Perpetual Stock, Series C (“Series C Preferred Stock”). As a result of the Company’s redemption of 5,000 shares of Series C Preferred Stock on March 22, 2016, as of the date of this Offering Circular, there are 3,623 shares of Series C Preferred Stock issued and outstanding. As discussed in the section of this Offering Circular entitled “Use of Proceeds” starting on page 23 of this Offering Circular, we plan to use $3.623 Million of the anticipated proceeds of this Offering to redeem the remaining Series C Preferred Stock as promptly as reasonably possible after the close of this Offering. At the conclusion of the Offering, a maximum of 987,338 shares of common stock will be issued and outstanding. The remaining authorized but unissued shares of common and preferred stock may be issued upon authorization by the Board of Directors without prior shareholder approval. The issuance of additional shares of common stock or preferred stock other than on a pro-rata basis to existing shareholders at the time of such issuance will reduce the proportionate interests of the Company held by existing shareholders.

Restrictions on Acquisition of the Company

General. Provisions in our Certificate of Incorporation and Bylaws, and in certain Delaware, New Hampshire and federal laws and regulations that will apply to us and the Bank, may have anti-takeover effects and make it more difficult for persons or companies to acquire control of us or the Bank. Under certain circumstances described in Section 9 of our Certificate of Incorporation a super-majority of 80% our entire Board of Directors must approve a proposed change-in-control transaction; or a super-majority of 80% of our stockholders must affirmatively approve the proposed change-in-control transaction.

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Restrictions in Certificate of Incorporation and Bylaws. Our Certificate of Incorporation and Bylaws contain provisions that could make an acquisition of the Company or Bank by means of a tender offer, proxy context or otherwise, or the removal of the incumbent Board of Directors or management of the Company or Bank, more difficult. These provisions may have the effect of deterring a future takeover attempt that is not approved by our directors, but which the shareholders may deem to be in their best interests or in which shareholders who might desire to participate in such a transaction may not have the opportunity to do so. Our Board of Directors believes that these provisions are in the Company’s best interest and in the best interest of our shareholders because they promote the continuity of incumbent management. The following description of these provisions is only a summary and does not provide all the information contained in the Certificate of Incorporation and Bylaws.

Evaluation of Offers. Our Certificate of Incorporation provides that our Board of Directors, when evaluating an offer to (A) make a tender or exchange offer for any equity security of the Company or Bank, (B) merge or consolidate the Company or Bank with another institution, or (C) purchase or otherwise acquire all or substantially all of the properties or assets of the Company or Bank, shall, in connection with the exercise of its business judgment in determining what is in the best interests of the Company and its shareholders, give consideration to all relevant factors including without limitation: the interests of the employees of the Company and Bank, suppliers, creditors and customers; the economy of the state, region and nation; community and social considerations; and the long-term and short-term interests of the Company and its shareholders, including the possibility that these interests may be best served by the continued independence of the Company and Bank.

Classified Board of Directors. The Board of Directors is divided into three classes, each of which contains approximately one-third of the number of Directors. The shareholders elect one class of Directors each year for a term of three years. The classified board makes it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors.

Filling of Vacancies. The Bylaws provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of Directors, may be filled by a vote of a majority of the Directors then in office, whether or not a quorum; except that any vacancy created by an increase in the size of the Board of Directors by more than two Directors may be filled only by the vote of 80% of the Directors then in office. A person appointed to fill a vacancy on the Board of Directors will serve until the expiration of the remainder of the three year term of the Director whose position is vacated.

Special Meetings of Shareholders. The Bylaws provide that special meetings of shareholders may be called at any time only by the President, or pursuant to a resolution duly adopted by the affirmative vote of a majority of Directors then in office. At a special meeting, shareholders may consider only the business specified in the notice of meeting given by the Bank.

Restrictions in Applicable Law and Regulations. As discussed under “Regulation and Supervision - Control Acquisitions,” Federal and state laws, including the BHCA and the Change in Bank Control Act, or the CBCA, impose additional prior notice or approval requirements and ongoing regulatory requirements on any investor that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution or bank holding company. These provisions may tend to discourage a takeover attempt of the Bank because of the cost and resources needed to obtain such regulatory clearance.

Dividend Policy

We have historically paid regular cash dividends on our common stock, and the Board of Directors presently intends to continue the payment of regular cash dividends, subject to the need for those funds for debt service and other purposes. However, because substantially all of the funds available for the payment of dividends are derived from the Bank, future dividends will depend upon the earnings of the Bank, its financial condition and its need for funds. Furthermore, there are a number of federal banking policies and regulations that restrict our ability to pay dividends. In particular, because the Bank is a depository institution whose deposits are insured by the FDIC, it may not pay dividends or distribute capital assets if it is in default on any assessment due the FDIC. In addition, under the FRB’s policy, we are required to maintain adequate regulatory capital, are expected to serve as a source of financial strength to the Bank and to commit resources to support the Bank. These policies and regulations may have the effect of reducing the amount of dividends that we can declare to our stockholders. The table on the following page gives a history of the dividends per share paid on our common stock since September 30, 2014.

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Payment Date	Amount Per Share

September 30, 2014	$0.1250
December 31, 2014	$0.1250
March 31, 2015	$0.1250
June 30, 2015	$0.1250
September 30, 2015	$0.1250
December 31, 2015	$0.1250
March 31, 2016	$0.1250

We intend to redeem all issued and outstanding Series C Preferred Stock after our Offering ends, but our ability to redeem all issued and outstanding Series C Preferred Stock depends on the success of our Offering and the consent of federal banking regulators. Until fully redeemed by us, our ability to pay dividends on our common stock is restricted by the provisions of the Series C Preferred Stock we issued under the Small Business Lending Fund or SBLF program; and is also restricted by the terms of the Subordinated Loan Agreement governing the $5 Million subordinated promissory note we issued on March 22, 2016. Under the terms of the Subordinated Loan Agreement, we are not permitted to pay dividends on our common stock following the occurrence of any event of default under the Subordinated Loan Agreement until the event of default is cured or waived by the holder of the subordinated promissory note.

Under the terms of the Series C Preferred Stock, no repurchases may be effected, and no dividends may be declared or paid on preferred shares ranking pari passu with the Series C Preferred Stock, junior preferred shares, or other junior securities (including our common stock) during the current quarter and for the next three quarters following the failure to declare and pay dividends on the Series C Preferred Stock, except that, in any such quarter in which the dividend is paid, dividend payments on shares ranking pari passu may be paid to the extent necessary to avoid any resulting material covenant breach.

Under the terms of the Series C Preferred Stock, we may only declare and pay a dividend on our common stock or other stock junior to the Series C Preferred Stock, or repurchase shares of any such class or series of stock, if, after payment of such dividend, the dollar amount of our Tier 1 capital would be at least the Tier 1 Dividend Threshold. The Tier 1 Dividend Threshold is subject to reduction, beginning on the second anniversary of issuance and ending on the tenth anniversary, by 10% for each one percent increase in small business lending that qualifies over the baseline level.

Market Price of Our Common Stock

The high and low market prices for our shares of common stock on the OTCQX U.S. marketplace for each quarter since January 1, 2014 were as follows:

	High	Low

	$	$
Calendar Year 2014

First Quarter	20.00	18.00
Second Quarter	20.50	19.15
Third Quarter	21.00	18.30
Fourth Quarter	20.80	18.65

Calendar Year 2015

First Quarter	22.50	19.70
Second Quarter	23.00	21.00
Third Quarter	21.80	20.90
Fourth Quarter	21.00	19.50

Calendar Year 2016

First Quarter	20.10	19.55

Second Quarter through April 8, 2016	19.70	19.35

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As of April 8, 2016, the most recent practicable date prior to the date of this Offering Circular, the closing price of the common stock on the OTCQX U.S. marketplace was $19.70.

The principal market for shares of the Company’s common stock is the OTCQX U.S. marketplace, which is operated by OTC Markets Group. The OTCQX U.S. marketplace is an electronic inter-dealer quotation system that displays quotes, last-sale prices, and volume information for many OTC equity securities that are not listed on a national securities exchange. Only broker-dealers qualified with FINRA as market makers can apply to quote securities on the OTCQX U.S. marketplace. Under the eligibility rules of the OTCQX U.S. marketplace, banks and bank holding companies that want to have their securities quoted on the OTCQX U.S. marketplace must seek the sponsorship of a market maker and file current financial reports with their banking regulators. Our Placement Agent is our principal market maker on the OTCQX U.S. and we file current financial reports with our banking regulators.

Following this Offering, an active trading market for our common stock may not develop or be maintained, and any such market may not be liquid. Moreover, shareholders may not be able to sell their shares of our common stock when desired, or at all, or in the amount or at the price they seek. Future issuances or resales of shares of our common stock, or the perception of future issuances or resales of shares of our common stock, could materially and adversely affect the prevailing market price of our common stock, and could impair our ability to raise capital through the sale of our common stock or equity-related securities in the future. See “Risk Factors—Risks Related to This Offering and Our Common Stock.”

Description of Common Stock

The following is a summary of certain of the rights and privileges pertaining to the shares of common stock.

Voting Rights. The holders of the common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Except for the election of directors and certain corporate actions that must be approved by a majority of the outstanding votes of the relevant voting group under the General Corporation Law of the State of Delaware, the affirmative vote of the holders of a majority of the votes cast at a meeting of shareholders at which a quorum is present is sufficient to approve matters submitted for shareholder approval. There is no provision for cumulative voting with respect to the election of directors; rather, directors are elected by a plurality of the votes cast. Accordingly, the holders of more than 50% of the outstanding shares of common stock, if they choose to do so, can elect all of the Directors.

Dividend Rights. All shares of common stock are entitled to share equally in such dividends as the Board of Directors may declare, in its discretion. The Company is largely dependent upon dividends from the Bank for funds to pay dividends on the common stock. Please see “Dividend Policy” on page 51 for additional information.

Liquidation Rights. Upon liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, all shares of common stock are entitled to share equally in the assets legally available for distribution to the holders of common stock after payment of all prior obligations of the Company which may include the satisfaction in full of any liquidation preference to which holders of preferred stock, if any, may then be entitled.

Other Matters. The holders of the shares of common stock have no preemptive or redemption rights or any preferred right to purchase or subscribe for any authorized but unissued common stock, or any securities convertible into common stock, of the Company. The Shares offered hereby will be when issued, fully paid and non-assessable. The shares of common stock are not redeemable at the option of the Company or holders thereof.

The Company may be required to provide additional capital to the Bank in the future in the event that the regulating body for the Bank determines such capital infusion is necessary. In such event, in order to obtain such capital, the Company may borrow additional funds from a bank or other lender or have an equity offering of additional shares of common stock or other securities of the Company.

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Computershare serves as the registrar and transfer agent for the common stock of the Company.

Description of Series C Preferred Stock

Generally. The authorized preferred stock is available for issuance from time to time at the discretion of the Board of Directors without stockholder approval. The Board of Directors has the authority to prescribe for each series of preferred stock it establishes the number of shares in that series, the number of votes, if any, to which the shares in that series are entitled, the consideration for the shares in that series, and the designations, powers, preferences and other rights, qualifications, limitations or restrictions of the shares in that series. Depending upon the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control of us, making removal of our present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of common stock. The only authorized class or series of our preferred stock that has any shares issued and outstanding as of the date of this Offering Circular is our Series C Preferred Stock. All shares of all other authorized classes and series of preferred stock were redeemed from the proceeds of the issuance of the Series C Preferred Stock and remain unissued treasury stock.

Series C Preferred Stock Issued Pursuant to SBLF Program. On September 22, 2011, as part of the U.S. Treasury Department (Treasury) Small Business Lending Fund (SBLF) program, the Company entered into a Securities Purchase Agreement with the Treasury pursuant to which the Company issued and sold to the Treasury 8,623 shares of the Company's non-cumulative perpetual preferred stock, Series C, par value $0.01 per preferred share, having a liquidation preference of $1,000 per preferred share for a total purchase price of $8,623,000 (the Series C Preferred Stock). The SBLF is the Treasury's effort to bring Main Street banks and small businesses together to help create jobs and promote economic growth in local communities. The Company used $4,725,000 of the proceeds to redeem the Series A and B Preferred Stock previously issued to the Treasury.

On March 22, 2016, we redeemed 5,000 shares of Series C Preferred Stock by payment to the U.S. Treasury of the redemption price of $1,000 per share, plus accrued but unpaid dividends of $11,250. We used the net proceeds of a private placement of a $5 Million subordinated promissory note that closed on the same date to fund substantially all of the redemption price. We plan to redeem all remaining issued and outstanding shares of Series C Preferred Stock as promptly as reasonably possible after our Offering ends, but our ability to redeem the issued and outstanding Series C Preferred Stock depends on the success of our Offering and the consent of federal banking regulators.

Dividend Rights. Under the SBLF program, the initial dividend rate payable on SBLF capital is, at most 5%, and the dividend rate falls to 1% after two years if a participating bank's level of Qualified Small Business Lending (QSBL) increases by 10% or more over the two-year period. Banks that increase their lending by less than 10%, but more than 2.5%, pay dividend rates between 2% and 4%. If a bank's lending does not increase in the first two years, however, the dividend rate increases to 7%. After two years, the dividend rate in effect is fixed for the next 2.5 years.

The Company has increased its QSBL by more than 10% to qualify for a 1% dividend rate for the 2.5-year period from September 30, 2013 to March 22, 2016. After 4.5 years, the total dividend rate increases to 9% regardless of the amount of small business lending activities. The dividend will be paid only when declared by the Company's Board of Directors. The Series C Preferred Stock has no maturity date and ranks senior to Common Stock with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of the Company.

Voting Rights. The Series C Preferred Stock is non-voting, except in limited circumstances intended to protect the rights, privileges and preferences of the holders of the Series C Preferred Stock.

Redemption. The Series C Preferred Stock may be redeemed at any time by the Company, subject to the consent of federal banking regulators. The redemption price is the aggregate liquidation preference of the Series C Preferred Stock plus accrued but unpaid dividends and pro rata portion of any lending incentive fee. All redemptions must be in an amount at least equal to 25% of the number of originally issued shares of Series C Preferred Stock, or 100% of the then-outstanding shares if less than 25% of the number of shares originally issued.

Liquidation Preference. In the event of any liquidation, dissolution, or winding up, whether voluntary or involuntary, holders of Series C Preferred Stock are entitled to receive for each share of Series C Preferred Stock out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Issuer, subject to the rights of any creditors of the Issuer, before any distribution of such assets or proceeds is made to or set aside for the holders of common stock and any other stock ranking junior to Series C Preferred Stock as to such distribution, payable in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends on each such share.

54

No Preemptive Rights. The Series C Preferred Stock does not provide its holders with any rights of preemption whatsoever as to any securities of the issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

No Sinking Fund. The Series C Preferred Stock is not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series C Preferred Stock have no right to require redemption or repurchase of their shares of Series C Preferred Stock.

Conversion. Holders of Series C Preferred Stock do not have any right to exchange or convert such shares into any other securities.

Description of Subordinated Note

On March 22, 2016, we entered into a Subordinated Loan Agreement with an accredited investor pursuant to which we issued a $5 Million subordinated promissory note to the accredited investor (the “Subordinated Note”). The Subordinated Note was placed with the accredited investor in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) of Regulation D thereunder, and exemptions from registration available under applicable state securities laws.

The Subordinated Note is a ten year term note with a maturity date of March 22, 2026. The Subordinated Loan Agreement governing the terms of the loan evidenced by the Subordinated Note gives the accredited investor the right to cause the Subordinated Note to be included in a securitization transaction. If the accredited investor exercises its right to have the Subordinated Note included in a securitization transaction, the accredited investor must surrender the Subordinated Note to us for cancellation on or before the date of the securitization transaction, and we must issue a $5 Million subordinated promissory note with an issuance date that is the date of its inclusion in any such securitization transaction (the “Securitization Note”). Any such Securitization Note will have a maturity date of ten years from the date on which it is issued.

The Subordinated Note will bear interest at a fixed rate of 7.99% per annum. If the Subordinated Note is surrendered and cancelled and a Securitization Note is issued in connection with its inclusion in a securitization transaction, the Securitization Note will bear a reduced interest rate of 6.99% per annum. The Subordinated Note is redeemable at our option, without payment of any penalty or premium, at any time after the sixth month anniversary of its issuance and before the date on which it is surrendered and cancelled in connection with our issuance of a Securitization Note. If we issue a Securitization Note, we will not be able to redeem the Securitization Note prior to the fifth anniversary of its issuance, except under limited circumstances that are not anticipated to occur. After the fifth anniversary of the issuance of any such Securitization Note, we will be permitted to redeem the Securitization Note without payment of any penalty or premium. The Subordinated Note, and any Securitization Note issued upon the surrender and cancellation of the Subordinated Note, will not be subject to prepayment at the option of the noteholder. The Subordinated Note, and any Securitization Note issued upon the surrender and cancellation of the Subordinated Note, is an unsecured, subordinated obligation of the Company that ranks junior in right of payment to any senior indebtedness and to our obligations to our general creditors.

Our ability to pay dividends on our common stock is restricted by the terms of the Subordinated Loan Agreement governing the Subordinated Note and any Securitization Note issued in the manner described above. Under the terms of the Subordinated Loan Agreement, we are not permitted to pay dividends on our common stock following the occurrence of any event of default under the Subordinated Loan Agreement until the event of default is cured or waived by the holder of the Subordinated Note or any Securitization Note issued in the manner described above.

The Subordinated Note will not qualify as capital for regulatory purposes at any time. If a Securitization Note is issued in the manner described above, it is expected to qualify as Tier 2 capital for regulatory purposes.

55

Legal Matters

The validity of the issuance of the shares of common stock offered by this Offering Circular will be passed upon for us by Gallagher, Callahan & Gartrell, PC, Concord, New Hampshire.

ADDITIONAL INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov/edgar/searchedgar/companysearch.html.

Financial Statements

The consolidated financial statements of the Company as of and for the year ended December 31, 2015 were audited by Baker Newman & Noyes, LLC; and the consolidated financial statements of the Company as of and for the year ended December 31, 2014 were audited by Berry Dunn McNeil & Parker, LLC, in each case as the Company’s independent auditors. The audit report of Baker Newman & Noyes, LLC appearing herein and dated March 1, 2016 expresses an unmodified opinion on the consolidated financial statements as of and for the year ended December 31, 2015. The audit report of Berry Dunn McNeil & Parker, LLC appearing herein and dated March 12, 2015 expresses an unmodified opinion on the consolidated financial statements as of and for the year ended December 31, 2014. We consider it a best practice to change auditors on a periodic basis. For that reason, and not because of any disagreement with Berry Dunn McNeil & Parker, LLC regarding any audit or audit report, we engaged Baker Newman & Noyes, LLC to audit our consolidated financial statements for the year ended December 31, 2015 which are included herein.

56

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

PART F/S

INDEX TO FINANCIAL STATEMENTS

First Colebrook Bancorp, Inc. and Subsidiary

The accompanying notes are an integral part of these consolidated financial statements.

F-1

First Colebrook Bancorp, Inc.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

With Independent Auditors’ Reports

F-2

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders

First Colebrook Bancorp, Inc.

Colebrook, New Hampshire

We have audited the accompanying consolidated balance sheet of First Colebrook Bancorp, Inc. and Subsidiary as of December 31, 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Colebrook Bancorp, Inc. and Subsidiary as of December 31, 2015, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Baker, Newman & Noyes
Limited Liability Company

Peabody, Massachusetts

March 1, 2016

F-3

INDEPENDENT AUDITOR’S REPORT

Board of Directors

First Colebrook Bancorp, Inc.

We have audited the accompanying consolidated financial statements of First Colebrook Bancorp, Inc. and Subsidiary (the Company), which comprise the consolidated balance sheet as of December 31, 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting standards generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Colebrook Bancorp, Inc. and Subsidiary as of December 31, 2014, and the consolidated results of their operations and their cash flows for the year then ended, in accordance with accounting principles generally accepted in the United States of America.

/s/ Berry Dunn McNeil & Parker, LLC

Portland, Maine

March 12, 2015

F-4

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2015 and 2014

	2015	2014
ASSETS
Cash and due from banks	$1,558,368	$1,579,365
Interest-bearing deposits with other banks	4,493,984	7,123,642
Federal funds sold	402,140	247,958
Total cash and cash equivalents	6,454,492	8,950,965
Interest-bearing time deposits with other banks	7,219,000	6,959,000
Investments in available-for-sale securities, at fair value	38,145,458	40,003,324
Federal Home Loan Bank stock, at cost	624,000	751,100
Loans, net	197,962,652	189,597,872
Premises and equipment, net	4,817,688	4,945,206
Other real estate owned	732,288	732,288
Accrued interest receivable	702,341	661,845
Goodwill	175,000	-
Cash surrender value of life insurance	3,847,195	3,754,587
Other assets	2,034,102	2,409,915
Total assets	$262,714,216	$258,766,102

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$47,650,018	$40,907,216
Interest-bearing	175,791,697	179,036,037
Total deposits	223,441,715	219,943,253
Securities sold under agreements to repurchase	1,697,078	1,539,547
Borrowings	7,000,000	7,000,000
Other liabilities	1,282,575	1,740,788
Total liabilities	233,421,368	230,223,588
Stockholders’ equity
Preferred stock, $0.01 par value; 15,000 shares authorized, senior non-cumulative perpetual, Series C, 8,623 shares issued and outstanding at December 31, 2015 and 2014; liquidation value $1,000 per share	86	86
Common stock, $1.50 par value, 2,000,000 shares authorized, 749,243 shares issued and outstanding as of December 31, 2015 and 2014	1,123,864	1,123,864
Paid-in capital	11,957,296	11,957,296
Retained earnings	16,306,102	15,644,444
Accumulated other comprehensive loss	(94,500)	(183,176)
Total stockholders’ equity	29,292,848	28,542,514
Total liabilities and stockholders’ equity	$262,714,216	$258,766,102

The accompanying notes are an integral part of these consolidated financial statements.

F-5

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Income

Years Ended December 31, 2015 and 2014

	2015	2014
Interest and dividend income:
Interest and fees on loans	$8,551,756	$8,582,439
Interest on debt securities	352,716	463,853
Interest on municipal debt securities:
Taxable	-	598
Tax-exempt	431,031	407,057
Dividends on stocks and short-term investments	120,193	109,127
Total interest and dividend income	9,455,696	9,563,074
Interest expense:
Interest on deposits	972,315	1,152,628
Interest on Federal Home Loan Bank advances	76,718	89,530
Interest on capital lease	1,127	1,801
Interest on securities sold under agreements to repurchase	1,310	1,246
Total interest expense	1,051,470	1,245,205
Net interest and dividend income	8,404,226	8,317,869
Provision for loan losses	30,000	-
Net interest and dividend income after provision for loan losses	8,374,226	8,317,869
Noninterest income:
Service fees	525,085	519,051
Net gain on sales and calls of available-for-sale securities	11,696	455,231
Net loss on sales of other real estate owned	-	(11,626)
Other income	557,534	514,015
Total noninterest income	1,094,315	1,476,671
Noninterest expense:
Salaries and employee benefits	4,042,859	3,844,344
Occupancy expense	839,760	794,769
Equipment expense	354,118	308,487
Professional fees	360,793	382,034
FDIC assessment	164,000	172,823
Advertisement and promotion expense	255,800	98,497
Data processing expense	753,993	730,986
Other expense	1,303,325	1,371,669
Total noninterest expense	8,074,648	7,703,609
Income before income taxes	1,393,893	2,090,931
Income taxes	271,384	509,021
Net income	$1,122,509	$1,581,910

Net income available to common stockholders	$1,036,279	$1,495,680

Earnings per common share	$1.38	$2.00

The accompanying notes are an integral part of these consolidated financial statements.

F-6

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2015 and 2014

	2015	2014
Net income	$1,122,509	$1,581,910
Other comprehensive income, net of tax:
Net unrealized holding gains on available-for-sale securities	158,535	1,530,352
Tax effect	(62,796)	(606,172)
	95,739	924,180

Reclassification adjustment for net realized gains in net income (1)	(11,696)	(455,231)
Tax effect (2)	4,633	180,317
	(7,063)	(274,914)
Total other comprehensive income	88,676	649,266
Comprehensive income	$1,211,185	$2,231,176

(1)	Reclassified into the consolidated statements of income in net gain on sales and calls of available-for-sale securities.

(2)	Reclassified into the consolidated statements of income in income tax expense.

The accompanying notes are an integral part of these consolidated financial statements.

F-7

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2015 and 2014

					Accumulated
	Preferred				Other
	Stock	Common	Paid-in	Retained	Comprehensive
	Series C	Stock	Capital	Earnings	Loss	Total
Balance, December 31, 2013	$86	$1,120,956	$11,923,712	$14,522,904	$(832,442)	$26,735,216
Net income				1,581,910		1,581,910
Other comprehensive income, net of tax effect					649,266	649,266
Common stock purchased by ESOP – 2,000 shares		3,000	34,640			37,640
Common stock repurchased		(92)	(1,056)			(1,148)
Cash dividends paid on common stock ($0.50 per share)				(374,140)		(374,140)
Dividends on preferred stock				(86,230)		(86,230)
Balance, December 31, 2014	86	1,123,864	11,957,296	15,644,444	(183,176)	28,542,514
Net income				1,122,509		1,122,509
Other comprehensive income, net of tax effect					88,676	88,676
Cash dividends paid on common stock ($0.50 per share)				(374,621)		(374,621)
Dividends on preferred stock				(86,230)		(86,230)
Balance, December 31, 2015	$86	$1,123,864	$11,957,296	$16,306,102	$(94,500)	$29,292,848

The accompanying notes are an integral part of these consolidated financial statements.

F-8

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years Ended December 31, 2015 and 2014

	2015	2014
Cash flows from operating activities:
Net income	$1,122,509	$1,581,910
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of securities, net	464,543	438,460
Gain on sales and calls of available-for-sale securities, net	(11,696)	(455,231)
Provision for loan losses	30,000	-
Change in net deferred loan origination costs, net	(68,901)	(55,935)
Depreciation and amortization	416,928	368,591
Net loss on sales of other real estate owned	-	11,626
Gain on sale of premises and equipment	-	(439)
(Increase) decrease in accrued interest receivable	(40,496)	18,848
Income from bank-owned life insurance	(92,608)	(109,506)
Deferred tax expense	80,066	354,302
Decrease (increase) in other assets	391,240	(78,599)
Amortization of convenant not to compete	10,417	-
Increase in income taxes receivable	(164,073)	(226,814)
(Decrease) increase in other liabilities	(547,436)	72,385

Net cash provided by operating activities	1,590,493	1,919,598

Cash flows from investing activities:
Purchases of interest-bearing time deposits with other banks	(6,975,000)	(3,745,000)
Proceeds from maturities of interest-bearing time deposits with other banks	6,715,000	8,166,000
Purchases of available-for-sale securities	(4,860,287)	(19,708,814)
Proceeds from sale, maturities and principal repayments of available-for-sale securities	6,412,145	26,622,651
Purchase of Federal Home Loan Bank stock	(20,100)	(38,200)
Proceeds from redemption of Federal Home Loan Bank stock	147,200	-
Loan originations and principal collections, net	(8,370,969)	(3,859,393)
Recoveries of loans previously charged off	45,090	8,673
Proceeds from sales of other real estate owned	-	27,766
Proceeds from sale of premises and equipment	-	500
Capital expenditures	(289,410)	(901,660)
Cash paid to aquire Abikay Business Solutions, LLC	(75,000)	-

Net cash (used in) provided by investing activities	(7,271,331)	6,572,523

Cash flows from financing activities:
Net increase (decrease) in deposits	3,498,462	(3,463,466)
Proceeds from long-term debt advances	4,000,000	-
Repayment of long-term debt	(4,000,000)	(2,000,000)
Net decrease in short-term debt	-	(2,000,000)
Net increase in securities sold under agreements to repurchase	157,531	195,008
Payments on capital lease obligation	(10,777)	(10,103)
Cash dividends paid on preferred stock	(86,230)	(86,230)
Cash dividends paid on common stock	(374,621)	(374,140)
Common stock ESOP contribution	-	37,640
Common stock repurchase	-	(1,148)

Net cash provided by (used in) financing activities	3,184,365	(7,702,439)

The accompanying notes are an integral part of these consolidated financial statements.

F-9

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years Ended December 31, 2015 and 2014

(Continued)

	2015	2014
Net (decrease) increase in cash and cash equivalents	(2,496,473)	789,682
Cash and cash equivalents at beginning of year	8,950,965	8,161,283
Cash and cash equivalents at end of year	$6,454,492	$8,950,965

Supplemental disclosures:
Interest paid	$1,057,640	$1,245,869
Income taxes paid	355,391	299,742

The following is a summary of the acquisition of Abikay Business Solutions, LLC during 2015:

Acquisition cost	$175,000

Goodwill	$175,000

The accompanying notes are an integral part of these consolidated financial statements.

F-10

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Nature of Business

First Colebrook Bancorp, Inc. (the Company) is a Delaware corporation that was incorporated in 1984 to become the holding company of Granite Bank (formerly The First Colebrook Bank) (the Bank). The Company's primary activity is to act as the holding company for the Bank. The Bank is a state chartered bank which was incorporated in 1889. The Bank conducts its operations in the state of New Hampshire, with headquarters in Colebrook, and branch offices in Concord, Amherst, and Portsmouth. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential and commercial real estate loans, and in consumer and small business loans.

1.	Summary of Significant Accounting Policies

Basis of Presentation

The accounting and reporting policies of the Company and its subsidiary conform to accounting principles generally accepted in the United States of America (U.S. GAAP) and predominant practices within the banking industry. The consolidated financial statements were prepared using the accrual basis of accounting. The significant accounting policies are summarized below to assist the reader in better understanding the consolidated financial statements and other data contained herein.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of investments. In connection with the determination of the allowance for loan losses and the carrying value of investments, management obtains independent valuations for investments and independent appraisals for collateral securing significant loans. Accordingly, the ultimate collectability of a substantial portion of the Company's loan portfolio is susceptible to changes in local market conditions.

While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's loan portfolio. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

F-11

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. All significant intercompany accounts and transactions have been eliminated in the consolidation.

Cash and Cash Equivalents and Interest-Bearing Deposits

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks, interest-bearing deposits with other banks and federal funds sold.

The Company's due from bank accounts and interest-bearing deposits, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant risk on cash and cash equivalents.

Cash and due from banks as of December 31, 2015 and 2014, includes $1,021,000 and $782,000, respectively, which is subject to withdrawals and usage restrictions to satisfy the reserve requirements of the Federal Reserve Bank (FRB). In addition, a total of $80,000 was required to be maintained at Banker’s Bank Northeast (BBNE) at December 31, 2015 and 2014.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts over the period to call or maturity using methods approximating the interest method. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as available-for-sale and are carried at fair value. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Unrealized gains and losses on securities available-for-sale are reported as a net amount in other comprehensive income or loss, net of tax.

For declines in the fair value of individual debt securities available-for-sale below their cost that are deemed to be other-than-temporary, where the Company does not intend to sell the security and it is more-likely-than-not that the Company will not be required to sell the security before recovery of its amortized cost basis, the other-than-temporary decline in the fair value of the debt security related to 1) credit loss is recognized in earnings, and 2) other factors is recognized in other comprehensive income or loss. Credit loss is deemed to exist if the present value of expected future cash flows using the effective rate at acquisition is less than the amortized cost basis of the debt security. For individual debt securities where the Company intends to sell the security or more-likely-than-not will be required to sell the security before recovery of its amortized cost, the other-than-temporary impairment is recognized in earnings equal to the entire difference between the security’s cost basis and its fair value at the balance sheet date.

Declines in marketable equity securities below their cost that are deemed other-than-temporary are recognized in earnings as realized losses.

F-12

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

In estimating other-than-temporary impairment losses, management considers 1) the length of time and the extent to which the fair value has been less than cost, 2) the financial condition and near-term prospects of the issuer, and 3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

As a member of the Federal Home Loan Bank (FHLB) of Boston, the Company is required to invest in $100 par value stock of FHLB of Boston. The carrying amount of the investment (at cost) was $624,000 and $751,100 at December 31, 2015 and 2014, respectively. Management evaluates the Company’s investment in FHLB of Boston stock for other-than-temporary impairment at least on a quarterly basis and more frequently when economic or market conditions warrant such evaluation. Based on its most recent analysis of the FHLB of Boston as of December 31, 2015, management deems its investment in FHLB of Boston stock to be not other-than-temporarily impaired.

Loans

Loans receivable that management has the intent and ability to hold until maturity or payoff are reported at their outstanding principal balances adjusted for amounts due to borrowers on unadvanced loans, any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Interest on loans is recognized on a simple interest basis.

Loan origination and commitment fees and certain direct origination costs are deferred, and the net amount amortized as an adjustment of the related loan's yield. The Company is amortizing these amounts over the contractual lives of the related loans.

Residential real estate loans are generally placed on nonaccrual when reaching 90 days past due or in process of foreclosure. All closed-end consumer loans 90 days or more past due and any equity lines in the process of foreclosure are placed on nonaccrual status. Secured consumer loans are written down to realizable value and unsecured consumer loans are charged-off upon reaching 120 or 180 days past due depending on the type of loan. Commercial real estate loans and commercial business loans and leases which are 90 days or more past due are generally placed on nonaccrual status, unless secured by sufficient cash or other assets immediately convertible to cash. When a loan has been placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest on loans. A loan can be returned to accrual status when all the principal and interest amounts contractually due are brought current, collectibility of principal is reasonably assured and the loan has performed for a period of time, generally six months.

F-13

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Cash receipts of interest income on impaired loans are credited to principal to the extent necessary to eliminate doubt as to the collectibility of the net carrying amount of the loan. Some or all of the cash receipts of interest income on impaired loans are recognized as interest income if the remaining net carrying amount of the loan is deemed to be fully collectible. When recognition of interest income on an impaired loan on a cash basis is appropriate, the amount of income that is recognized is limited to that which would have been accrued on the net carrying amount of the loan at the contractual interest rate. Any cash interest payments received in excess of the limit and not applied to reduce the net carrying amount of the loan are recorded as recoveries of charge-offs until the charge-offs are fully recovered.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance for loan losses when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance for loan losses.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance for loan losses consists of general, allocated and unallocated components, as further described below.

General Component

The general component of the allowance for loan losses is based on historical loss experience adjusted for qualitative factors stratified by the following loan segments: residential real estate, commercial real estate, construction, commercial, manufactured housing and consumer. Management uses a rolling average of historical losses based on three years to capture relevant loss data for each loan segment. This historical loss factor is adjusted for the following qualitative factors: levels and trends in delinquencies; trends in volume and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures and practices; experience, ability and depth of lending management and staff; and national and local economic trends and conditions. Management follows a similar process to estimate its liability for off-balance sheet commitments to extend credit. There were no changes in the Company’s policies or methodology pertaining to the general component of the allowance for loan losses during 2015.

The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each loan segment are as follows:

Residential real estate: The Company generally does not originate loans with a loan-to-value ratio greater than 80% and generally does not grant subprime loans. Loans with loan-to-value ratios greater than 80% require the purchase of private mortgage insurance. Loans in this segment are primarily collateralized by owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment.

F-14

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Commercial real estate: Loans in this segment are primarily income-producing properties throughout New Hampshire. The underlying cash flows generated by the properties are adversely impacted by a downturn in the economy as evidenced by increased vacancy rates, which in turn, will have an effect on the credit quality in this segment. Management periodically obtains rent rolls and continually monitors the cash flows of these loans.

Construction loans: The loans in this segment are generally construction-to-permanent loans collateralized by commercial and residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment.

Commercial loans: Loans in this segment are made to businesses and are generally secured by assets of the business. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased consumer spending, will have an effect on the credit quality in this segment.

Manufactured housing: Loans in this segment are primarily collateralized by mobile homes located on leased or rented land and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and manufactured housing prices, will have an effect on the credit quality in this segment.

Consumer loans: Loans in this segment are generally secured and repayment is dependent on the credit quality of the individual borrower.

Allocated Component

The allocated component relates to loans that are classified as impaired. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Impairment is measured on a loan-by-loan basis for commercial, commercial real estate and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral dependent. An allowance is established when the discounted cash flows (or collateral value) of the impaired loan are lower than the carrying value of that loan. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer, manufactured housing and residential real estate loans for impairment disclosures, unless such loans are subject to a troubled debt restructuring (TDR) agreement.

F-15

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The Company periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a TDR. All TDRs are classified as impaired loans.

Unallocated Component

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio.

Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under commercial and standby letters of credit. Such financial instruments are recorded when they are funded.

Premises and Equipment

Land is stated at cost. Premises and equipment are stated at cost, less accumulated depreciation and amortization. Cost and related allowances for depreciation and amortization of premises and equipment retired or otherwise disposed of are removed from the respective accounts with any gain or loss included in income or expense. Depreciation and amortization are calculated principally on the straight-line method over the estimated useful lives of the assets.

Other Real Estate Owned

Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for loan losses.

After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell.

Advertising

The Company directly expenses costs associated with advertising as they are incurred.

F-16

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Income Taxes

The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. Interest and penalties, if any, are included in income tax expense.

Earnings Per Common Share

Earnings per common share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per common share, if any, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. There were no dilutive securities or other contracts during the two-year period ended December 31, 2015.

Reconciliation of the numerator and the denominator of the earnings per share computation is as follows for the years ended December 31:

	2015	2014
Net income as reported	$1,122,509	$1,581,910
Preferred stock dividends paid	(86,230)	(86,230)
Net income available to common stockholders	$1,036,279	$1,495,680

Weighted average comon shares outstanding	749,243	748,216

Earnings per comon share	$1.38	$2.00

Recent Accounting Pronouncements

In May 2014 and August 2015, respectively, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09 and 2015-14, “Revenue from Contracts with Customers (Topic 606).” The objective of ASU 2014-09 is to clarify principles for recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards. The guidance in ASU 2014-09 affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. The core principal of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendments in ASU 2015-14 defer the effective date of ASU 2014-09 to annual reporting periods beginning after December 15, 2017, and interim periods within that period. Earlier application is permitted only as of an annual reporting period beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is currently reviewing ASUs 2014-09 and 2015-14 to determine if they will have an impact on its consolidated financial statements.

F-17

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.” The amendments in this ASU address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments and makes targeted improvements to GAAP as follows:

1.	Require equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. However, an entity may choose to measure equity investments that do not have readily determinable fair values at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.
2.	Simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. When a qualitative assessment indicates that impairment exists, an entity is required to measure the investment at fair value.
3.	Eliminate the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet.
4.	Require public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes.
5.	Require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments.
6.	Require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements.
7.	Clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets.

The amendments in this Update are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption of item 5 above is permitted as of the fiscal years or interim periods for which financial statements have not yet been issued. Early adoption of all other amendments in this ASU is not permitted. The Company does not anticipate that the adoption of this ASU will have a significant impact on its consolidated financial statements.

Reclassifications

Certain amounts in the 2014 financial statements have been reclassified to conform to the 2015 presentation.

F-18

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Subsequent Events

For the purposes of the presentation of these financial statements in conformity with U.S. GAAP, management has considered transactions or events occurring through March 1, 2016 which is the date that the consolidated financial statements are available to be issued. Management has not evaluated subsequent events after that date for inclusion in the consolidated financial statements.

On February 29, 2016, the Company declared a quarterly dividend of $0.125 per common share. The dividend is payable March 31, 2016 to shareholders of record on March 15, 2016.

2.	Investments in Available-for-Sale Securities

Investments in available-for-sale securities have been classified in the consolidated balance sheets according to management’s intent. The amortized cost of securities and their approximate fair values are as follows:

	Amortized	Gross	Gross
	Cost	Unrealized	Unrealized	Fair
	Basis	Gains	Losses	Value
December 31, 2015:
U.S. Government sponsored agencies and corporations	$1,000,000	$-	$13,410	$986,590
State and political subdivisions	21,821,210	137,764	158,138	21,800,836
Corporate debt securities	2,184,824	1,439	72,277	2,113,986
Mortgage-backed securities	13,115,726	1,071	191,699	12,925,098
Marketable equity securities	180,182	138,766	-	318,948
	$38,301,942	$279,040	$435,524	$38,145,458

December 31, 2014:
U.S. Government sponsored agencies and corporations	$3,000,000	$2,942	$47,885	$2,955,057
State and political subdivisions	19,143,279	47,808	230,475	18,960,612
Corporate debt securities	2,012,125	-	16,295	1,995,830
Mortgage-backed securities	15,621,061	13,129	171,766	15,462,424
Marketable equity securities	530,182	99,219	-	629,401
	$40,306,647	$163,098	$466,421	$40,003,324

F-19

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The scheduled maturities of debt securities were as follows as of December 31, 2015:

Fair
Value
Due within one year	$390,948
Due after one year through five years	6,140,628
Due after five years through ten years	6,100,860
Due after ten years	12,268,976
Mortgage-backed securities	12,925,098
$37,826,510

Proceeds from sales of available-for-sale securities were $1,483,034 and $22,232,685 for the years ended December 31, 2015 and 2014, respectively. Gross realized gains from sales of available-for-sale securities were $11,696 and $455,231 with no gross realized losses for the years ended December 31, 2015 and 2014, respectively.

Securities with total carrying amounts of $17,716,914 and $19,456,347 as of December 31, 2015 and 2014, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

There were no securities of issuers whose aggregate carrying amount exceeded 10% of stockholders’ equity as of December 31, 2015.

The aggregate fair value and unrealized losses of securities that have been in a continuous unrealized-loss position for less than 12 months and for 12 months or more, and are considered temporarily impaired, are as follows:

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
December 31, 2015:
U.S. Government sponsored agencies and corporations	$-	$-	$986,590	$13,410	$986,590	$13,410
State and political subdivisions	3,335,673	35,332	4,410,022	122,806	7,745,695	158,138
Corporate debt securities	1,608,557	72,277	-	-	1,608,557	72,277
Mortgage-backed securities	6,743,032	67,854	5,374,509	123,845	12,117,541	191,699
Total temporarily impaired securities	$11,687,262	$175,463	$10,771,121	$260,061	$22,458,383	$435,524

December 31, 2014:
U.S. Government sponsored agencies and corporations	$-	$-	$1,952,115	$47,885	$1,952,115	$47,885
State and political subdivisions	4,999,663	33,854	6,977,047	196,621	11,976,710	230,475
Corporate debt securities	1,995,830	16,295	-	-	1,995,830	16,295
Mortgage-backed securities	4,420,888	23,534	9,193,274	148,232	13,614,162	171,766
Total temporarily impaired securities	$11,416,381	$73,683	$18,122,436	$392,738	$29,538,817	$466,421

F-20

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The investments in the Company’s investment portfolio that are temporarily impaired as of December 31, 2015, consist of debt issued by states of the United States and political subdivisions of the states, U.S. corporations, and U.S. government sponsored agencies and corporations. The unrealized losses at December 31, 2015, related to debt securities, are attributable primarily to changes in market interest rates and current market inefficiencies in the pricing of these types of securities. Company management has the ability to hold these 46 securities until cost recovery occurs and considers these declines to be temporary. Management does not intend to sell impaired securities that were previously written down in the near term and the Company has the ability to hold these securities until recovery to cost basis occurs. No other-than-temporary-impairment write-downs were recorded in 2015 or 2014.

3.	Loans

Loans consisted of the following as of December 31:

	2015	2014
Real estate:
Residential	$28,250,297	$29,160,924
Construction	5,465,563	3,719,424
Commercial	114,433,330	107,817,077
Total mortgage loans	148,149,190	140,697,425
Other loans:
Commercial, industrial and municipal	44,089,723	42,416,624
Manufactured housing	5,713,340	6,451,061
Consumer	1,087,602	1,159,957
Total other loans	50,890,665	50,027,642
Total loans	199,039,855	190,725,067
Allowance for loan losses	(1,598,346)	(1,579,437)
Net deferred loan costs	521,143	452,242
Net loans	$197,962,652	$189,597,872

Certain directors and executive officers of the Company, and companies in which they have significant ownership interest, were customers of the Bank during 2015 and 2014. Total loans to such persons and their companies amounted to $1,048,849 and $1,070,140 as of December 31, 2015 and 2014, respectively. During the year ended December 31, 2015, $88,000 of principal advances were made and principal payments totaled $109,291. During the year ended December 31, 2014, $80,580 of principal advances were made and principal payments totaled $236,240.

F-21

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The following tables present an analysis of the allowance for loan losses for the years ended December 31, 2015 and 2014:

	Real Estate:			Commercial,
				Industrial	Manufactured
	Residential	Construction	Commercial	and Municipal	Housing	Consumer	Unallocated	Total
December 31, 2015:
Allowance for loan losses:
Beginning balance	$134,186	$32,731	$1,026,419	$259,067	$31,976	$2,950	$92,108	$1,579,437
Charge-offs	(17,032)	-	(2,494)	(82)	(34,874)	(1,699)	-	(56,181)
Recoveries	44,170	-	-	-	-	920	-	45,090
Provision (benefit)	7,206	10,994	43,641	31,666	28,392	209	(92,108)	30,000
Ending balance	$168,530	$43,725	$1,067,566	$290,651	$25,494	$2,380	$-	$1,598,346

Ending balance:
Individually evaluated for impairment	$725	$-	$18,474	$14,035	$-	$-	$-	$33,234
Ending balance:
Collectively evaluated for impairment	167,805	43,725	1,049,092	276,616	25,494	2,380	-	1,565,112
Total allowance for loan losses ending balance	$168,530	$43,725	$1,067,566	$290,651	$25,494	$2,380	$-	$1,598,346

Loans:
Ending balance:
Individually evaluated for impairment	$56,314	$-	$856,860	$287,849	$12,256	$-	$-	$1,213,279
Ending balance:
Collectively evaluated for impairment	28,193,983	5,465,563	113,576,470	43,801,874	5,701,084	1,087,602	-	197,826,576
Total loans ending balance	$28,250,297	$5,465,563	$114,433,330	$44,089,723	$5,713,340	$1,087,602	$-	$199,039,855

	Real Estate:			Commercial,
				Industrial	Manufactured
	Residential	Construction	Commercial	and Municipal	Housing	Consumer	Unallocated	Total
December 31, 2014:
Allowance for loan losses:
Beginning balance	$267,531	$31,523	$1,018,737	$323,941	$97,401	$7,006	$114,328	$1,860,467
Charge-offs	(135,071)	-	(33,744)	-	(118,222)	(2,666)	-	(289,703)
Recoveries	-	-	-	7,305	-	1,368	-	8,673
Provision (benefit)	1,726	1,208	41,426	(72,179)	52,797	(2,758)	(22,220)	-
Ending balance	$134,186	$32,731	$1,026,419	$259,067	$31,976	$2,950	$92,108	$1,579,437

Ending balance:
Individually evaluated for impairment	$666	$-	$5,177	$14,522	$-	$-	$-	$20,365
Ending balance:
Collectively evaluated for impairment	133,520	32,731	1,021,242	244,545	31,976	2,950	92,108	1,559,072
Total allowance for loan losses ending balance	$134,186	$32,731	$1,026,419	$259,067	$31,976	$2,950	$92,108	$1,579,437

Loans:
Ending balance:
Individually evaluated for impairment	$186,807	$-	$735,759	$473,644	$30,023	$-	$-	$1,426,233
Ending balance:
Collectively evaluated for impairment	28,974,117	3,719,424	107,081,318	41,942,980	6,421,038	1,159,957	-	189,298,834
Total loans ending balance	$29,160,924	$3,719,424	$107,817,077	$42,416,624	$6,451,061	$1,159,957	$-	$190,725,067

F-22

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Credit Quality Information

The Company utilizes a seven grade internal loan rating system for commercial real estate, construction and commercial loans as follows:

Loans rated 1 - 3: Loans in these categories are considered “pass” rated loans with low to average risk.

Loans rated 4: Loans in this category are considered “special mention.” These loans are starting to show signs of potential weakness and are being closely monitored by management.

Loans rated 5: Loans in this category are considered “substandard.” Generally, a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. There is a distinct possibility that the Company will sustain some loss if the weakness is not corrected.

Loans rated 6: Loans in this category are considered “doubtful.” Loans classified as doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

Loans rated 7: Loans in this category are considered uncollectible (“loss”) and of such little value that their continuance as loans is not warranted.

On an annual basis, or more often if needed, the Company formally reviews the ratings on all commercial real estate, construction and commercial loans. For residential real estate, manufactured housing and consumer loans, the Company initially assesses credit quality based upon the borrower’s ability to pay and subsequently monitors these loans based on the borrower’s payment activity.

The following table presents the Company’s loans by risk rating as of December 31, 2015 and 2014:

	Real Estate
				Commercial,
				Industrial	Manufactured
	Residential	Construction	Commercial	and Municipal	Housing	Consumer	Total
December 31, 2015:
Grade:
Pass	$-	$3,115,373	$105,938,444	$40,279,359	$-	$-	$149,333,176
Special mention	373,586	2,010,099	6,380,131	1,864,285	101,724	-	10,729,825
Substandard	819,078	340,091	2,114,755	1,946,079	32,809	-	5,252,812
Not formally rated	27,057,633	-	-	-	5,578,807	1,087,602	33,724,042
Total	$28,250,297	$5,465,563	$114,433,330	$44,089,723	$5,713,340	$1,087,602	$199,039,855

December 31, 2014:
Grade:
Pass	$-	$3,719,424	$100,361,832	$38,847,411	$-	$-	$142,928,667
Special mention	594,115	-	3,480,260	1,937,728	-	-	6,012,103
Substandard	552,274	-	3,974,985	1,631,485	46,170	-	6,204,914
Not formally rated	28,014,535	-	-	-	6,404,891	1,159,957	35,579,383
Total	$29,160,924	$3,719,424	$107,817,077	$42,416,624	$6,451,061	$1,159,957	$190,725,067

F-23

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The following tables set forth information regarding nonaccrual loans and past-due loans as of December 31, 2015 and 2014:

							90 Days
			90 Days				or More
			or More	Total	Total	Total	Past Due	Nonaccrual
	30-59 Days	60-89 Days	Past Due	Past Due	Current	Loans	and Accruing	Loans
December 31, 2015:
Real estate:
Residential	$131,195	$159,957	$-	$291,152	$27,959,145	$28,250,297	$-	$387,420
Construction	-	-	-	-	5,465,563	5,465,563	-	-
Commercial	1,078,440	141,001	221,535	1,440,976	112,992,354	114,433,330	-	682,886
Commercial, industrial and municipal	129,259	173,129	193,953	496,341	43,593,382	44,089,723	38,883	268,478
Manufactured housing	59,018	70,378	-	129,396	5,583,944	5,713,340	-	15,960
Consumer	-	-	586	586	1,087,016	1,087,602	586	-
Total	$1,397,912	$544,465	$416,074	$2,358,451	$196,681,404	$199,039,855	$39,469	$1,354,744

December 31, 2014:
Real estate:
Residential	$279,127	$48,969	$-	$328,096	$28,832,828	$29,160,924	$-	$448,979
Construction	-	-	-	-	3,719,424	3,719,424	-	-
Commercial	-	40,711	245,574	286,285	107,530,792	107,817,077	-	542,560
Commercial, industrial and municipal	537,082	169,774	116,127	822,983	41,593,641	42,416,624	-	291,652
Manufactured housing	-	-	-	-	6,451,061	6,451,061	-	32,814
Consumer	3,503	1,557	-	5,060	1,154,897	1,159,957	-	-
Total	$819,712	$261,011	$361,701	$1,442,424	$189,282,643	$190,725,067	$-	$1,316,005

F-24

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The following tables present a summary of information pertaining to impaired loans by loan segment as of and for the years ended December 31:

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
December 31, 2015:
With no related allowance recorded:
Real estate:
Residential	$-	$-	$-	$-	$-
Construction	-	-	-	-	-
Commercial	733,363	836,942	-	717,254	15,178
Commercial, industrial and municipal	127,442	153,576	-	191,763	660
Manufactured housing	12,256	12,256	-	12,763	967
Total impaired with no related allowance	$873,061	$1,002,774	$-	$921,780	$16,805

With an allowance recorded:
Real estate:
Residential	$56,314	$56,314	$725	$57,700	$4,553
Construction	-	-	-	-	-
Commercial	123,497	130,890	18,474	132,978	1,861
Commercial, industrial and municipal	160,407	170,249	14,035	169,321	1,643
Manufactured housing	-	-	-	-	-
Total impaired with an allowance recorded	$340,218	$357,453	$33,234	$359,999	$8,057

Total
Real estate:
Residential	$56,314	$56,314	$725	$57,700	$4,553
Construction	-	-	-	-	-
Commercial	856,860	967,832	18,474	850,232	17,039
Commercial, industrial and municipal	287,849	323,825	14,035	361,084	2,303
Manufactured housing	12,256	12,256	-	12,763	967
Total impaired loans	$1,213,279	$1,360,227	$33,234	$1,281,779	$24,862

December 31, 2014:
With no related allowance recorded:
Real estate:
Residential	$127,747	$256,686	$-	$97,861	$3,981
Construction	-	-	-	-	-
Commercial	635,651	705,879	-	684,755	16,168
Commercial, industrial and municipal	330,026	348,823	-	338,596	5,183
Manufactured housing	30,023	30,440	-	7,506	2,346
Total impaired with no related allowance	$1,123,447	$1,341,828	$-	$1,128,718	$27,678

With an allowance recorded:
Real estate:
Residential	$59,060	$59,060	$666	$60,027	$4,761
Construction	-	-	-	-	-
Commercial	100,108	100,108	5,177	55,024	5,257
Commercial, industrial and municipal	143,618	153,423	14,522	147,119	3,500
Manufactured housing	-	-	-	-	-
Total impaired with an allowance recorded	$302,786	$312,591	$20,365	$262,170	$13,518

Total
Real estate:
Residential	$186,807	$315,746	$666	$157,888	$8,742
Construction	-	-	-	-	-
Commercial	735,759	805,987	5,177	739,779	21,425
Commercial, industrial and municipal	473,644	502,246	14,522	485,715	8,683
Manufactured housing	30,023	30,440	-	7,506	2,346
Total impaired loans	$1,426,233	$1,654,419	$20,365	$1,390,888	$41,196

F-25

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

TDRs

A loan modification constitutes a TDR if the Company, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower that it would not otherwise consider. To determine whether or not a loan should be classified as a TDR, management evaluates a loan based upon the following criteria:

•	The borrower demonstrates financial difficulty; common indicators include past due status with bank obligations, substandard credit bureau reports, or an inability to refinance with another lender, and

•	The Company has granted a concession; common concessions include maturity date extension, interest rate adjustments to below market pricing, reduction of principal and deferment of payments.

During the years ended December 31, 2015 and 2014, certain loan modifications were executed which constituted TDRs. Substantially all of these modifications included one or a combination of the following: (1) an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk, (2) temporary change in the scheduled payment amount, (3) reduction in principal and accrued interest, or (4) the extension of the maturity date. Management performs a discounted cash flow calculation or an evaluation of the fair value of the collateral if a loan is collateral dependent to determine the amount of impairment reserve (if any) required on each of the TDRs. Any reserve required is recorded through the provision for loan losses.

The following table summarizes TDRs that occurred during the years ended December 31:

		Pre-Modification	Post-Modification
	Number of	Outstanding Recorded	Outstanding Recorded
	Contracts	Investment	Investment
December 31, 2015:
Troubled Debt Restructurings
Real Estate, Commercial	2	$100,359	$100,359
Commercial, industrial and municipal	2	95,908	95,908
	4	$196,267	$196,267

December 31, 2014:
Troubled Debt Restructurings
Manufactured housing	1	$13,356	$13,356
	1	$13,356	$13,356

F-26

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

There were four loans that were modified as troubled debt restructurings during the year ended December 31, 2015. One commercial and industrial loan was modified to provide a six-month deferment of principal and interest payments, extension of the maturity date and re-amortization of the loan payments. The remaining modifications, one commercial and industrial loan and two owner-occupied commercial real estate loans, are to related entities. All loans were restructured to include extended terms/maturity dates, re-amortization of the debt obligations, and the waiver of past due principal payments. The loans were individually evaluated for impairment and it was determined that a specific allocation totaling $25,479 was required. All loans were reported as impaired and three loans, with a total recorded investment of $140,322, were on non-accrual status as of December 31, 2015.

As of December 31, 2015, there were no commitments to lend additional funds to borrowers whose loans were modified in troubled debt restructurings.

A loan is considered to be in payment default once it is greater than 30 days contractually past due under the modified terms. There were no TDRs modified within the previous 12 months that have defaulted during the year ended December 31, 2015.

The recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure was $16,849 at December 31, 2015. The other real estate owned balance at December 31, 2015 did not include any residential real estate properties.

Loan Servicing Rights

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were $8,179,102 and $11,318,174 at December 31, 2015 and 2014, respectively.

The Company has not recorded a mortgage servicing asset because the amount is not material to the consolidated financial statements.

4.	Premises and Equipment

The following is a summary of premises and equipment as of December 31:

	2015	2014
Land	$812,036	$812,036
Building and improvements	5,406,901	5,323,635
Leasehold improvements	717,140	717,140
Capital lease – building	115,000	115,000
Furniture and equipment	3,352,063	3,541,590
	10,403,140	10,509,401
Accumulated depreciation	(5,585,452)	(5,564,195)
	$4,817,688	$4,945,206

F-27

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

As of December 31, 2015, the Company was obligated under a non-cancelable operating lease for bank premises expiring in January 2017. The total minimum rental due in future periods under the existing agreement is as follows as of December 31, 2015:

2016	$63,296
Total	$63,296

The lease contains provisions for escalation of minimum lease payments contingent upon percentage increases in the consumer price index. Total rental expense amounted to $63,296 for the years ended December 31, 2015 and 2014.

Capital Lease Obligation

The following is a schedule by years of future minimum lease payments under a capital lease together with the present value of the net minimum lease payments as of December 31, 2015:

2016	$11,904
11,904
Less amount representing interest	407

Present value of net minimum lease payments, included in other liabilities	$11,497

5.	Goodwill and Intangible Assets

On February 3, 2015, the Bank acquired all of the assets of Abikay Business Solutions LLC (the LLC), a payroll solutions company. The Bank acquired the LLC in order to establish a payroll processing division, offering these services to customers. Total consideration amounted to $175,000, $75,000 of which was paid at the time of closing. The balance of the consideration, in the amount of $100,000, is subject to an earn-out provision over three years and was recorded as a liability. Company management considers the terms of the earn-out provision to be achievable and has recorded the full amount of the contingent consideration. Upon the closing of the acquisition, the Bank recorded $175,000 of goodwill, which was deductible for tax purposes. In addition, the Bank entered into a two-year noncompete agreement with the owner of the LLC.

As of December 31, 2015, the Company’s assets related to the acquisition included goodwill of $175,000 and a covenant not to compete. The disclosures required by ASC 805-10-50-2, Business Combinations Occurring During a Current Reporting Period or After the Reporting Date but Before the Financial Statements Are Issued, have not been presented since the acquisition was not considered material to the consolidated financial statements.

F-28

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

A summary of the acquired amortizable covenant not to compete is as follows:

	Carrying	Net Accumulated	Carrying
	Amount	Amortization	Amount

December 31, 2015:
Covenant not to compete	$25,000	$10,417	$14,583

Amortization expense was $10,417 in 2015. Amortization is being calculated on a straight-line basis.

Amortization expense for the years subsequent to 2015 is as follows:

2016	$12,504
2017	2,079
Total	$14,583

The Company evaluated its goodwill and intangible assets as of December 31, 2015, and found no impairment.

6.	Deposits

The aggregate amount of time deposit accounts in denominations of $250,000 or more, as of December 31, 2015 and 2014, was $9,750,181 and $13,149,511, respectively.

At December 31, 2015, the scheduled maturities of time deposits are as follows:

2016	$32,367,524
2017	16,019,336
2018	8,324,320
2019	2,637,737
2020	2,420,406
Total	$61,769,323

Deposits from related parties held by the Company as of December 31, 2015 and 2014 amounted to $2,326,145 and $1,793,945, respectively.

F-29

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

7.	Securities Sold Under Agreements to Repurchase

The securities sold under agreements to repurchase as of December 31, 2015 and 2014, are securities sold on a short-term basis by the Bank that have been accounted for not as sales but as borrowings. The securities consisted of obligations issued by U.S. Government sponsored agencies and corporations and state and political subdivisions. The securities were held in the Bank's safekeeping account at Wells Fargo under the control of the Bank and pledged to the purchasers of the securities. The purchasers have agreed to sell to the Bank substantially identical securities at the maturity of the agreements.

8.	Borrowings

Advances consist of funds borrowed from the FHLB of Boston. Amounts owed as of December 31, 2015 and 2014 are $7,000,000 and $7,000,000, respectively.

Maturities of advances for the years ending after December 31, 2015 are summarized as follows:

2016	$1,000,000
2017	2,000,000
2018	4,000,000
Total	$7,000,000

Borrowings from the FHLB of Boston are secured by a blanket lien on qualified collateral, consisting primarily of loans with first mortgages secured by one- to four-family properties and bank-held securities.

At December 31, 2015, the interest rates on FHLB of Boston advances ranged from 1.02% to 1.66%, with a weighted average interest rate of 1.37% at December 31, 2015. At December 31, 2014, the interest rates on FHLB of Boston advances ranged from 0.65% to 1.40%, with a weighted average interest rate of 0.92% at December 31, 2014.

F-30

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

9.	Income Taxes

The components of income tax expense are as follows for the years ended December 31:

	2015	2014
Current:
Federal	$274,197	$233,313
State	(82,879)	(78,594)
	191,318	154,719

Deferred:
Federal	(31,726)	322,405
State	111,792	31,897
	80,066	354,302
Total income tax expense	$271,384	$509,021

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows for the years ended December 31:

	2015	2014
	% of	% of
	Income	Income
Statutory tax rate	34.0%	34.0%
Increase (decrease) in tax resulting from:
State taxes, net of federal tax	1.4	(1.4)
Tax-exempt interest	(11.6)	(7.2)
Dividend exclusion	(0.3)	(0.4)
Disallowed interest expense	0.5	0.3
Nondeductible expenses	0.2	0.2
Increase in cash surrender value of life insurance policies	(2.3)	(1.7)
Other	(2.4)	0.1
Effective tax rates	19.5%	23.9%

F-31

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The Company had gross deferred tax assets and gross deferred tax liabilities as follows as of December 31:

	2015	2014
Deferred tax assets:
Bad debts	$304,432	$298,811
Deferred compensation	234,296	287,273
Interest on nonperforming loans	111,245	77,143
Tax credits	538,518	529,640
Write-down of OREO	68,805	68,805
Federal alternative minimum tax credit carryforward	77,789	77,789
Unrealized holding loss on available-for-sale securities	61,984	120,147
Other, net	38,441	131,040
	1,435,510	1,590,648

Deferred tax liabilities:
Depreciation	(152,952)	(169,041)
Other	(2,371)	(3,191)
Gross deferred tax liabilities	(155,323)	(172,232)
Net deferred tax asset	$1,280,187	$1,418,416

In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the reversal of deferred tax liabilities and generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon such information, management believes it is more likely than not the Company will realize the benefits of the deferred tax assets as of December 31, 2015.

It is the Company’s policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more-likely-than-not to be sustained upon examination by tax authorities. As of December 31, 2015 and 2014, there were no material uncertain tax positions related to federal and state income tax matters.

10.	Commitments and Contingent Liabilities

Data Processing Services

The Company entered into an agreement with a third party in which the third party is to provide the Company with data processing, and other miscellaneous services. The Company may cancel the agreement at any time, provided the Company pays an early termination fee as defined in the agreement.

Legal Contingencies

Various legal claims arise from time-to-time in the normal course of business which, in the opinion of management, will have no material effect on the Company's consolidated financial statements.

F-32

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

11.	Financial Instruments with Off-Balance Sheet Risk

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans, commercial and standby letters of credit and unadvanced funds on loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include secured interests in mortgages, accounts receivable, inventory, property, plant and equipment and income-producing properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. As of December 31, 2015 and 2014, the maximum potential amount of the Company’s obligation was $1,247,106 and $910,080, respectively, for commercial and standby letters of credit. The Company’s outstanding letters of credit generally have a term of less than one year. If a letter of credit is drawn upon, the Company may seek recourse through the customer’s underlying line of credit. If the customer’s line of credit is also in default, the Company may take possession of the collateral, if any, securing the line of credit.

F-33

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The notional amounts of financial instrument liabilities with off-balance sheet credit risk are as follows as of December 31:

	2015	2014
Commitments to originate loans	$4,435,454	$7,685,125
Commercial and standby letters of credit	1,247,106	910,080
Overdraft protection	2,801,551	2,857,687
Unadvanced portion of loans	22,667,535	24,649,400
	$31,151,646	$36,102,292

12.	Significant Group Concentration of Credit Risk

The Company's operations are affected by various risk factors, including interest rate risk, credit risk, and risk from geographic concentration of lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to creditworthy borrowers, although credit losses are expected to occur because of subjective factors beyond the control of the Company. Although the Company has a diversified loan portfolio and economic conditions are stable, most of its lending activities are conducted within the state of New Hampshire. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy. In addition, a substantial portion of the Company's loans are secured by real estate located in the state of New Hampshire.

13.	Employee Benefits

Deferred Compensation Plans

The Company has deferred compensation plans for some key employees providing for the payment of benefits upon retirement or death. Under the plans, these employees are entitled to receive specific retirement payments for a term of five years or until death with payments made to either the employee or to the employee’s beneficiary as specified in the plans. The plans also provide for reduced benefits upon early retirement or termination of employment. The Company has purchased whole life insurance policies on each of the participant’s lives to assist in the administration of the plans. The participants and their beneficiaries have no ownership interest in such policies and have no greater interest in the benefits under the plans other than that of an unsecured creditor of the Company.

The Company has Director Fee Continuation Agreements with some of its directors which are unfunded arrangements maintained to provide supplemental retirement benefits for directors. Under the agreements, directors shall be 100% vested in their benefits after having served five years on the Company’s Board starting with date of first service.

F-34

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The total liability for the deferred compensation plans amounted to $591,505 and $725,253 at December 31, 2015 and 2014, respectively. Deferred compensation expense charged to operations for the plans during the years ended December 31, 2015 and 2014 was $28,261 and $39,528, respectively.

The Company recognizes a liability for the Company’s future postretirement benefit obligations under the endorsement split-dollar life insurance arrangements related to the above deferred compensation plans. The total liability for the arrangements included in other liabilities was $276,809 and $273,747 at December 31, 2015 and 2014, respectively.

401(k) Plan

The Company maintains a contributory 401(k) pension plan covering all employees who meet certain age and service requirements. Contributions to the plan are voluntary by the eligible participants up to certain limits. Employee contributions are matched up to 5% of the participant’s salary. Contribution expense recognized by the Company for the years ended December 31, 2015 and 2014 amounted to $147,147 and $137,453, respectively.

Stock Incentive Plan

Effective April 8, 2015, the Company adopted The First Colebrook Bancorp, Inc. 2015 Stock Incentive Plan (the Plan). The Plan provides for the granting of options to purchase shares of common stock or the granting of shares of restricted stock up to an aggregate amount of 70,000 shares of common stock of the Company. Options granted under the Plan may be either Incentive Stock Options (ISOs) within the meaning of section 422 of the Internal Revenue Code or non-qualified options (NQOs) which do not qualify as ISOs.

The exercise price for shares covered by an ISO may not be less than 100% of the fair market value of common stock on the date of grant. All options must expire no later than ten years from the date of grant.

No awards have yet been issued under the Plan.

Change in Control Agreements

Four officers of the Bank have entered into change in control agreements with the Bank. These agreements provide that if a “change in control” has occurred, the Bank and/or its successor shall pay the officer a lump-sum payment equal to between one and three times the officer’s base salary or final compensation, as defined in the agreements.

F-35

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

14.	Employee Stock Ownership Plan

Effective January 1, 2011, the Company adopted The First Colebrook Bank Employee Stock Ownership Plan (ESOP). An acquisition loan may be used by the ESOP to finance the purchase of Company common stock. Company contributions for any plan year shall be paid in an amount determined by the Board of Directors in its sole discretion. The Company made a 2014 plan year contribution to the ESOP in the amount of $50,000 in 2015 and a 2013 plan year contribution to the ESOP of $45,000 in 2014.

Any shares of the Company’s common stock purchased by the ESOP are subject to the accounting specified by Accounting Standards Codification (ASC) 718-40. Under the standard, as any shares purchased from borrowed funds are released from collateral, the Company reports compensation expense equal to the current market price of the shares and the shares are outstanding for earnings-per-share computations. Also, as the shares are released, any related dividends will be recorded as a reduction of retained earnings and dividends on the unallocated shares will be recorded as a reduction of any debt and accrued interest. The ESOP purchased 1,200 and 2,000 shares of common stock of the Company during 2015 and 2014, respectively. As of December 31, 2015 and 2014, the ESOP had no debt.

To participate in the plan an employee must (a) be employed on the last day of the plan year unless the employee has died, retires at normal retirement age or becomes disabled during the plan year, and (b) have at least 1,000 hours of service during the plan year.

Eighty percent (80%) of Company contributions and forfeitures shall be allocated in the ratio that the compensation of each eligible participant bears to the total compensation of all eligible participants. Twenty percent (20%) of Company contributions and forfeitures shall be allocated in the ratio that the number of full years of employment of each eligible participant bears to the total number of full years of employment of all eligible participants.

Any cash dividends paid on shares of Company common stock allocated to participants’ Company stock accounts and remitted to the ESOP trust fund will, at the discretion of the plan administrator and prior to the close of the plan year in which paid, be either (1) applied to repayment of an outstanding acquisition loan relating to the Company common stock upon which the dividend is received, (2) distributed to participants in cash, or (3) allocated to each participant’s Company contribution account.

F-36

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

15.	Other Noninterest Income and Expenses

The components of other noninterest income and expenses which are in excess of 1% of total revenues (total interest and dividend income and noninterest income) and not shown separately in the statements of income are as follows for the years ended December 31:

	2015	2014
Other noninterest income
Master money income	$192,532	$241,409
Cash surrender value of life insurance income	92,608	109,506

Other noninterest expenses
Directors’ fees	$235,611	$238,894
Printing, postage, stationery and supplies	180,867	147,308
Service fees and expenses	399,283	421,676

16.	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Effective January 1, 2015 (with a phase-in period of two to four years for certain components), the Bank became subject to new capital regulations adopted by the Board of Governors of the Federal Reserve System (“FRB”) and the FDIC, which implement the Basel III regulatory capital reforms and the changes required by the Dodd-Frank Act. The new regulations require a new common equity Tier 1 (“CET1”) capital ratio of 4.5%, increase the minimum Tier 1 capital to risk-weighted assets ratio to 6.0% from 4.0%, require a minimum total capital to risk-weighted assets ratio of 8.0% and require a minimum Tier 1 leverage ratio of 4.0%. CET1 generally consists of common stock and retained earnings, subject to applicable adjustments and deductions. Under new prompt corrective action regulations, in order to be considered “well capitalized,” the Bank must maintain a CET1 capital ratio of 6.5% (new) and a Tier 1 ratio of 8.0% (increased from 6.0%), a total risk based capital ratio of 10.0% (unchanged) and a Tier 1 leverage ratio of 5.0% (unchanged). In addition, the regulations establish a capital conservation buffer above the required capital ratios that phases in beginning January 1, 2016 at 0.625% of risk-weighted assets and increases each year by 0.625% until it is fully phased in at 2.5% effective January 1, 2019. Beginning January 1, 2016, failure to maintain the capital conservation buffer will limit the ability of the Bank to pay dividends, repurchase shares or pay discretionary bonuses.

F-37

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The new regulations implemented changes to what constitutes regulatory capital. Certain instruments will no longer constitute qualifying capital, subject to phase-out periods. In addition, Tier 2 capital is no longer limited to the amount of Tier 1 capital included in total capital. Mortgage servicing rights, certain deferred tax assets and investments in unconsolidated subsidiaries over designated percentages of CET1 will be deducted from capital. The Bank has elected to permanently opt-out of the inclusion of accumulated other comprehensive income (loss) in capital calculations, as permitted by the regulations. This opt-out will reduce the impact of market volatility on the Bank’s regulatory capital ratios.

The new regulations also changed the risk weights of certain assets, including an increase in the risk weight of certain high volatility commercial real estate acquisition, development and construction loans and non-residential mortgage loans that are 90 days past due or on non-accrual status to 150% from 100%, a credit conversion factor for the unused portion of commitments with maturities of less than one year that are not cancellable to 20% from 0%, an increase in the risk weight for mortgage servicing rights and deferred tax assets that are not deducted from capital to 250% from 100%, and an increase in the risk weight for equity exposures to 600% from 0%.

Management believes, as of December 31, 2015, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2015, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, Common Equity Tier 1 capital and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

F-38

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The Company’s and the Bank’s actual capital amounts and ratios are also presented in the table. The Company is subject to similar minimum capital requirements, except bank holding companies are not subject to prompt corrective action provisions.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars In Thousands)
As of December 31, 2015:
Total Capital to risk-weighted assets
Company	$30,286	14.3%	$17,004	8.0%	N/A	N/A
Bank	27,135	12.8	16,920	8.0	$21,150	10.0%

Tier 1 Capital to risk-weighted assets
Company	28,770	13.5	12,753	6.0	N/A	N/A
Bank	25,533	12.1	12,690	6.0	16,920	8.0

Common Equity Tier 1 Capital to risk-weighted assets
Company	20,147	9.5	9,565	4.5	N/A	N/A
Bank	25,533	12.1	9,518	4.5	13,748	6.5

Tier 1 Capital to average assets
Company	28,770	11.0	10,491	4.0	N/A	N/A
Bank	25,533	9.8	10,448	4.0	13,060	5.0

As of December 31, 2014:
Total Capital to risk-weighted assets
Company	29,122	15.2	15,322	8.0	N/A	N/A
Bank	26,006	13.6	15,243	8.0	19,053	10.0

Tier 1 Capital to risk-weighted assets
Company	27,539	14.4	7,661	4.0	N/A	N/A
Bank	24,423	12.8	7,621	4.0	11,432	6.0

Tier 1 Capital to average assets
Company	27,539	10.6	10,399	4.0	N/A	N/A
Bank	24,423	9.4	10,347	4.0	12,934	5.0

F-39

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

17.	Fair Value Measurements and Disclosures

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. U.S. GAAP also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of inputs that may be used to measure fair value are:

Level 1:	Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2:	Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

Level 3:	Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

A description of the valuation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Company’s assets and liabilities carried at fair value at December 31, 2015 and 2014. The Company did not have any significant transfers of assets between Level 1 and Level 2 of the fair value hierarchy during the years ended December 31, 2015 and 2014.

The Company’s marketable equity securities are generally classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices.

The Company’s investment in mortgage-backed securities and other debt securities available-for-sale is generally classified within Level 2 of the fair value hierarchy. For these securities, management obtains fair value measurements from independent pricing services. The fair value measurements consider observable market data that may include dealer quotes, market spreads, cash flows, the U.S. treasury yield curve, trading levels, market consensus prepayment speeds, credit information and the instrument’s terms and conditions.

Level 3 of the fair value hierarchy is for positions that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used. Subsequent to inception, management only changes Level 3 inputs and assumptions when corroborated by evidence such as transactions in similar instruments, completed or pending third-party transactions in the underlying investment or comparable entities, subsequent rounds of financing, recapitalization and other transactions across the capital structure, offerings in the equity or debt markets, and changes in financial ratios or cash flows.

F-40

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The fair values of the Company’s impaired loans are estimated based on the underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using Level 2 inputs based upon appraisals of similar properties obtained from a third party using market information. For Level 3 inputs, fair value is based upon management estimates of the value of the underlying collateral.

Other real estate owned values are estimated using Level 2 inputs based upon appraisals of similar properties obtained from a third party using market information. For Level 3 inputs, fair values are based on management estimates.

The following summarizes assets measured at fair value as of December 31, 2015 and 2014.

Assets measured at fair value on a recurring basis using a market approach:

	Fair Value Measurements at Reporting Date Using:
		Quoted Prices in	Significant	Significant
		Active Markets for	Other Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Total	Level 1	Level 2	Level 3
December 31, 2015:
U.S. Government sponsored agencies and corporations	$986,590	$-	$986,590	$-
State and political subdivisions	21,800,836	-	21,800,836	-
Corporate debt securities	2,113,986	-	2,113,986	-
Mortgage-backed securities	12,925,098	-	12,925,098	-
Marketable equity securities	318,948	318,948	-	-
Totals	$38,145,458	$318,948	$37,826,510	$-

December 31, 2014:
U.S. Government sponsored agencies and corporations	$2,955,057	$-	$2,955,057	$-
State and political subdivisions	18,960,612	-	18,960,612	-
Corporate debt securities	1,995,830	-	1,995,830	-
Mortgage-backed securities	15,462,424	-	15,462,424	-
Marketable equity securities	629,401	629,401	-	-
Totals	$40,003,324	$629,401	$39,373,923	$-

F-41

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Assets measured at fair value on a nonrecurring basis:

Under certain circumstances the Company makes adjustments to fair value for assets and liabilities although they are not measured at fair value on an ongoing basis. The following table presents the assets carried on the consolidated balance sheet by caption and by level in the fair value hierarchy at December 31, 2015 and 2014, for which a nonrecurring change in fair value has been recorded:

	Fair Value Measurements at Reporting Date Using:
		Quoted Prices in	Significant	Significant
		Active Markets for	Other Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Total	Level 1	Level 2	Level 3
December 31, 2015:
Other real estate owned	$732,288	$-	$-	$732,288
Impaired loans	306,984	-	-	306,984
Totals	$1,039,272	$-	$-	$1,039,272

December 31, 2014:
Other real estate owned	$732,288	$-	$-	$732,288
Impaired loans	99,338	-	99,338	-
Totals	$831,626	$-	$99,338	$732,288

The following table reconciles activity for the years ended December 31, 2015 and 2014 of other real estate owned and impaired loans measured at fair value on a nonrecurring basis using significant unobservable Level 3 inputs:

	2015	2014
Beginning balance	$732,288	$771,680
Additions	306,984	-
Disposals	-	(39,392)
Ending balance	$1,039,272	$732,288

ASC 825, Financial Instruments, requires that the Company disclose estimated fair value for its financial instruments. Fair value methods and assumptions used by the Company in estimating its fair value disclosures for financial instruments not discussed above are as follows:

Cash and cash equivalents: The carrying amounts reported in the balance sheets for cash and cash equivalents approximate those assets' fair values.

Interest-bearing deposits with banks: The fair values of interest-bearing deposits with banks are estimated using discounted cash flow analyses using interest rates currently being offered for deposits with similar terms to investors.

F-42

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

FHLB of Boston stock: The carrying value of FHLB of Boston stock approximates fair value based on the redemption provisions of the FHLB of Boston.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values of fixed rate loans, and those variable rate loans that do not reprice frequently, are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Accrued interest receivable: The carrying amount of accrued interest receivable approximates its fair value.

Deposits: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificate accounts are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on certificate accounts.

Borrowings: Fair values for borrowings are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregated expected monthly maturities.

Securities sold under agreements to repurchase: The carrying amounts reported on the consolidated balance sheets for securities sold under agreements to repurchase approximate their fair values.

Off-balance sheet instruments: The fair value of commitments to originate loans is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and the unadvanced portion of loans, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

F-43

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The estimated fair values of the Company's financial instruments, all of which are held or issued for purposes other than trading, are as follows as of December 31:

	December 31, 2015
	Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Total
Financial assets:
Cash and cash equivalents	$6,454,492	$6,454,492	$-	$-	$6,454,492
Interest-bearing time deposits with other banks	7,219,000	-	7,232,222	-	7,232,222
Available-for-sale securities	38,145,458	318,948	37,826,510	-	38,145,458
Federal Home Loan Bank stock	624,000	624,000	-	-	624,000
Loans, net	197,962,652	-	-	198,659,911	198,659,911
Accrued interest receivable	702,341	702,341	-	-	702,341

Financial liabilities:
Deposits	223,441,715	-	224,001,936	-	224,001,936
Securities sold under repurchase agreements	1,697,078	1,697,078	-	-	1,697,078
Borrowings	7,000,000	-	6,990,388	-	6,990,388

	December 31, 2014
	Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Total
Financial assets:
Cash and cash equivalents	$8,950,965	$8,950,965	$-	$-	$8,950,965
Interest-bearing time deposits with other banks	6,959,000	7,027,402	-	-	7,027,402
Available-for-sale securities	40,003,324	629,401	39,373,923	-	40,003,324
Federal Home Loan Bank stock	751,100	-	751,100	-	751,100
Loans, net
Commercial, industrial, and municipal	41,170,992	-	39,419	40,928,916	40,968,335
Real Estate- construction	3,684,901	-	-	3,666,763	3,666,763
Real Estate- residential	36,297,431	-	-	36,118,764	36,118,764
Real Estate- commercial	100,927,525	-	59,919	100,370,809	100,430,728
Manufactured housing	6,360,468	-	-	6,329,161	6,329,161
Consumer	1,156,555	-	-	1,150,862	1,150,862
Accrued interest receivable	661,845	-	661,845	-	661,845

Financial liabilities:
Deposits	219,943,553	-	217,609,669	-	217,609,669
Securities sold under repurchase agreements	1,539,547	-	1,539,547	-	1,539,547
Borrowings	7,000,000	-	6,974,936	-	6,974,936

The carrying amounts of financial instruments shown in the above table are included in the consolidated balance sheets under the indicated captions.

18.	Preferred Stock

On September 22, 2011, as part of the U.S. Treasury Department (Treasury) Small Business Lending Fund (SBLF) program, the Company entered into a Securities Purchase Agreement with the Treasury pursuant to which the Company issued and sold to the Treasury 8,623 shares of the Company’s non-cumulative perpetual preferred stock, Series C, par value $0.01 per preferred share, having a liquidation preference of $1,000 per preferred share for a total purchase price of $8,623,000 (the Series C Preferred Stock). The SBLF was the Treasury’s effort to bring Main Street banks and small businesses together to help create jobs and promote economic growth in local communities. The Company used $4,725,000 of the proceeds to redeem the Series A and B Preferred Stock previously issued to the Treasury.

F-44

FIRST COLEBROOK BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Under the SBLF program, the initial dividend rate payable on SBLF capital is, at most, 5%, and the dividend rate falls to 1% after two years if a participating bank’s level of Qualified Small Business Lending (QSBL) increases by 10% or more over the two-year period. Banks that increase their lending by less than 10%, but more than 2.5%, pay dividend rates between 2% and 4%. If a bank’s lending does not increase in the first two years, however, the dividend rate increases to 7%. After two years, the dividend rate in effect is fixed for the next 2.5 years.

The Company has increased its QSBL by more than 10% to qualify for a 1% dividend rate for the 2.5-year period from September 30, 2013 to March 22, 2016. After 4.5 years, the total dividend rate increases to 9% regardless of the amount of small business lending activities. The dividend will be paid only when declared by the Company’s Board of Directors. The Series C Preferred Stock has no maturity date, is non-voting, except in limited circumstances, and ranks senior to Common Stock with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of the Company.

The SBLF Preferred Stock may be redeemed at any time by the Company, subject to the approval of its federal banking regulator. The redemption price is the aggregate liquidation preference of the SBLF Preferred Stock plus accrued but unpaid dividends and pro rata portion of any lending incentive fee. All redemptions must be in an amount at least equal to 25% of the number of originally issued shares of SBLF Preferred Stock, or 100% of the then-outstanding shares if less than 25% of the number of shares originally issued.

F-45

PART III — INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

1.1	Engagement Letter between First Colebrook Bancorp, Inc., Granite Bank and FIG Partners, LLC, dated October 28, 2015

2.1	Certificate of Incorporation of First Colebrook Bancorp, Inc. as amended

2.2	Bylaws of First Colebrook Bancorp, Inc. as amended

3.1	Small Business Lending Fund — Securities Purchase Agreement

3.2	Subordinated Loan Agreement

3.3	Term Note due 2026 in the principal amount of $5,000,000 (Subordinated Promissory Note)

4.1	Form of Subscription Agreement for Offering

6.1	Engagement Letter between First Colebrook Bancorp, Inc., Granite Bank and FIG Partners, LLC, dated October 28, 2015 (Private Placement of Subordinated Promissory Note)

6.2	First Colebrook Bancorp, Inc. 2015 Stock Incentive Plan

6.3	Executive Employment Agreement between First Colebrook Bank (n/k/a Granite Bank) and Loyd W. Dollins dated March 1, 2008, as amended by Addendum to Executive Employment Agreement dated January 1, 2016

6.4	Amended and Restated Executive Salary Continuation Agreement between First Colebrook Bank (n/k/a Granite Bank) and Loyd W. Dollins dated December 31, 2008

6.5	Life Insurance Endorsement Method Split Dollar Plan Agreement between First Colebrook Bank (n/k/a Granite Bank) and Loyd W. Dollins dated November 24, 2003

6.6	Amended and Restated Executive Salary Continuation Agreement between First Colebrook Bank (n/k/a Granite Bank) and Avis E. Brosseau dated December 23, 2008

6.7	Life Insurance Endorsement Method Split Dollar Plan Agreement between First Colebrook Bank (n/k/a Granite Bank) and Avis E. Brosseau dated November 24, 2003, as amended

6.8	Change in Control Agreement (2012 Revision) between First Colebrook Bank (n/k/a Granite Bank) and Avis E. Brosseau dated February 7, 2013

6.9	Change in Control Agreement (2012 Revision) between First Colebrook Bank (n/k/a Granite Bank) and Susan K. Robidas dated February 7, 2013

6.10	Amended and Restated Executive Salary Continuation Agreement between First Colebrook Bank (n/k/a Granite Bank) and James E. Tibbetts dated December 29, 2008

6.11.1	Life Insurance Endorsement Method Split Dollar Plan Agreement between First Colebrook Bank (n/k/a Granite Bank) and James E. Tibbetts dated November 24, 2003

6.11.2	Life Insurance Endorsement Method Split Dollar Plan Agreement between First Colebrook Bank (n/k/a Granite Bank) and James E. Tibbetts dated January 27, 1999

6.11.3	Life Insurance Endorsement Method Split Dollar Plan Agreement between First Colebrook Bank (n/k/a Granite Bank) and James E. Tibbetts dated January 27, 1999, as amended

6.12	Amended and Restated Director Fee Continuation Agreement between First Colebrook Bank (n/k/a Granite Bank) and Brendon I. Cote dated December 23, 2008

6.13	Amended and Restated Director Fee Continuation Agreement between First Colebrook Bank (n/k/a Granite Bank) and Judith E. Dalton dated December 22, 2008

6.14	Life Insurance Endorsement Method Split Dollar Plan Agreement between First Colebrook Bank (n/k/a Granite Bank) and Judith E. Dalton dated May 26, 2004

III-1

6.15	Amended and Restated Director Fee Continuation Agreement between First Colebrook Bank (n/k/a Granite Bank) and Sharon B. Lane dated December 22, 2008

6.16	Life Insurance Endorsement Method Split Dollar Plan Agreement between First Colebrook Bank (n/k/a Granite Bank) and Sharon B. Lane dated May 24, 2004

6.17	Life Insurance Endorsement Method Split Dollar Plan Agreement between First Colebrook Bank (n/k/a Granite Bank) and Sharon B. Lane dated May 24, 2004

6.18	Amended and Restated Director Fee Continuation Agreement between First Colebrook Bank (n/k/a Granite Bank) and Malcolm R. Washburn dated December 29, 2008

6.19	Life Insurance Endorsement Method Split Dollar Plan Agreement between First Colebrook Bank (n/k/a Granite Bank) and Malcolm R. Washburn dated May 26, 2004

9.1	Letter from Berry Dunn McNeil & Parker, LLC regarding change in Certifying Accountant

10.1	Power of Attorney given to Loyd W. Dollins and Avis Brosseau

11.1	Consent of Certifying Accountant Baker Newman & Noyes, LLC dated April 13, 2016

11.2	Consent of Certifying Accountant Berry Dunn McNeil & Parker, LLC dated April 13, 2016

12.1	Legal Opinion of Gallagher, Callahan & Gartrell, P.C. dated April 14, 2016

Note:	The Company agrees to furnish to the Securities and Exchange Commission, on request, a copy of any omitted schedule to any Exhibit.

III-2

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colebrook, State of New Hampshire, on April 14, 2016.

first colebrook bancorp, INC.

By:	/s/ Loyd W. Dollins
Loyd W. Dollins
Chief Executive Officer and President (Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned directors and officers of First Colebrook Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Loyd W. Dollins and Avis E. Brosseau, and each of them, with full power of substitution, our true and lawful attorneys-in-fact and agents, with full power and authority to do any and all things in our names in the capacities indicated below which said Loyd W. Dollins and Avis E. Brosseau may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules regulations and requirements of the Securities and Exchange Commission, or of any other governmental or regulatory authority, in connection with the Regulation A Offering Statement on Form 1-A of the Company, including specifically but not limited to, power and authority to sign for us in our names in the capacities indicated below, a Form 1-A Regulation A Offering Statement and any and all amendments thereto, in each case with all exhibits and any and all documents required to be filed with respect thereto; and we hereby ratify and confirm all that said Loyd W. Dollins and Avis E. Brosseau shall lawfully do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Offering Statement has been signed by the following persons in the capacities indicated.

By:	/s/ Loyd W. Dollins
Loyd W. Dollins
Chief Executive Officer and President (Principal Executive Officer) April 14, 2016

By:	/s/ Avis E. Brosseau
Avis E. Brosseau
Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer) April 14, 2016

By:	/s/ Malcolm R. Washburn
Malcolm R. Washburn
Chairman of the Board of Directors April 14, 2016

57

By:	/s/ David M. Atkinson
David M. Atkinson
Vice Chairman of the Board of Directors April 14, 2016

By:	/s/ James E. Tibbetts
James E. Tibbetts
Director April 14, 2016

By:	/s/ George M. Bald
George M. Bald
Director April 14, 2016

By:	/s/ Warren E. Chase
Warren E. Chase
Director April 14, 2016

By:	/s/ Brendon I. Cote
Brendon I. Cote
Director April 14, 2016

By:	/s/ Judith E. Dalton
Judith E. Dalton
Director April 14, 2016

By:	/s/ Jonathan S. Frizzell
Jonathan S. Frizzell
Director April 14, 2016

By:	/s/ Sharon B. Lane
Sharon B. Lane
Director April 14, 2016

By:	/s/ Jon R. Lang
Jon R. Lang
Director April 14, 2016

By:	/s/ John E. Lyons, Jr.
John E. Lyons, Jr.
Director April 14, 2016

58